UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

April 3, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc. to be held at 9:00 a.m., local time, on Thursday, May 22, 2014, at the New York Palace, 455 Madison Avenue, New York, New York 10022.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the proxy statement your careful attention.

In accordance with rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. If you wish to receive a printed copy of our proxy materials for the 2014 Annual Meeting, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to vote by submitting your proxy over the Internet, by telephone or by mail. Please refer to the Notice of Internet Availability of Proxy Materials for more detailed voting instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of our Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Paul J. Diaz

Chief Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202-2412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2014

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 9:00 a.m., local time, on Thursday, May 22, 2014, at the New York Palace, 455 Madison Avenue, New York, New York 10022 for the following purposes:

(1)	to elect a board of 10 directors;

(2)	to hold an advisory vote on Kindred’s executive compensation program;

(3)	to approve the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated;

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2014;

(5)	to consider and act upon a shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting; and

(6)	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 27, 2014 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

April 3, 2014

Paul J. Diaz

Chief Executive Officer

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2014

GENERAL INFORMATION

Overview

This proxy statement and the accompanying form of proxy are being provided to Kindred Healthcare, Inc. (“Kindred” or the “Company”) shareholders as part of a solicitation of proxies by the board of directors (the “Board” or “Board of Directors”) of Kindred for use at the Annual Meeting of shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof. This proxy statement is dated April 3, 2014 and is first being furnished to shareholders on or about April 7, 2014. This proxy statement provides shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Annual Meeting.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held at the New York Palace, 455 Madison Avenue, New York, New York 10022, on Thursday, May 22, 2014, at 9:00 a.m., local time.

Purposes of the Annual Meeting

At the Annual Meeting, shareholders will be asked:

•	to elect the director nominees named in this proxy statement;

•	to hold an advisory vote on Kindred’s executive compensation program;

•	to approve the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated;

•	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2014;

•	to consider and act upon a shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting; and

•	to transact such other business as may properly come before the meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Annual Meeting is March 27, 2014. This means that you must be a shareholder of record of common stock, $0.25 par value per share (“Common Stock”), of the Company at the close of business on March 27, 2014, in order to vote at the Annual Meeting. You are entitled to one vote for each share of Common Stock you own. At the close of business on March 27, 2014, there were 54,779,078 shares of Common Stock outstanding and entitled to vote, held by approximately 1,840 holders of record.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal place of business during regular business hours for a period of no less than ten days before the Annual Meeting and at the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 22, 2014

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials over the Internet. Pursuant to these rules, our proxy statement, proxy card, 2013 annual report to shareholders and driving directions to the Annual Meeting are available online at

www.proxyvote.com. In addition, on or about April 7, 2014, the Company is mailing to its record and beneficial shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. The Notice of Internet Availability of Proxy Materials is also available online at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the Company’s proxy materials by mail unless you request one. If you wish to receive a printed copy of the Company’s proxy materials for the Annual Meeting, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

Quorum and Vote Required

A quorum of shareholders is necessary to hold a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of Common Stock entitled to vote on a matter at the Annual Meeting, whether in person or by proxy.

Under rules of the New York Stock Exchange (“NYSE”), matters subject to shareholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (which are referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any routine matter. The ratification of the appointment of the independent registered public accounting firm (proposal 4) is a routine matter. All other proposals, including the election of directors, are non-routine matters, and broker non-votes will have no effect on the outcome of the vote on those proposals.

The Company’s bylaws provide for majority voting for directors in uncontested elections. This means that each director-nominee listed in this proxy statement will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (proposal 1). Abstentions will have no effect on the outcome of the vote. As set forth in the Company’s Corporate Governance Guidelines, the Board of Directors expects a director to tender his or her resignation for consideration by the Board of Directors if he or she fails to receive the requisite number of votes for re-election.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be necessary to approve, on a non-binding, advisory basis, the Company’s executive compensation program (proposal 2), to approve the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated (proposal 3), to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014 (proposal 4), to approve the shareholder proposal described in this proxy statement, if properly presented at the Annual Meeting (proposal 5) and to approve any other matters that may properly come before the Annual Meeting for shareholder consideration. Abstentions with respect to each of these proposals will have the same effect as an AGAINST vote.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present. Shares of Common Stock represented at the Annual Meeting but not voted, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Voting of Proxies

Shares of Common Stock represented by duly executed and unrevoked proxies in the form of the accompanying proxy will be voted at the Annual Meeting in accordance with specifications made by the shareholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the accompanying proxy will be voted FOR proposals 1, 2, 3 and

4 and AGAINST proposal 5. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee.

How to Vote

Whether or not you plan to attend the Annual Meeting, the Company requests that you complete, sign, date and return the accompanying proxy card or use the telephone or Internet to vote. Please refer to the Notice of Internet Availability of Proxy Materials or the accompanying proxy card for instructions on how to vote by mail, telephone or the Internet.

If you hold shares of the Company’s Common Stock in a stock brokerage account or through a bank, brokerage firm or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity. If you receive more than one set of proxy materials or voting instructions, it means that you have multiple accounts at the transfer agent and/or with banks, brokerage firms or other nominees. Please follow the voting instructions provided for each set of proxy materials received to ensure that all of your shares are voted.

A number of banks and brokerage firms participate in a program that permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, brokerage firm or other nominee to vote your shares held in “street name” at the Annual Meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

Revoking Your Proxy

If you are the owner of record of shares of the Company’s Common Stock, you can revoke your proxy at any time before its exercise at the Annual Meeting by:

•

sending a written notice to the Company, at 680 South Fourth Street, Louisville, Kentucky 40202, Attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the Internet, so long as you do so before the deadline of 11:59 p.m., Eastern Daylight Time, on May 21, 2014;

•	signing another proxy card(s) bearing a later date and mailing it to the address set forth therein so that it is received prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares of Common Stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, the Company will give you a ballot at the Annual Meeting. However, if your shares of Common Stock are held in “street name,” you must first obtain from your bank, brokerage firm or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Annual Meeting. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, and you plan to attend the Annual Meeting, you must present proof of your ownership of Common Stock such as a bank or brokerage account statement, to be admitted to the meeting.

Persons with Disabilities

The Company can provide reasonable assistance to help you to participate in the Annual Meeting if you inform the Company about your disability and how you plan to attend. Please write to the Company at 680 South Fourth Street, Louisville, Kentucky 40202-2412, Attention: Corporate Secretary, or call at (502) 596-7300.

Proxy Solicitations and Expenses

The cost of preparing, assembling, posting and mailing the Notice of Internet Availability of Proxy Materials (including the notice of Annual Meeting), proxy statement and proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person, by telephone or other electronic means. The Company has also engaged Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee estimated not to exceed $25,000, plus reimbursement of expenses. The Company and its proxy solicitors also will request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Common Stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Adjournment or Postponement of the Annual Meeting

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Annual Meeting because a quorum is not present. Other than an announcement to be made at the Annual Meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Other Business

The Board of Directors is not aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Board of Directors may recommend.

PROPOSAL 1.    PROPOSAL TO ELECT DIRECTORS

The Board of Directors currently consists of 11 persons. The Board of Directors has nominated the 10 persons listed below to be elected as directors at the Annual Meeting. Mr. Edward L. Kuntz, a current director, has notified the Company that he does not wish to stand for re-election to the Board of Directors at the Annual Meeting. Mr. Kuntz’s term as a member of the Board of Directors will expire upon the conclusion of the Annual Meeting. Consistent with the Company’s bylaws, the Board of Directors has unanimously adopted a resolution to reduce the size of the Board of Directors from 11 to 10 members, effective upon conclusion of the Annual Meeting. Accordingly, shareholders may not vote their shares for a greater number of persons than the nominees named below. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company’s bylaws, until the next annual meeting of shareholders or until his or her successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees For Director

JOEL ACKERMAN (48) has served as a director of the Company since December 2008. Mr. Ackerman has served as Chief Executive Officer and a director of Champions Oncology, Inc. (OTC:CSBR), a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Previously, Mr. Ackerman was a Senior Portfolio Fellow with the Acumen Fund, a non-profit global venture fund that uses entrepreneurial approaches to solve the problems of poverty, from November 2009 to July 2010, and Managing Director and head of the Health Services Group at Warburg Pincus LLC (“Warburg Pincus”), a global private equity firm, from January 1998 to September 2008. In his role with Warburg Pincus, Mr. Ackerman gained extensive experience with strategic planning, mergers and acquisitions and capital markets in the healthcare services sector. While at Warburg Pincus, he served as an advisor to senior executives of more than 15 healthcare services companies and reviewed over 500 healthcare services opportunities. His experience at Warburg Pincus and his service on the boards of other healthcare related companies serve him well in advising the Company on strategic matters. Mr. Ackerman served as a director of Coventry Health Care, Inc. (NYSE:CVH), a national managed healthcare company, from November 1999 to May 2013. (1)(2)(3)(4)

JONATHAN D. BLUM (55) has served as a director of the Company since December 2008. Mr. Blum has served as the Chief Global Nutrition Officer for Yum! Brands, Inc. (NYSE:YUM), a restaurant company with over 40,000 restaurants in more than 130 countries and territories and ranked number 201 in the Fortune 500, since March 2012, and as Senior Vice President and Chief Public Affairs Officer since 1997. Mr. Blum has extensive experience in government and public affairs, corporate brand development and management and corporate communications. As a result of his role at Yum! Brands, Mr. Blum provides valuable insights into public relations matters, corporate compliance and best management practices of multi-site operators with large employee-based operations. (2)(3)

THOMAS P. COOPER, M.D. (69) has served as a director of the Company since May 2003. Dr. Cooper is the founder and Vice Chairman of Vericare Management, Inc. (“Vericare”), a provider of mental health services to patients in long-term care facilities. Dr. Cooper has served as Vice Chairman of Vericare since January 2012 and as Chairman from 1991 to January 2012. Dr. Cooper is Chairman of the Board of Directors of Hanger, Inc. (NYSE:HGR), a leading provider of orthotic and prosthetic patient care services, where he also serves as a member of the corporate governance and nominating committee and the executive compensation committee. Dr. Cooper is also a director of IPC The Hospitalist Company, Inc. (NASDAQ:IPCM), a leading provider of hospitalist services in the United States, where he serves as the lead independent director and serves on the executive compensation committee. Dr. Cooper has substantial experience in healthcare from his roles as a practicing physician as well as an entrepreneur in several healthcare ventures. He held senior management positions in companies that provide mental health services, nurse triage services and physician services. Dr. Cooper brings a unique perspective on physician matters, quality of care issues and the business of healthcare. (1)(4)(5)

PAUL J. DIAZ (52) has served as a director of the Company since May 2002 and as Chief Executive Officer of the Company since January 1, 2004. He served as President of the Company from January 2002 to May 2012 and as Chief Operating Officer of the Company from January 2002 to December 31, 2003. Mr. Diaz is a director of Davita Health Care Partners, Inc. (NYSE:DVA), a leading provider of kidney care and other healthcare services in the United States and abroad, where he chairs the public policy committee and serves on the nominating and governance committee. Mr. Diaz has served in various executive capacities with other long-term healthcare providers in operational, financial and legal positions. As the sole management representative on the Board, Mr. Diaz provides a unique perspective regarding the business and strategic direction of the Company and has experience in all aspects of the Company’s businesses. (1)

HEYWARD R. DONIGAN (52) has served as a director of the Company since March 2014. Ms. Donigan has served as President and Chief Executive Officer and a director of ValueOptions, Inc., the nation’s largest independent behavioral healthcare and wellness company, specializing in the management for all behavioral health issues and mental health and chemical dependency diagnoses, since 2010. Previously, Ms. Donigan was Executive Vice President and Chief Marketing Officer of Premera Blue Cross, an insurer doing business in Washington, Alaska and Oregon, from 2003 to 2010. With over 30 years of experience in all facets of the health plan business, including network management, contracting, sales and marketing, product development and operations, Ms. Donigan is uniquely qualified to advise the Company on the managed care business and operational matters.

RICHARD GOODMAN (65) has served as a director of the Company since March 2014. Mr. Goodman has had a three-decade career as a global finance executive, most recently serving as Executive Vice President of Global Operations of PepsiCo, Inc. (NYSE:PEP), a leading global food and beverage company, from 2010 to 2011 and as Chief Financial Officer from 2006 to 2010. Mr. Goodman is a director of Johnson Controls, Inc. (NYSE:JCI), a global diversified technology and industrial company serving customers in over 150 countries, where he chairs the audit committee and serves on the executive and finance committees. Mr. Goodman is also a director of The Western Union Company (NYSE:WU), a leader in global payment services, where he chairs the audit committee and serves on the compensation and benefits committee, and Toys “R” Us, Inc., the world’s leading toy and juvenile products retailer, where he chairs the audit committee. His corporate finance, managerial and auditing experience and expertise position him well to advise the Company with respect to financial, accounting, strategic and operational matters.

CHRISTOPHER T. HJELM (52) has served as a director of the Company since June 2011. He has served as the Senior Vice President and Chief Information Officer of The Kroger Co. (NYSE:KR), which operates approximately 2,400 grocery retail stores in 31 states along with a number of convenience stores, jewelry stores, fuel centers and processing plants, since August 2005. Mr. Hjelm served on the Board of Directors of RehabCare Group, Inc. (“RehabCare”) (formerly NYSE:RHB) from July 2007 until June 2011. Mr. Hjelm has gained significant operational and information technology expertise during his tenure with The Kroger Co. that is beneficial to the Company. His prior service on the board of RehabCare allows him to provide valuable insights into operational and other integration-related matters. (2)(4)

FREDERICK J. KLEISNER (69) has served as a director of the Company since March 2009. Mr. Kleisner served as President and Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ:MHGC), a hospitality company that owns, operates, acquires, develops and redevelops boutique hotels in the United States and Europe, from September 2007 to March 2011, and as a director from February 2006 to March 2011. From October 2007 to March 2011, Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company. Mr. Kleisner is a director of Caesars Entertainment Corporation (NASDAQ:CZR), a global casino entertainment provider where he serves on the audit committee. Mr. Kleisner is also a director and member of the audit and compensation committees of Apollo Residential Mortgage, Inc. (NYSE:AMTG), a real estate investment trust that invests in, finances and manages mortgage-backed securities, mortgage loans, and other residential mortgage assets in the United States. Mr. Kleisner served as a director of Innkeepers USA Trust (previously Other-OTC:INKPP), a real estate investment trust, from November 2007 to August 2011. Mr. Kleisner has substantial management experience in operating multi-site locations in the hospitality industry. His prior tenure in a chief executive officer position along with his experience at other hotel operators has provided him with strong operating, market positioning and financial management experience. (3)(5)

JOHN H. SHORT, Ph.D. (69) has served as a director of the Company since June 2011. Dr. Short has served as a member of the Board of Trustees of Seton Healthcare Family, a nonprofit healthcare provider in Texas, since July 2012. Dr. Short served as Executive Chairman of the Board of Directors of Vericare Management, Inc., a provider of mental health services to patients in long-term care facilities, from March 2012 to October 2012, and as President and Chief Executive Officer of RehabCare (formerly NYSE:RHB) from May 2004 until June 2011, and as a director from 1991 to June 2011. Dr. Short is a director of WellPoint, Inc. (NYSE:WLP), one of the nation’s largest health benefits companies, where he serves on the audit and compensation committees. Dr. Short also serves as a principal of Short Consulting, LLC, a firm that provides business consulting services to a broad range of healthcare providers. His substantial experience as a former Chief Executive Officer and director of RehabCare uniquely positions him to advise the Company on strategic, operational and healthcare matters. (1)(5)

PHYLLIS R. YALE (56) has served as a director of the Company since January 2010. Ms. Yale has been an advisory partner with Bain & Company Inc., a global management consulting firm, since July 2010. Ms. Yale was a partner with Bain & Company Inc. from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payers, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and currently serves as a director of Blue Cross Blue Shield of Massachusetts. Ms. Yale has a deep knowledge base and experience in several segments of the healthcare industry including corporate strategies, marketing, cost and quality management as well as mergers and acquisitions. (1)(3)(5)

(1)	Member of the Strategic Development Committee of which Ms. Yale is Chair.
(2)	Member of the Nominating and Governance Committee of which Mr. Ackerman is Chair.
(3)	Member of the Executive Compensation Committee of which Mr. Kleisner is Chair.
(4)	Member of the Audit Committee of which Mr. Ackerman is Chair.
(5)	Member of the Quality and Compliance Committee of which Dr. Cooper is Chair.

The information contained in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2014.

SHARES OF COMMON STOCK OF THE COMPANY REPRESENTED BY PROXIES EXECUTED AND RETURNED PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

During 2013, the Board of Directors held 10 meetings, including five regular meetings and five special meetings. During 2013, each director attended more than 75% of the total number of meetings held by the Board of Directors and each committee of which he or she was a member.

The Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Nominating and Governance Committee, a Quality and Compliance Committee and a Strategic Development Committee. Each committee has a written charter, which is available on the Company’s website at www.kindredhealthcare.com. The Company’s Corporate Governance Guidelines also are available on its website. Information on the Company’s website is not part of this proxy statement.

Audit Committee

The Audit Committee has three members consisting of Mr. Joel Ackerman (Chair), Thomas P. Cooper, M.D., and Mr. Christopher T. Hjelm. Each member of the Audit Committee is independent and financially literate as defined under the listing standards of the NYSE. The Board of Directors has determined that Mr. Ackerman is the Audit Committee’s financial expert as defined in Item 407 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held five meetings during 2013. The Audit Committee assists the Board of Directors in monitoring: (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the Company’s compliance with legal and regulatory requirements.

Executive Compensation Committee

The Executive Compensation Committee has four members consisting of Mr. Frederick J. Kleisner (Chair), Mr. Joel Ackerman, Mr. Jonathan D. Blum and Ms. Phyllis R. Yale. Each member of the Executive Compensation Committee is independent as defined under the listing standards of the NYSE, qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Executive Compensation Committee held nine meetings during 2013. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the Company’s shareholders, potential shareholders and the investment community by ensuring that the Company’s key executives, officers and Board members are compensated in accordance with the Company’s overall compensation policies and executive compensation program. The Executive Compensation Committee recommends and approves compensation policies, programs and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered. The Executive Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in this proxy statement and, based upon such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. Furthermore, the Executive Compensation Committee prepared the section entitled “Compensation Committee Report” on page 62 of this proxy statement.

The Executive Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of the Company’s Chief Executive Officer in making recommendations to the Executive Compensation Committee and the role of its compensation consultant in assisting the Executive Compensation Committee in its functions, are more fully described below in the section entitled “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee has three members consisting of Mr. Joel Ackerman (Chair), Mr. Jonathan D. Blum, and Mr. Christopher T. Hjelm. Each member of the Nominating and Governance Committee is independent as defined under the listing standards of the NYSE. The Nominating and Governance Committee held four meetings during 2013. The Nominating and Governance Committee assists the Board of Directors by: (1) identifying individuals qualified to become members of the Board of Directors, approving the director nominees for the next annual meeting of shareholders and approving nominees to fill vacancies on the Board of Directors; (2) recommending to the Board of Directors nominees for director and chair(s) for each committee; (3) leading the Board of Directors in its annual review of the Board of Directors and senior management’s performance; and (4) recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. The Nominating and Governance Committee also recommends to the Board of Directors whether or not to accept the expected resignation of any director who fails to receive the required vote for re-election in any uncontested election as set forth in the Company’s bylaws and Corporate Governance Guidelines, or whether other action should be taken.

Quality and Compliance Committee

The Quality and Compliance Committee has four members consisting of Thomas P. Cooper, M.D. (Chair), Mr. Frederick J. Kleisner, Mr. John H. Short, Ph.D. and Ms. Phyllis R. Yale. All members of the Quality and Compliance Committee are independent as defined under the listing standards of the NYSE except for Dr. Short. The Quality and Compliance Committee held three meetings during 2013. The Quality and Compliance Committee assists the Board of Directors in evaluating and monitoring the Company’s: (1) programs, policies, procedures and performance improvement practices that support and enhance the quality of care provided by the Company; (2) compliance with applicable healthcare laws, regulations, policies, professional standards and industry guidelines; and (3) compliance with the Company’s Code of Conduct.

Strategic Development Committee

The Strategic Development Committee has six members consisting of Ms. Phyllis R. Yale (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D., Mr. John H. Short, Ph.D., Mr. Paul J. Diaz and Mr. Edward L. Kuntz. As previously noted, Mr. Kuntz has notified the Company that he does not wish to stand for re-election to the Board of Directors, and his term as a member of the Strategic Development Committee will expire upon the conclusion of the Annual Meeting. With the exception of Messrs. Diaz, Short and Kuntz, each member of the Strategic Development Committee is independent as defined under the listing standards of the NYSE. The Strategic Development Committee held one meeting during 2013. The Strategic Development Committee assists the Board of Directors and management in the development and evaluation of the Company’s business and strategic initiatives.

Director Independence

The Board of Directors has determined that the following eight directors are independent, as defined under the listing standards of the NYSE: Mr. Joel Ackerman, Mr. Jonathan D. Blum, Thomas P. Cooper, M.D., Ms. Heyward R. Donigan, Mr. Richard Goodman, Mr. Christopher T. Hjelm, Mr. Frederick J. Kleisner and Ms. Phyllis R. Yale.

The independent directors have regularly scheduled meetings at which members of management are not present. The Company’s lead independent director presides as chair of these meetings. Thomas P. Cooper, M.D. has served as the Company’s lead independent director since May 2009.

The Board of Directors’ independence determination for each director was based upon a review in which each director’s independence was evaluated on a case-by-case basis. In performing the independence evaluations, the Board of Directors considers any matters that could affect the ability of each outside director to exercise independent judgment in discharging his or her responsibilities as a director, including all transactions and relationships between each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and the Company, its subsidiaries and its management. Any such matters are evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. In addition, the Board of Directors also considers any other transactions, relationships or arrangements that could affect director independence.

In 2013, the Board of Directors reviewed relationships between the Company and other entities for which a director of the Company also serves as a director. This review included analysis of ordinary course business transactions between the Company and: (1) Coventry Health Care, Inc. for which Mr. Ackerman served as a non-employee director; (2) Hanger, Inc. for which Dr. Cooper serves as a non-employee director; (3) IPC The Hospitalist Company, Inc. for which Dr. Cooper serves as a non-employee director; (4) Blue Cross Blue Shield of Massachusetts for which Ms. Yale serves as a non-employee director; and (5) WellPoint, Inc. for which Dr. Short serves as a non-employee director.

In connection with the appointment of Ms. Donigan and Mr. Goodman to the Board of Directors in March 2014, the Board of Directors reviewed ordinary course business transactions between the Company and: (1) ValueOptions, Inc. for which Ms. Donigan serves as an employee director; and (2) Johnson Controls, Inc. for which Mr. Goodman serves as a non-employee director.

During these reviews, the Board of Directors identified no transactions, relationships or arrangements in which a director of the Company had or will have a direct or indirect material interest or which otherwise adversely impacted the Board of Directors’ independence evaluation of the applicable outside directors.

Board Leadership Structure

The Board of Directors has elected to separate the roles of Chairman of the Board of Directors and Chief Executive Officer. Since 2012, the Company’s Corporate Governance Guidelines provide that the Chairman of the Board shall, whenever possible, be an independent director. This independent Chairman policy, which will be implemented once Edward L. Kuntz ceases to serve as Chairman of the Board following the Annual Meeting, will not apply if an independent director is unavailable or unwilling to serve as Chairman.

If at any time the Chairman of the Board is not an independent director, it is the policy of the Board of Directors that a lead independent director be chosen annually by the independent directors from among the independent directors. Dr. Cooper currently serves as the Company’s lead independent director. The lead independent director: (1) approves meeting agendas for the Board of Directors; (2) approves Board meeting schedules to assure there is sufficient time to discuss all agenda items; (3) presides at all meetings of the directors at which the Chairman of the Board of Directors is not present, including all meetings of the independent directors; (4) serves as a liaison between the Chairman of the Board of Directors and the independent directors; (5) approves information sent to the Board of Directors; (6) has the authority to call meetings of the independent directors; (7) is available for direct communication with the Company’s major shareholders; and (8) has such other duties as determined by the Board of Directors.

The independent directors meet in executive session at each regular Board meeting to consider such matters as they deem appropriate, including, but not limited to, a review of the performance of the Chief Executive Officer.

The Board’s Role in Risk Oversight

The Board of Directors annually reviews a company-wide enterprise risk assessment, as presented by the Company’s senior strategy, risk management and internal audit executives. This presentation is intended to give the Board of Directors a current view of the Company’s primary operational, compliance, financial and strategic risks, on both a company-wide as well as a division-specific basis. In addition to this annual enterprise risk assessment, an evaluation of principal areas of risk and corresponding mitigation strategies are examined in further detail during the year by: (1) the Board of Directors regarding key strategic risks; (2) the Audit Committee regarding key financial risks; (3) the Quality and Compliance Committee regarding key operational and quality risks; and (4) the Executive Compensation Committee regarding the relationship of the Company’s executive compensation program and risk.

Policies Governing Director Nominations

It is the policy of the Nominating and Governance Committee to consider director candidates recommended by shareholders in accordance with the procedures set forth below and who appear to be qualified to serve on the Board of Directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors. There have been no material changes to the procedures by which shareholders may recommend director candidates since the Company last disclosed such procedures.

To submit a recommendation of a director candidate to the Nominating and Governance Committee, a shareholder should submit the following information in writing, addressed to the Chair of the Nominating and Governance Committee, care of the Corporate Secretary, at the Company’s principal office:

1. the name of the person recommended as a director candidate;

2. all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

3. the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. as to the shareholder making the recommendation, the name and address, as they appear on the Company’s records, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock, and the number and class of all shares of each class of stock of the Company owned of record or beneficially by such holder; and

5. a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders to be held in 2015, the recommendation must be received in accordance with the requirements for other shareholder proposals.

The Nominating and Governance Committee has generally identified director nominees based upon suggestions by outside directors, members of management and/or shareholders and outside search firms, and has interviewed and evaluated those persons on its own. On occasion, the Company engages outside search firms to identify and screen potential director candidates.

As set forth in its written charter, the Nominating and Governance Committee generally will seek directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of the Company’s business and the healthcare industry in general, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and backgrounds. Further, as set forth in the Company’s Corporate Governance Guidelines, the Nominating and Governance

Committee is responsible for annually reviewing with the Board of Directors the requisite skills and characteristics of new Board members, as well as the composition of the Board of Directors as a whole. This assessment includes a review of each director’s independence, as well as consideration of diversity, age, skills, expertise and experience in the context of the needs of the Board of Directors. While the Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Governance Committee considers diversity in the context of the Board of Directors as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate deliberations that reflect a broad range of perspectives. The Nominating and Governance Committee uses the above criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal. The Nominating and Governance Committee reviews current directors who may be proposed for re-election considering the factors described above and their past contributions to the Board of Directors. In so doing, the Nominating and Governance Committee has determined that the directors proposed for election at the Annual Meeting have experience, skills and qualifications consistent with the principles set out in the charter of the Nominating and Governance Committee as described above under “—Nominees for Director.”

Director Attendance at Annual Meetings of Shareholders

The Board of Directors does not require directors to attend the annual meeting of shareholders. Each member of the Company’s Board of Directors serving at that time attended the 2013 annual meeting of shareholders.

Code of Business Conduct and Ethics

The Company has adopted a Code of Conduct that serves as its code of ethics and applies to all of the Company’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Company’s Code of Conduct is posted on the Company’s website located at www.kindredhealthcare.com under the “Investors” section and is available in print to any requesting shareholder. Information contained on the Company’s website is not part of this proxy statement. In addition, the Company intends to disclose on its website: (1) the nature of any amendment to a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or certain other persons performing similar functions; and (2) the nature of any waiver, including an implied waiver, from provisions of the Code of Conduct that is granted to one of these specified individuals (which may only be made by the Board of Directors or a Board committee), the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within four business days following the date of the applicable amendment or waiver.

The Code of Conduct generally prohibits the Company’s directors, executive officers and employees from engaging in activities that conflict with the interests of the Company and the residents and patients served by the Company. Situations that may give rise to a potential conflict of interest under the Code of Conduct include: (1) having a material direct or indirect financial or business interest in any entity that does business with the Company; (2) having a direct or indirect financial or business interest in any transaction between the Company and a third party; and (3) serving as a director, officer, employee, consultant or agent of an organization that does business with the Company.

To facilitate compliance with these rules, the Code of Conduct requires that individuals report to their supervisors, or to the Board of Directors in the case of directors and executive officers, circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. In addition, each director and executive officer annually confirms to the Company certain information about potential related person transactions as part of the preparation of the Company’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions also must confirm such information. In addition, management reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related person transactions, including related person transactions involving beneficial owners of more than 5% of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock of the Company to file initial stock ownership reports and reports of changes in ownership with the SEC. Based upon a review of these reports and on written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions that occurred in 2013.

Related Person Transactions

In accordance with the charter for the Nominating and Governance Committee of the Board of Directors, the Nominating and Governance Committee evaluates each related person transaction involving a director or executive officer for the purpose of determining whether to recommend to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy, and whether they should be ratified and approved by the Board. The Nominating and Governance Committee considers each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders.

Relevant factors include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether the terms have been negotiated at arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the amount involved and the expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Approval by the Board of Directors of any related person transaction involving a director also must be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. When a vote of the disinterested directors is required, such vote is called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Transactions that are not approved or ratified as required by the Code of Conduct are subject to termination by the Company, if so directed by an employee’s supervisor, the Nominating and Governance Committee or the Board of Directors, as applicable, taking into account such factors as such individual or body deems appropriate and relevant. Based upon its review, the Nominating and Governance Committee did not identify any related person transactions under Item 404 of Regulation S-K for 2013 or that are currently proposed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 15, 2014 (except as noted below) by (1) each person who is a director or nominee for director, (2) each of the Company’s named executive officers, (3) all of the persons who are directors and executive officers of the Company, as a group, and (4) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors, Nominees and Named Executive Officers
Edward L. Kuntz	97,424	*
Paul J. Diaz	511,422	*
Joel Ackerman	49,933	*
Jonathan D. Blum	49,933	*
Thomas P. Cooper, M.D.	74,187	*
Heyward R. Donigan	—	*
Richard Goodman	—	*
Christopher T. Hjelm	35,157	*
Frederick J. Kleisner	49,933	*
John H. Short, Ph.D.	101,675	*
Phyllis R. Yale	44,633	*
Benjamin A. Breier	465,303	*
Richard A. Lechleiter (2)	25,790	*
Lane M. Bowen	124,058	*
Patricia M. Henry	59,470	*
Jeffrey P. Winter (3)	68,592	*

All Directors and Executive Officers as a Group (23 persons)	2,030,415	3.7%

Other Security Holders with More than 5% Ownership
BlackRock, Inc. (4)	4,996,867	9.2%
Dimensional Fund Advisors LP (5)	4,575,422	8.4%
Wellington Management Company, LLP (6)	4,201,763	7.7%
T. Rowe Price Associates, Inc. (7)	3,515,280	6.5%
The Vanguard Group, Inc. (8)	3,170,205	5.8%

*	Denotes less than 1%.

(1)	Includes shares subject to stock options which are exercisable within 60 days from March 15, 2014. The number of shares of Common Stock that may be acquired through exercise of stock options, which are exercisable as of, or within 60 days after, March 15, 2014, are as follows: Mr. Kuntz – 78,087 shares; Mr. Diaz – 62,889 shares; Mr. Ackerman – 15,000 shares; Mr. Blum – 15,000 shares; Dr. Cooper – 19,626 shares; Mr. Kleisner – 15,000 shares; Mr. Breier – 13,668 shares; Mr. Lechleiter – 23,959 shares; and Mr. Bowen – 30,030 shares. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Mr. Lechleiter, Kindred’s former Executive Vice President and Chief Financial Officer, retired from Kindred on January 15, 2014. Mr. Lechleiter’s stock ownership information is based in part upon representations provided by Mr. Lechleiter as of March 7, 2014.

(3)	Mr. Winter stepped down as Kindred’s Executive Vice President and President, Hospital Division on October 1, 2013. Mr. Winter’s stock ownership information is based in part upon representations provided by Mr. Winter as of March 11, 2014.

(4)	Based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2014. According to the Schedule 13G/A, BlackRock is a parent holding company for subsidiaries that hold

Common Stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022. BlackRock has sole voting power over 4,793,941 shares of Common Stock and sole dispositive power over 4,996,867 shares of Common Stock.

(5)	Based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 10, 2014. According to the Schedule 13G/A, Dimensional, as an investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (which are collectively referred to as the “Funds”). The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. As further qualified below, Dimensional has sole voting power over 4,462,673 shares of Common Stock and sole dispositive power over 4,575,422 shares of Common Stock. According to the Schedule 13G/A, in its role as investment adviser, sub-adviser or manager, Dimensional and its subsidiaries may be deemed to be the beneficial owner of the shares of Common Stock owned by the Funds, but Dimensional and its subsidiaries disclaim beneficial ownership of such shares of Common Stock.

(6)	Based upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2014. According to the Schedule 13G/A, Wellington is an investment adviser with an address of 280 Congress Street, Boston, Massachusetts 02210. Wellington has shared voting power over 1,459,004 shares of Common Stock and shared dispositive power over 4,201,763 shares of Common Stock. For purposes of the reporting requirements of the Exchange Act, Wellington, in its capacity as an investment adviser, may be deemed to be a beneficial owner of such shares of Common Stock, which are held of record by the clients of Wellington.

(7)	Based upon a Schedule 13G/A jointly filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) and T. Rowe Price Mid-Cap Value Fund, Inc. (“Mid-Cap Value Fund”) with the SEC on February 10, 2014. According to the Schedule 13G/A, T. Rowe Price is an investment adviser and Mid-Cap Value Fund is an investment company for which T. Rowe Price serves as investment adviser. Their address is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power over 719,065 shares of Common Stock and sole dispositive power over 3,515,280 shares of Common Stock. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of Common Stock; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such shares of Common Stock. Mid-Cap Value Fund beneficially owns and maintains sole voting power over 2,777,700 shares of Common Stock.

(8)	Based upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 11, 2014. According to the Schedule 13G/A, Vanguard is an investment adviser with an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has sole voting power over 78,177 shares of Common Stock, sole dispositive power over 3,096,651 shares of Common Stock, and shared dispositive power over 73,554 shares of Common Stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 73,554 shares of Common Stock as a result of it serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,623 shares of Common Stock as a result of it serving as investment manager of Australian investment offerings. VIA directs the voting of these shares.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Kindred’s executive compensation program is structured to support the Company’s financial and quality objectives by motivating and retaining key executives, and by awarding compensation based upon the achievement of performance measures reflecting both short-term and long-term objectives of the Company.

Our Performance in 2013. The named executive officers took several steps in 2013 to reposition the Company’s businesses and to improve its capital structure to promote better long-term profitability and to respond to a changing healthcare environment. These actions included the following:

•

We accelerated our strategy of exiting unprofitable and non-strategic facilities by transferring the operations of 54 leased nursing centers to new operators during 2013, and entered into agreements that will facilitate the early exit of an additional 60 non-strategic leased nursing centers in 2014;

•

We completed the sale of certain non-strategic assets, including 15 hospitals and eight nursing centers which generated $227 million in net sale proceeds that are being invested in higher margin and growth businesses;

•

We continued to expand our home health and hospice business through several acquisitions, and now provide services through 159 locations in 13 states with annualized revenues exceeding $350 million. We also have built a senior management team for this business and are in the process of implementing a standardized information technology platform across all sites of services, both of which will enable and support future growth;

•	Challenged by material reductions in Medicare payments in several of our businesses, we implemented a comprehensive cost-savings plan across the organization saving approximately $50 million in 2013;

•

We improved our capital structure through the purchase of eight leased nursing centers and one leased transitional care (“TC”) hospital which also gives us more flexibility with regard to strategic operating decisions and Integrated Care Market opportunities;

•

We re-priced and amended our credit agreements on favorable terms in 2013, resulting in significant interest savings, an extended maturity of our revolving credit agreement and an option to increase our credit capacity by $250 million;

•	We continued to generate strong free cash flows and demonstrated our continued ability to generate meaningful and sustainable free cash flows even during times of significant change;

•	Our Board of Directors initiated a quarterly cash dividend of $0.12 per share in the third quarter of 2013;

•	We continued the development of our Integrated Care Markets with construction projects for three new transitional care centers with approximately 380 licensed nursing center beds; and

•	We announced the creation of a new Care Management Division to improve care transitions and patient outcomes by further developing capabilities to deliver integrated care across various care settings.

These actions along with more clarity regarding Medicare reimbursement for long-term acute care hospitals resulted in an 82% increase in the Company’s stock price in 2013 and provide a catalyst for future growth and profitability in 2014 and beyond.

Principal Compensation Actions in 2013. The Executive Compensation Committee (the “Committee”) continues to reevaluate the Company’s executive compensation program to ensure that it effectively achieves its objectives of motivating and retaining key executives and supporting the Company’s short-term and long-term goals. In recent years, the Committee employed various measures such as salary freezes and reductions in target incentive awards to reduce executive pay. In 2013, the Committee took several actions to make the Company’s pay more competitive and to motivate and reward actions that it believes will promote long-term shareholder value. These actions included the following:

•	The Committee focused a significant portion of Mr. Diaz’s and Mr. Breier’s target short-term incentive awards on the achievement of strategic performance goals;

•

The Committee finalized and obtained shareholder approval of a new long-term incentive plan that it will implement beginning in 2014 (the “2013 LTIP”), which generally will provide for three-year performance goals as compared to one-year goals under the Company’s current plan;

•

The Committee granted Mr. Diaz a long-term performance award, which provides for a one-time cash payment based on the increase in the Company’s total shareholder return measured over a period of thirty-two months, as part of the Committee’s efforts to ensure a successful succession plan;

•	The Committee elected not to increase base salaries for the named executive officers for 2013;

•	The Committee did not award short-term incentive bonuses to Mr. Diaz, Mr. Breier, Mr. Lechleiter and Mr. Bowen since they failed to achieve the financial hurdle thresholds under that plan;

•

The Committee made special bonus awards to approximately 540 employees, including awards in an aggregate amount of $763,000 to four of the named executive officers, for the successful achievement of several strategic repositioning transactions completed in 2013 and in recognition of the significant improvement in the Company’s stock price; and

•

The Committee entered into a new employment agreement with Mr. Lechleiter, the Company’s former Chief Financial Officer, to govern his transition out of that role and facilitate the Company’s succession planning activities.

Pay for Performance. The Committee continues to link its named executive officers’ compensation with various measures of Company and individual performance through the goals established pursuant to its short-term and long-term cash incentive plans and performance-based equity awards. As illustrated in the chart below, the Company utilizes a variety of incentive compensation plans and performance measures to link named executive officer compensation to Company performance in meaningful ways. These objective financial and quality goals encourage our named executive officers to strive for appropriate financial results related to the Company’s operating budget and key financial measures, while maintaining an appropriate focus on the quality and customer service objectives that are critical to achieving favorable short-term and long-term financial results.

	Performance Period	Vesting /Payout Timing	Performance Measures	Target Incentive Opportunity for 2013 (% of Salary)
				CEO	Other NEOs
Short-Term Incentive Plan (Cash)	1 year	Paid in full in the year following the end of the performance period	Adjusted EBIT, Adjusted EBITM, Adjusted free cash flows, growth, efficiency, quality and service, employee turnover, and individual goals for CEO and COO	100%	48% - 80%
Long-Term Incentive Plan (Cash) (1)	1 year	Pro rata payouts over the 3 years following the performance period (4 years total)	Adjusted Earnings per Share (“Adjusted EPS”), Adjusted free cash flows, and total shareholder return	50%	45%
Performance-Based Restricted Stock Units	Each tranche based upon 1 year performance	3 year pro rata	Adjusted EBIT, Adjusted EPS	(2)	(2)
Service-Based Restricted Stock	n/a	3 year pro rata	n/a	(2)	(2)

(1)	The Company will implement the 2013 LTIP in 2014 which generally will provide for three-year performance goals.
(2)	Awards vary based upon peer analysis, the Company’s performance and the named executive officer’s individual performance as discussed in more detail below.

Responding to Best Pay Practices. At the 2013 annual meeting of shareholders, the non-binding advisory vote to approve the Company’s compensation for its named executive officers received a greater than 96%

favorable vote. Despite the high approval rating, the Committee continually reevaluates the Company’s executive compensation program to achieve its stated objectives and to examine best practices.

Over the last few years, the Committee has adopted several best practices in executive compensation including:

•

developing the new 2013 LTIP (approved by shareholders at the Company’s last annual meeting) that will focus a significant percentage of the named executive officers’ cash incentive pay opportunity on multi-year performance measures (rather than one-year performance measures under our prior LTIP);

•	adopting the use of performance-based equity awards;

•	amending the Company’s change in control severance agreements to eliminate “single trigger” severance benefits in favor of “double trigger” severance benefits;

•	eliminating tax reimbursement payments (known as “tax gross ups”) on excise taxes that may become due upon a change in control;

•

amending and restating, subject to shareholder approval, the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated to eliminate “single trigger” vesting of stock options and restricted stock awards in the event of a change in control of the Company in favor of “double trigger” vesting;

•	implementing recoupment provisions (“clawbacks”) into each of the Company’s primary incentive compensation plans, including the short-term and long-term cash plans and the equity plans;

•	enhancing the Company’s stock ownership requirements by establishing a minimum one-year holding period after vesting;

•	requiring executive officers to hold net shares realized from equity awards and stock options for at least one year following the relevant vesting or exercise date; and

•	engaging an independent compensation consultant to advise it on executive compensation matters and restricting the advisor from performing any other services for the Company.

The Executive Compensation Process

During 2013, the Committee was comprised of four independent directors who meet regularly to review and oversee the Company’s executive compensation program. The Committee also receives input from other independent directors on the Board regarding the performance of the named executive officers. In addition, the Committee engages an independent compensation consultant to advise it on several aspects of executive compensation. The Committee reviews all components of, and makes all decisions regarding, the compensation of the named executive officers.

As Chief Executive Officer, Mr. Diaz participates frequently in the meetings of the Committee. The Committee also regularly holds executive sessions not attended by any members of management or any non-independent directors. The Committee discusses Mr. Diaz’s compensation with him and then makes decisions with respect to Mr. Diaz’s compensation without him present. Mr. Diaz provides evaluations related to the performance of the Company’s other executive officers and discusses the roles and responsibilities of such executive officers with the Committee. Members of the Committee also frequently interact with the Company’s executive officers and thereby gain an appreciation of their roles and levels of responsibility, as well as their performance. Mr. Diaz makes recommendations for the Committee’s consideration regarding executive compensation, including base salary, incentive targets, performance measures, equity compensation and any special awards for the Company’s executive officers. The Committee is not obligated to accept Mr. Diaz’s recommendations with respect to executive compensation. The other named executive officers do not make recommendations on incentive compensation or otherwise participate in the Committee’s compensation decision-making process.

Internal Pay Equity

Compensation opportunities reflect the named executives’ positions, responsibilities and tenure in a given position and are generally similar for executives who have comparable levels of responsibility (although actual compensation delivered may differ depending on relative performance). Mr. Diaz is generally the most highly compensated executive due to his ultimate responsibility for the strategic direction and performance of the Company, the unique nature and scope of his leadership and the competitive marketplace for attracting and retaining a talented chief executive officer.

Evaluation of Compensation Policies and Practices as They Relate to Risk Management

The Committee believes that the performance measures it selects appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees. The Committee allocates potential awards among various financial and quality goals to encourage the Company’s employees to balance short-term objectives with long-term operational and clinical performance and financial stability. Moreover, the selected performance measures are aligned with the Company’s key success factors and operational objectives. In addition, the goals are often tied to facility, district, regional, divisional and enterprise performance with no single goal comprising a material portion of the overall total compensation. The Committee believes that the incentive plans and goals are administered consistently throughout the Company’s operating divisions. The Company also has in place various controls such as internal audit functions, a compliance hotline and quality controls to further support the Committee’s conclusions on its risk assessment.

Use of Compensation Consultants

The Committee maintains a policy under which it has the sole authority to select, evaluate, retain and dismiss an independent compensation consultant. During 2013, the Committee retained Frederick W. Cook & Co. (“F.W. Cook”) as its independent advisor to review the Company’s executive compensation program, including base salaries, as well as short-term and long-term incentive compensation. Prior to engaging F.W. Cook, the Committee assessed the independence of F.W. Cook pursuant to the NYSE rules and concluded that no conflict of interest exists that will prevent them from being independent consultants to the Committee. F.W. Cook has not served the Company in any capacity except as a consultant to the Committee.

In 2013, F.W. Cook’s review of the Company’s executive compensation included:

(1)	reviewing the Company’s senior executive compensation programs;

(2)	benchmarking the total direct compensation levels, including salaries and targeted short-term and long-term incentive opportunities, for the Company’s 11 most senior executives;

(3)	evaluating key executive compensation program design and practices including performance metrics, the prevalence of executive retirement and severance programs, stock ownership guidelines and equity compensation usage;

(4)	reviewing the 2013 LTIP, including plan provisions and issues associated with implementing the plan; and

(5)	advising the Committee on pay implications and alternatives related to CEO compensation and contractual arrangements and the Company’s succession plan.

F.W. Cook’s analysis indicated that (1) on average, total direct compensation for the executive officers is between the 25th percentile and the median of the peer group; (2) the Company’s use of financial, operational, and strategic objectives under its incentive plans continues to be consistent with the practice of its peers but the Company’s plans are more complex due to the high number of quantified performance measures (the Committee reduced the number of performance measures in 2013); (3) the Company’s use of three different long-term incentives (restricted stock, performance shares, and long-term cash) on an annual basis is consistent with typical peer companies; (4) performance-based long-term incentives are typically tied to sustained profitability over a three-year period and the new 2013 LTIP is moving to a more typical three-year performance cycle beginning in 2014; (5) the Company’s retirement and deferral programs are consistent with those provided by peer companies; (6) severance benefits for the Company’s senior executives are generally consistent with the peer group; and (7) the Company’s stock ownership guidelines for senior executives are standard among peers and the broader market.

Peer Group

Consistent with the Committee’s goal of providing competitive compensation, the Committee benchmarks the Company’s executive officer compensation against the executive compensation at a selected group of peer companies which the Committee believes compete with the Company for executive officers with similar talents and expertise and reflect the diversified nature of the Company’s businesses and the healthcare industry, as well as the size and scope of the Company’s operations.

There are very few publicly-traded companies that operate within the Company’s four largest businesses: long-term acute care hospitals, nursing centers, rehabilitation services and home health and hospice. As such, the Company’s peer group primarily consists of healthcare companies that approach the Company’s size, scale and complexity; however, most of these companies are not subject to the same Medicare and Medicaid reimbursement risks as the Company. The peer group is periodically reviewed and updated by the Committee based upon organic changes in the peer companies and upon recommendations from its compensation consultant. In developing the peer group, the Committee considers a variety of selection criteria including companies within the same Global Industry Classification System, revenues approximating 0.4 to 2.5 times the Company’s revenues, adjusted enterprise value approximating .25 to 4.0 times the Company’s adjusted enterprise value, the number of employees, and companies that use the Company in their peer group.

For each company in the peer group, the Committee reviews data including base salary, annual cash incentive compensation, long-term incentive compensation and total annual direct compensation of the named executive officers. The Committee also considers, to a lesser extent, comparisons of compensation from companies outside the healthcare industry and published compensation surveys. The following companies comprised the Company’s peer group for compensation benchmarking purposes during 2013:

Brookdale Senior Living, Inc.	OmniCare, Inc.
Community Health Systems, Inc.	Qwest Diagnostics, Inc.
DaVita Healthcare Partners, Inc.	Select Medical, Inc.
Health Management Associates, Inc.	Tenet Healthcare Corporation
HealthSouth Corporation	Universal Health Services, Inc.
Lifepoint Hospitals, Inc.	Vanguard Health Systems, Inc.
Laboratory Corp. of America Holdings

The following chart compares the Company and its peer group on several of the selection criteria.

	Revenues (1) ($ in millions)	Enterprise values (1) (2) ($ in millions)	Market capitalization (1) ($ in millions)	Number of employees (1)
Peer group median	$5,979	$7,399	$3,004	40,750
Kindred Healthcare, Inc.	$6,164	$5,270	$577	77,800
Percentile compared to peer group	61%	34%	4%	97%

(1)	These amounts represent information through December 31, 2012 as reviewed by the Committee.

(2)	Enterprise value equals the market capitalization plus total debt minus cash and cash equivalents with an adjustment for the latest fiscal year rents capitalized at eight times.

Components of Executive Compensation

The Company’s executive compensation program uses the following components to structure the total direct compensation for the named executive officers:

•	base salary;

•	short-term cash incentives;

•	long-term cash incentives;

•	special cash bonuses;

•	equity-based incentive compensation; and

•	other perquisites and benefits.

The Company believes that the combination of these elements enables the Committee to award compensation that is competitive within the healthcare industry and the Company’s peer group, and that promotes the goals of the executive compensation program. This combination of elements also takes into consideration the Company’s capital structure, including its relatively low number of outstanding shares compared to the Company’s adjusted enterprise value and complexity of its operations, which makes it more difficult to use equity awards as a material component of compensation without diluting existing shareholders.

Executive Officers’ Pay at Risk

The Committee places a significant portion of the named executive officers’ compensation at risk by using performance measures in connection with the Company’s short-term and long-term cash incentive plans, as well as by granting performance-based equity awards. The chart below illustrates the mix of total compensation opportunity for the Chief Executive Officer (“CEO”) and the other named executive officers based upon target awards under the Company’s incentive plans for 2013 and target equity award percentages by position. Base salary is the only component of compensation that is fixed.

2013 TARGETED FIXED vs. VARIABLE COMPENSATION (1)

(1)	“STI” represents the Company’s short-term cash incentive plan and “LTIP” represents the Company’s long-term cash incentive plan.

Base Salary

Base salaries are provided to the named executive officers to compensate them for their services performed during the year. The base salary for each named executive officer is determined annually by the Committee following a review of each individual executive officer’s performance, changes in an executive officer’s position or responsibility, relevant comparisons to the peer group data, an assessment of overall Company performance, and a consideration of general market salary increases for all employees. The Committee generally attempts to establish base salaries at or below the 50th percentile of the Company’s peer group because it believes that a greater portion of total compensation should be subject to the attainment of performance goals. Since awards under the Company’s cash incentive plans are calculated as a percentage of base salary, the Committee also considers how changes in base salary may impact the total direct compensation for the named executive officers. In 2013, base salary was 17% of the CEO’s targeted total annual direct compensation and approximately 29% of the total targeted annual direct compensation for each of the other named executive officers.

In February 2013, the Committee conducted its annual review of base salaries for the named executive officers. The Committee noted that base salaries were reduced in 2012 in response to reductions in Medicare reimbursement. The Committee recognized that the base salaries were at or below the 50th percentile for each of the named executive officers, except for Mr. Breier who was at approximately the 75th percentile. Mr. Breier’s base salary was increased in 2012 in connection with his promotion to President in 2012 and to retain his services in response to other career opportunities. In an effort to maintain executive pay levels in response to a challenging Medicare reimbursement environment, the Committee elected not to increase base salaries for the named executive officers for 2013.

Cash Incentives

Under the Company’s executive compensation program, a significant portion of total cash compensation for the named executive officers is subject to the attainment of objective financial and quality goals. The Company uses two cash incentive plans: an annual short-term incentive plan and a long-term incentive plan.

Short-Term Incentive Plan

Under the short-term incentive plan, the Committee establishes annual financial and quality goals for the Company’s named executive officers. In establishing annual performance goals, the Committee considers the allocation of potential compensation among the financial and quality goals. The Committee believes that the performance measures it selects appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees.

For 2013, the financial goals for the named executive officers were based upon the Company’s operating budget approved by the Board of Directors and other financial metrics that support the achievement of the Company’s 2013 operating budget. The Company believes that certain of these financial goals are measures generally used by investors to value the Company’s Common Stock. The quality goals under the short-term incentive plan were based upon key quality metrics across the Company’s operating divisions and new initiatives to enhance the quality of care. The quality goals are objective measures and are established with a view to be challenging but achievable with solid operational focus on the Company’s businesses. The Committee believes that maintaining or improving the quality of the Company’s services is critical to attaining the Company’s financial results and that the allocation between financial and quality goals reflects an appropriate risk allocation.

Annual cash bonuses under the short-term incentive plan are based upon a percentage of the participating named executive officer’s base salary. In 2012, the Committee reduced the target bonus opportunity for the CEO and each of the named executive officers, other than Mr. Breier, by 20% under the short-term incentive plan. For 2013, the Committee increased the target award percentage for Mr. Diaz since his bonus opportunity was below the 25th percentile of the Company’s peers. Following the increase, Mr. Diaz’s bonus opportunity for 2013 approximated the 25th percentile of the Company’s peers. For the remaining named executive officers, the Committee elected to keep the target award percentages unchanged from the 2012 target award percentages, since their bonus opportunities were generally within the 25th and 50th percentile of the Company’s peers. The following chart reflects the target award levels for each named executive officer as a percentage of his or her base salary for 2013 compared to 2012:

	2012 Target Award Level	2013 Target Award Level
Mr. Diaz	80%	100%
Mr. Breier	80%	80%
Mr. Lechleiter	60%	60%
Mr. Bowen	60%	60%
Ms. Henry	48%	48%
Mr. Winter	60%	60%

As discussed below, 50% of the targeted short-term incentive award for Mr. Diaz and 30% of the targeted short-term incentive award for Mr. Breier were based upon the achievement of specified strategic goals. See “Supplemental Short-Term Incentive Criteria for Mr. Diaz and Mr. Breier” beginning on page 29.

In addition to the incentive targets detailed below, the Committee established minimum Company performance thresholds that must be achieved prior to awarding bonuses under the short-term incentive plan to ensure sufficient financial performance by the Company to support the cash incentives. As such, all or a portion of any award under the short-term incentive plan could be forfeited in the Committee’s discretion, if:

•	the Company failed to satisfy 95% of the targeted corporate earnings before interest and income taxes (“EBIT”) goal;

•

the Company or an applicable division operated by the named executive officer failed to satisfy 92.5% of the targeted segment earnings before interest, income taxes and corporate overhead (“EBITM”) goal; or

•	the Company experienced issues with poor survey and quality measures, or significant audit or compliance issues.

The following chart sets forth the minimum, target and maximum goals for 2013 under the short-term incentive plan as well as the actual levels achieved.

Short-Term Incentive Plan

Support Center Goals applicable for Messrs. Diaz, Breier and Lechleiter

	2013 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
Kindred Consolidated Adjusted EBIT ($ millions) (1)	$199.8	12.0%	$210.3	30.0%	$220.8	95.0%	$191.5	—
Adjusted free cash flows ($ millions) (2)	$72.0	4.0%	$90.0	10.0%	$94.5	15.0%	$130.4	15.0%
Accounts receivable—days outstanding	65.8	4.0%	62.5	10.0%	59.5	15.0%	63.9	7.0%
Consolidated revenues ($ millions)	$5,690	4.0%	$5,990	10.0%	$6,289	15.0%	$5,794	5.2%
Project Apollo savings ($ millions)	$33.6	4.0%	$35.4	10.0%	$37.1	15.0%	$41.1	15.0%
Hospital division clinical quality mix	1.81	2.0%	1.72	5.0%	1.64	7.5%	1.73	4.4%
Nursing center division average deficiency index	1.16	2.0%	1.10	5.0%	1.05	7.5%	1.18	—
Rehabilitation customer satisfaction	3.04	2.0%	3.20	5.0%	3.36	7.5%	4.32	7.5%
Hospital division and nursing center division hospital re-admissions	15.8%	2.0%	15.0%	5.0%	14.3%	7.5%	13.7%	7.5%
Aggregate employee turnover	30.7%	2.0%	29.2%	5.0%	27.8%	7.5%	27.3%	7.5%
Voluntary officer turnover	12.6%	2.0%	12.0%	5.0%	11.4%	7.5%	5.2%	7.5%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		76.6%

Short-Term Incentive Plan

Nursing Center Division Goals applicable for Mr. Bowen

	2013 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
Nursing Center Division Adjusted EBITM ($ millions) (3)	$29.6	7.2%	$31.2	18.0%	$32.8	57.0%	$(3.1)	—
Kindred Consolidated Adjusted EBIT ($ millions) (1)	$199.8	4.8%	$210.3	12.0%	$220.8	38.0%	$191.5	—
Adjusted free cash flows ($ millions) (2)	$72.0	4.0%	$90.0	10.0%	$94.5	15.0%	$130.4	15.0%
Accounts receivable—days outstanding	65.8	4.0%	62.5	10.0%	59.5	15.0%	63.9	7.0%
Consolidated revenues ($ millions)	$5,690	4.0%	$5,990	10.0%	$6,289	15.0%	$5,794	5.2%
Project Apollo savings ($ millions)	$33.6	4.0%	$35.4	10.0%	$37.1	15.0%	$41.1	15.0%
Hospital division clinical quality mix	1.81	2.0%	1.72	5.0%	1.64	7.5%	1.73	4.4%
Nursing center division average deficiency index	1.16	2.0%	1.10	5.0%	1.05	7.5%	1.18	—
Rehabilitation customer satisfaction	3.04	2.0%	3.20	5.0%	3.36	7.5%	4.32	7.5%
Hospital division and nursing center division hospital re-admissions	15.8%	2.0%	15.0%	5.0%	14.3%	7.5%	13.7%	7.5%
Aggregate employee turnover	30.7%	2.0%	29.2%	5.0%	27.8%	7.5%	27.3%	7.5%
Voluntary officer turnover	12.6%	2.0%	12.0%	5.0%	11.4%	7.5%	5.2%	7.5%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		76.6%

Short-Term Incentive Plan

RehabCare Center Division Goals applicable for Ms. Henry

	2013 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
RehabCare Division Adjusted EBITM ($ millions) (3)	$99.4	7.2%	$104.6	18.0%	$109.8	57.0%	$115.9	57.0%
Kindred Consolidated Adjusted EBIT ($ millions) (1)	$199.8	4.8%	$210.3	12.0%	$220.8	38.0%	$191.5	—
Adjusted free cash flows ($ millions) (2)	$72.0	4.0%	$90.0	10.0%	$94.5	15.0%	$130.4	15.0%
Accounts receivable—days outstanding	65.8	4.0%	62.5	10.0%	59.5	15.0%	63.9	7.0%
Consolidated revenues ($ millions)	$5,690	4.0%	$5,990	10.0%	$6,289	15.0%	$5,794	5.2%
Project Apollo savings ($ millions)	$33.6	4.0%	$35.4	10.0%	$37.1	15.0%	$41.1	15.0%
Hospital division clinical quality mix	1.81	2.0%	1.72	5.0%	1.64	7.5%	1.73	4.4%
Nursing center division average deficiency index	1.16	2.0%	1.10	5.0%	1.05	7.5%	1.18	—
Rehabilitation customer satisfaction	3.04	2.0%	3.20	5.0%	3.36	7.5%	4.32	7.5%
Hospital division and nursing center division hospital re-admissions	15.8%	2.0%	15.0%	5.0%	14.3%	7.5%	13.7%	7.5%
Aggregate employee turnover	30.7%	2.0%	29.2%	5.0%	27.8%	7.5%	27.3%	7.5%
Voluntary officer turnover	12.6%	2.0%	12.0%	5.0%	11.4%	7.5%	5.2%	7.5%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		133.6%

Short-Term Incentive Plan

Hospital Division Goals applicable for Mr. Winter

	2013 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
Hospital Division Adjusted EBITM ($ millions) (3)	$259.3	7.2%	$272.9	18.0%	$286.5	57.0%	$282.5	41.4%
Kindred Consolidated Adjusted EBIT ($ millions) (1)	$199.8	4.8%	$210.3	12.0%	$220.8	38.0%	$191.5	—
Adjusted free cash flows ($ millions) (2)	$72.0	4.0%	$90.0	10.0%	$94.5	15.0%	$130.4	15.0%
Accounts receivable—days outstanding	65.8	4.0%	62.5	10.0%	59.5	15.0%	63.9	7.0%
Consolidated revenues ($ millions)	$5,690	4.0%	$5,990	10.0%	$6,289	15.0%	$5,794	5.2%
Project Apollo savings ($ millions)	$33.6	4.0%	$35.4	10.0%	$37.1	15.0%	$41.1	15.0%
Hospital division clinical quality mix	1.81	2.0%	1.72	5.0%	1.64	7.5%	1.73	4.4%
Nursing center division average deficiency index	1.16	2.0%	1.10	5.0%	1.05	7.5%	1.18	—
Rehabilitation customer satisfaction	3.04	2.0%	3.20	5.0%	3.36	7.5%	4.32	7.5%
Hospital division and nursing center division hospital re-admissions	15.8%	2.0%	15.0%	5.0%	14.3%	7.5%	13.7%	7.5%
Aggregate employee turnover	30.7%	2.0%	29.2%	5.0%	27.8%	7.5%	27.3%	7.5%
Voluntary officer turnover	12.6%	2.0%	12.0%	5.0%	11.4%	7.5%	5.2%	7.5%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		118.0%

(1)	The Company’s performance goals include the non-GAAP financial measure EBIT from both continuing and discontinued operations, as adjusted for certain items as described below (“Consolidated Adjusted EBIT”). The Company believes that net income (loss) is the most comparable GAAP measure to Consolidated Adjusted EBIT. Consolidated Adjusted EBIT for the year ended December 31, 2013 is calculated by excluding from net income (loss) the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income and income taxes. The following items are also excluded from the Company’s 2013 performance goals and the actual comparative results for purposes of the 2013 calculation of Consolidated Adjusted EBIT: (1) results of operations from acquisitions that were closed in 2013; (2) costs and expenses of significant acquisition and development activities; (3) EBIT after disposal date and costs incurred in connection with the decision to allow leases to expire for 114 nursing centers leased from Ventas, Inc. (“Ventas”) and the disposal of 15 hospitals and eight nursing centers; (4) costs associated with the closure of a TC hospital and home health location; (5) costs of a one-time bonus paid to approximately 50,000 employees who do not participate in the Company’s incentive compensation program; (6) costs associated with severance and retirements; (7) increases in rent expense for 22 TC hospitals and 26 nursing centers renewed with Ventas; (8) provision for whistleblower and employment-related lawsuits; (9) fees and charges associated with the modification of the Company’s senior debt and (10) impairment charges (the “2013 Adjustments”). See Notes 3 and 7 of the Company’s audited financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014 (the “2013 Audited Financials”) for additional information about the calculation of EBIT.

(2)

The Company’s performance goals include the non-GAAP financial measure free cash flows, as adjusted for certain items as described below (“Adjusted Free Cash Flows”). The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2013 is calculated by reducing from net cash flows provided by operating activities routine and development capital spending and excluding the impact of the following payments, net of income taxes: (1) costs and expenses of significant acquisition and development activities; (2) costs incurred in connection with the decision to allow leases to expire for 114 nursing centers leased from Ventas and the disposal of 15 hospitals and eight nursing centers; (3) costs of a one-time bonus paid to approximately 50,000 employees who do not participate in the Company’s incentive compensation program; (4) costs associated with severance and retirements and (5) fees associated with the modification of the Company’s senior debt. See the Company’s audited financial statements for the year ended December 31, 2013 included in the 2013 Audited Financials for additional information about net cash flows provided by operating activities.

(3)	The Company’s performance goals include the non-GAAP financial measure EBITM from both continuing and discontinued operations, as adjusted for certain items as described below (“Adjusted EBITM”). The Company believes that net income (loss) is the most comparable GAAP measure to Adjusted EBITM. Net income (loss) is reported on a consolidated (rather than a segment) basis in the 2013 Audited Financials and is calculated by adding income (loss) from continuing operations and income (loss) from discontinued operations. The actual performance achieved towards the divisional 2013 EBITM performance goals can be calculated by adding segment EBITM from continuing operations to segment EBITM from discontinued operations. Segment EBITM from both continuing operations and discontinued operations excludes the allocation of corporate overhead. The Company’s 2013 performance goals and the actual comparative results for purposes of the 2013 calculation of Adjusted EBITM excludes the following items: (1) results of operations from acquisitions that were closed in 2013; (2) costs and expenses of significant acquisitions and development activities; (3) EBIT after disposal date and costs incurred in connection with the decision to allow leases to expire for 114 nursing centers leased from Ventas and the disposal of 15 hospitals and eight nursing centers; (4) costs associated with the closure of a TC hospital; (5) costs of a one-time bonus paid to approximately 50,000 employees who do not participate in the Company’s incentive compensation program; (6) costs associated with severance and retirements; (7) increases in rent expense for 22 TC hospitals and 26 nursing centers renewed with Ventas; (8) provision for whistleblower and employment-related lawsuits; and (9) impairment charges. A reconciliation of segment EBITM from continuing operations to income (loss) from continuing operations is presented in Note 7 of the 2013 Audited Financials. Segment EBITM from discontinued operations is set forth in Note 3 of the 2013 Audited Financials.

Supplemental Short-Term Incentive Criteria for Mr. Diaz and Mr. Breier

For 2013, the Committee elected to allocate a portion of the short-term incentive bonus award for Mr. Diaz and Mr. Breier to the achievement of specified strategic goals. This portion of the short-term incentive award was structured as follows:

•	the Company must achieve a pre-established and objective Adjusted Consolidated EBIT threshold goal of $199.8 million (the “Threshold Goal”);

•	if the Threshold Goal is not achieved, then the corresponding strategic portion of the award is zero;

•

if the Threshold Goal is achieved, then Mr. Diaz and Mr. Breier are eligible for the maximum strategic award potential of 50% and 30%, respectively, of their individual target award under the short-term incentive plan; and

•

If Mr. Diaz and Mr. Breier are eligible for the maximum strategic award, then this maximum award may be adjusted downward for either individual, depending on the achievement of the specified strategic goals identified below.

The Committee established the following strategic goals for Mr. Diaz and Mr. Breier for 2013:

•	develop a refined five-year strategic plan to include specific initiatives and milestones and execute on the 2013 initiatives;

•	successfully complete the disposition of 54 Ventas facilities and other strategic divestiture transactions;

•	demonstrate Integrated Care Market capabilities in five markets;

•	achieve home health and hospice development and growth goals;

•	continue progress on succession planning and fill key positions;

•	continue the development of the quality and service culture of the Company; and

•	achieve the financial plan.

The Committee did not assign specific weights to these strategic performance goals but instead elected to compare the performance of Mr. Diaz and Mr. Breier across all of the relevant performance goals within the context of the Company’s overall performance.

In evaluating the achievement of these strategic performance goals, the Committee noted that the Board of Directors approved a refined strategic plan in May 2013 and that substantially all of the 2013 initiatives under that plan were completed. The Committee concluded that Mr. Diaz and Mr. Breier had successfully completed the disposition of the 54 Ventas facilities along with effectuating the repositioning strategy with the divestiture of 15 hospitals and eight nursing centers during the third quarter of 2013. Mr. Diaz and Mr. Breier were successful in demonstrating Integrated Care Market capabilities in five markets as reflected by integrated organizational and compensation structures, care coordination capabilities, physician engagement and internal information technology coordination. The Committee acknowledged the significant growth in the Company’s home health and hospice operations but recognized that the division did not reach several of its financial targets. With respect to the succession plan, the Committee concluded that substantial progress had been made with the hiring of a new chief people officer and the subsequent employment of a new chief financial officer and chief information officer in early 2014. The Committee also took note of the continued improvement in the quality and service culture of the Company as reflected by improvement in several quality measures and infrastructure investments in the Company’s new Care Management Division. Finally, the Committee determined that Mr. Diaz and Mr. Breier did not satisfy the financial measures driven primarily by volume shortfalls in the Company’s hospital division and nursing center division and the impact of the dislocation caused by the significant repositioning activity in 2013.

As discussed above, awards under the short-term incentive plan are subject to the Company achieving certain levels of threshold financial performance and for Mr. Diaz and Mr. Breier, the Company achieving the Threshold Goal. For 2013, the threshold financial performance goal and the Threshold Goal were not achieved by Mr. Diaz, Mr. Breier, Mr. Lechleiter and Mr. Bowen. As such, no awards were made to those named executive officers under the short-term incentive plan for 2013.

Ms. Henry and Mr. Winter satisfied their threshold financial performance goals for 2013 and the Committee awarded aggregate short-term incentive bonuses set forth below based upon the actual results against the pre-established goals:

2013 Actual Award
Ms. Henry	$252,834
Mr. Winter	$309,402

Long-Term Incentive Plan

The Company’s long-term incentive plan provides cash awards to the Company’s key employees, including the named executive officers, upon the attainment of specified performance objectives. For 2013, the performance period under the long-term incentive plan covered one year. The 2013 goals were the same for each participant in the long-term incentive plan, including each named executive officer, and reflected Company-wide measures. These goals are established with a view to be challenging but achievable with good operational focus on the Company’s businesses.

Cash awards under the long-term incentive plan are payable in three equal annual installments on or about each of the first, second, and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. This delayed payment feature serves as a significant retention vehicle for the Company.

Under the long-term incentive plan, participants are eligible to receive cash awards based upon a percentage of their base salary. No awards are earned under the long-term incentive plan until certain minimum levels of performance are achieved. The following chart reflects the potential award levels for the named executive officers as a percentage of base salary for 2013:

	Long-Term Incentive Plan % of Base Salary
	Minimum	Target	Maximum
Mr. Diaz	10%	50%	100%
Mr. Breier	9%	45%	90%
Mr. Lechleiter	9%	45%	90%
Mr. Bowen	9%	45%	90%
Ms. Henry	9%	45%	90%
Mr. Winter	9%	45%	90%

The following chart depicts the minimum, target and maximum goals under the long-term incentive plan for 2013, as well as the actual levels achieved for 2013 for the named executive officers.

Long-Term Incentive Plan

	2013 Incentive Goals						Actual Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Adjusted EPS (1)	$0.93	6.7%	$1.04	33.3%	$1.14	90%	$0.99	20%
Total shareholder return (2)	$10.82	6.7%	$11.90	33.3%	$12.44	90%	$13.38	90%
Adjusted free cash flows ($ millions) (3)	$72	6.6%	$90	33.4%	$94.5	90%	$130.4	90%
Overall maximum limitation		—		—		(70%)		—

Total						200%		200%

(1)	The Company’s performance goals include the non-GAAP financial measure EPS from both continuing and discontinued operations, as adjusted for certain items as described below (“Adjusted EPS”). The Company believes that diluted net income (loss) per share is the most comparable GAAP measure to Adjusted EPS. The Company’s 2013 performance goals and the actual comparative results for purposes of the 2013 calculation of Adjusted EPS (each net of applicable income tax provision (benefit)) excludes loss on divestiture of operations and the 2013 Adjustments.

(2)	Based upon the weighted average daily closing prices of the Common Stock for all of 2013.

(3)

The Company’s performance goals include the non-GAAP financial measure Adjusted Free Cash Flows. The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2013 is calculated by reducing from net cash flows provided by operating activities routine and development capital spending and excluding the impact of the following payments, net of income taxes: (1) costs and expenses of significant acquisition and development activities; (2) costs incurred in connection with the decision to allow leases to expire for 114 nursing centers leased from Ventas and the disposal of 15 hospitals and eight nursing centers; (3) costs of a one-time bonus paid to approximately 50,000 employees who do not participate in the Company’s incentive compensation program; (4) costs associated with severance and retirements and (5) fees associated with the modification of the Company’s senior debt. See the Company’s audited financial statements for the year ended December 31, 2013 included in the 2013 Audited Financials for additional information about net cash flows provided by operating activities.

Accordingly, the Committee awarded long-term incentive bonuses set forth below based upon the actual results against the pre-established goals (which amounts will be paid in three equal annual installments on or about each of the first, second, and third anniversaries of the end of the 2013 performance period):

2013 Actual Award
Mr. Diaz	$922,501
Mr. Breier	$675,005
Mr. Lechleiter	$401,863
Mr. Bowen	$378,782
Ms. Henry	$354,838
Mr. Winter	$393,307

The Committee exercised no discretion in 2013 to adjust these awards. Notwithstanding the foregoing, the Committee retains the right to administer the long-term incentive plan in its discretion, including the ability to reduce awards otherwise payable to a named executive officer for unforeseen events or circumstances, such as restatements of the Company’s financial statements.

During 2013, the Committee finalized the 2013 LTIP that will focus a significant percentage of the named executive officers’ pay opportunity on multi-year performance measures. The 2013 LTIP was approved by shareholders on May 21, 2013. Under the 2013 LTIP, the Committee generally intends to establish three-year performance goals that will initially focus on earnings per share, free cash flows and total shareholder returns, which the Committee believes will focus the named executive officers and management on the operational and financial challenges the Company expects to face in 2014 and beyond. The Committee believes that the 2013 LTIP will encourage management to take actions to improve the Company’s long-term financial performance.

As discussed below, the Committee granted one award pursuant to the 2013 LTIP to Mr. Diaz, which was conditioned upon shareholder approval of the 2013 LTIP. The Company intends to grant ordinary course awards to the named executive officers under the 2013 LTIP beginning in 2014.

Diaz LTIP Award

The Committee granted a one-time award under the 2013 LTIP to Mr. Diaz on March 25, 2013 (the “Diaz LTIP Award”) subject to shareholder approval of the 2013 LTIP, which was received on May 21, 2013. The award was granted as part of the Company’s goal to ensure successful succession planning and to appropriately enhance Mr. Diaz’s compensation if there is a significant increase in the Company’s stock price. The award provides for a bonus based upon the Company’s total shareholder return over the period from December 31, 2012 to August 31, 2015, at which time the Company expects to effectuate Mr. Breier’s transition to the office of Chief Executive Officer of the Company. In the view of the Committee, Mr. Diaz’s continued commitment to the Company and focus on maximizing value for shareholders during this period leading up to Mr. Breier’s appointment will be essential to a smooth transition and ensuring the Company success in future years, and therefore the Committee determined that granting the Diaz LTIP Award was in the best interests of the Company and its shareholders.

Pursuant to the Diaz LTIP Award, Mr. Diaz may receive an award of between $0 and $5,000,000, based upon the Company’s total shareholder return during the performance period, where total shareholder return is defined as the annualized rate of return reflecting the appreciation of Company Common Stock plus reinvestment of dividends and the compounding effects of dividends paid on reinvested dividends, and rounded to the nearest whole percentage point. The starting stock price for purposes of measuring total shareholder return is $10.82, the closing price of a share of Company Common Stock on December 31, 2012, and the ending stock price is the average closing price of a share of Company Common Stock during normal trading hours on the NYSE for the sixty (60) consecutive trading days ending on August 31, 2015.

The following chart reflects the target stock prices and the corresponding level of the potential awards under the Diaz LTIP Award.

Annualized Total Shareholder Return during the Performance Period/ Corresponding Ending Stock Price	Amount of Award
Below 7.5%	$0
7.5% or $13.13	$1,000,000
15% or $15.74	$2,000,000
20% or $17.66	$3,000,000
25% or $19.72	$4,000,000
30% or $21.94 (and above)	$5,000,000

To the extent that the Company’s total shareholder returns falls between any two levels listed in the table above, the amount of the award will be determined based on linear interpolation between the two levels. The amount of the award may not be greater than $5,000,000.

In the event that Mr. Diaz’s employment is terminated without cause, as such term is defined in the 2013 LTIP, or Mr. Diaz resigns for good reason, as such term is defined in his employment agreement with the Company, during the performance period, the award will remain outstanding and will be paid following the end of the performance period based upon the Company’s total shareholder return as if Mr. Diaz had remained employed with the Company throughout the performance period. In the event that Mr. Diaz’s employment is terminated by reason of his death or disability during the performance period, the award will be paid based upon the Company’s total shareholder return as of the date of his termination of employment. If Mr. Diaz’s employment is terminated during the performance period for any other reason, the award will be forfeited. In the event that a change in control of the Company occurs during the performance period, Mr. Diaz will receive the award calculated based upon the Company’s total shareholder return as of the date of the change in control.

Under the terms of the Diaz LTIP Award, Mr. Diaz will be subject to non-solicitation and non-competition covenants for one year following the termination of his employment. In the event that he violates either of those covenants, he will be required to repay the award in full.

Special Cash Bonuses

For 2013, the Committee made approximately $6 million of special bonus awards to approximately 540 employees, including certain of the named executive officers. These awards were made by the Committee primarily in recognition of the significant improvement in the Company’s stock price and the successful repositioning activities in 2013 including, among other things, the following: (1) the exit from 54 non-strategic nursing centers and the agreement with Ventas to accelerate the early disposition of 60 additional non-strategic nursing centers, (2) generating $227 million in net sale proceeds from the sale of other non-strategic assets, and (3) the significant expansion of the Company’s home health and hospice operations.

The awards made to the named executive officers were as follows:

2013 Award
Mr. Diaz	$353,000
Mr. Breier	$230,000
Mr. Lechleiter	$103,000
Mr. Bowen	$77,000

The Committee determined that these awards were appropriate given the importance of the Company’s successful repositioning activities as well as the favorable reaction by investors as reflected in the greater than 80% increase in the Company’s stock price in 2013.

In addition, the Committee awarded a special cash bonus to Ms. Henry of $50,000 in May 2013. The Committee provided this award in recognition of Ms. Henry’s efforts to lead the rehabilitation division through several regulatory changes, to grow the revenues per site of service and to achieve solid improvements in therapist productivity and retention. These actions produced significant operating income growth in the rehabilitation division.

Equity-Based Compensation

The Company uses equity-based compensation as a key component of its overall executive compensation strategy. Such awards provide a direct and long-term link between the results achieved for the Company’s shareholders and the total direct compensation provided to the named executive officers. The Company’s stock ownership guidelines, as discussed on page 40, further support the link between shareholders and the Company’s named executive officers. In 2013, the Committee granted performance-based restricted stock units and service-based restricted stock to its named executive officers. The performance-based restricted stock units enhance the Company’s pay for performance strategies by linking the vesting of the performance-based restricted stock units to the Company’s financial performance during the applicable performance period. The Committee believes that service-based restricted stock promotes retention of the named executive officers, while building their ownership stake in the Company.

Policies and Practices Regarding Equity Awards

The named executive officers are generally awarded equity-based compensation below the median level of the Company’s peer group. The Committee considers the amount of total cash compensation earned by the named executive officers in the prior year when determining the amount of equity-based compensation to award. While the Committee does not have a set allocation between cash and equity compensation, the Committee generally provides for a greater percentage of cash compensation than members of its peer group since equity awards have a greater dilutive impact on shareholders given the Company’s relatively low number of outstanding shares. When evaluating equity-based compensation, the Committee also considers the limitations imposed by the Company’s capital structure, the accounting costs associated with the form of equity award and the perceived benefits by management of the awards.

While the Committee does not have a formal policy with respect to the timing of grants of equity-based awards in connection with the release of material non-public information, the Committee considers issues raised by the timing of grants when making such awards. The Company generally makes broad-based equity grants at approximately the same time each year following the release of financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant (e.g., for promotions or new hires). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant.

The amount of equity awarded to the named executive officers is based upon a number of factors. First, the Committee considers an overall assessment of the Company’s performance and the equity granting practices of the companies in its peer group and the costs related to the awards. Once the aggregate pool of potential equity awards is established, the Committee considers benchmarks by position from the peer group in evaluating potential awards to the named executive officers. The Chief Executive Officer also provides an assessment to the Committee of the level of performance for the other named executive officers. The Committee then considers the individual performance of each named executive officer. The assessment of actual and potential contribution is based upon the Committee’s subjective evaluation of each named executive officer in light of various operational and strategic challenges, opportunities facing the named executive officer during the relevant year, and the retention benefits of such awards.

2013 Equity Award Levels

In March 2013, the Committee granted equity awards to the named executive officers from the aggregate pool as follows:

	2013 Equity Grant
	Performance-based Restricted Stock Units	Service-based Restricted Stock
Mr. Diaz	150,000	150,000
Mr. Breier	67,500	67,500
Mr. Lechleiter	—	—
Mr. Bowen	25,000	25,000
Ms. Henry	19,000	19,000
Mr. Winter	25,000	25,000

The performance-based restricted stock units are divided into three equal annual tranches relating to three consecutive annual performance periods. The service-based restricted stock vests in equal annual installments over three years.

With respect to the grants to Mr. Diaz, the Committee considered the substantial progress made in developing the Company’s strategic plan as well as the significant volume of home health and hospice transactions in 2012 that furthered the expansion of the Company’s Integrated Care Market strategy. The Committee also considered the Company’s success in the planned exit from 54 non-strategic nursing centers and the progress in repositioning other non-strategic assets. In addition, the Committee recognized that the Company’s quality measures continue to rank high among its competitors while the Company achieved its 2012 targeted financial results.

The awards for Mr. Breier reflect his efforts to achieve material cost savings through the continued integration of the RehabCare, Inc. operations and $55 million of structural cost reductions focused in the areas of executive compensation, district and regional operating resources, employee benefits and corporate support center services. His contributions to the Company’s continued expansion of its Integrated Care Market strategy were also noted.

With respect to Mr. Lechleiter, the Committee elected not to grant any equity awards since the Committee was in discussions with Mr. Lechleiter regarding his potential retirement from the Company. See, “Employment Agreements” beginning on page 37.

In evaluating Mr. Bowen’s performance, the Committee noted his leadership in guiding the nursing center division through additional reimbursement changes along with the divestiture of 54 non-strategic facilities. Under his guidance, the nursing center division surpassed its financial targets in 2012 and continued the high level of performance in quality and customer service measures.

The awards for Ms. Henry reflect her efforts to lead the successful integration of the RehabCare operations and to navigate continued operational hurdles associated with several reimbursement changes. In addition, Ms. Henry’s division also generated significant contract growth in 2012 as well as high levels of quality and customer service and therapist productivity.

With respect to Mr. Winter, the Committee acknowledged his efforts to assimilate the RehabCare long-term acute care hospital operations into the Company from a clinical and systems perspective. Mr. Winter also led improvements in the hospital division’s clinical quality index and reduced re-hospitalizations.

Performance-Based Restricted Stock Units Earned in 2013

During 2013, three tranches of performance-based restricted stock units were eligible for vesting. Each of the tranches was subject to the same annual performance goals. The following chart depicts the minimum, target and maximum goals established for the 2013 performance period for these tranches of performance-based restricted stock units, as well as the actual levels achieved. Any unearned performance-based restricted stock units subject to vesting in a given year are forfeited.

	Minimum		Target		Maximum		Actual Performance Achieved	% of Award Achieved
	Goal	% of Award	Goal	% of Award	Goal	% of Award (3)
Consolidated Adjusted EBIT (dollars in millions) (1)	$199.8	10.0%	$210.3	50.0%	$220.8	67.5%	$191.5	—
Adjusted EPS (2)	$0.93	10.0%	$1.04	50.0%	$1.14	67.5%	$0.99	30%
Overall maximum limitation		—		—		(35.0%)		—

Total						100%		30%

(1)	The Company’s performance goals include the non-GAAP financial measure Consolidated Adjusted EBIT. The Company believes that net income (loss) is the most comparable GAAP measure to Consolidated Adjusted EBIT. Consolidated Adjusted EBIT for the year ended December 31, 2013 is calculated by excluding from net income (loss) the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income and income taxes. The Company’s 2013 performance goals and the actual comparative results for purposes of the 2013 calculation of Consolidated Adjusted EBIT exclude the 2013 Adjustments. See Notes 3 and 7 of the Company’s 2013 Audited Financials for additional information about the calculation of EBIT.

(2)	The Company’s performance goals include the non-GAAP financial measure Adjusted EPS. The Company believes that diluted net income (loss) per share is the most comparable GAAP measure to Adjusted EPS. The Company’s 2013 performance goals and the actual comparative results for purposes of the 2013 calculation of Adjusted EPS (each net of applicable income tax provision (benefit)) excludes loss on divestiture of operations and the 2013 Adjustments.

(3)	The maximum award level is capped in the aggregate at 100% of the potential award.

The following chart reflects the performance-based restricted stock units earned based on the achievement of the 2013 performance goals set forth above:

	Mr. Diaz	Mr. Breier	Mr. Lechleiter	Mr. Bowen	Ms. Henry	Mr. Winter
Shares eligible from 2011 grant	24,000	10,284	5,095	4,993	—	—
Shares eligible from 2012 grant	47,970	21,840	13,910	9,360	8,060	8,060
Shares eligible from 2013 grant	50,000	22,500	—	8,333	6,333	8,333

Total eligible shares	121,970	54,624	19,005	22,686	14,393	16,393
% of goals achieved	30%	30%	30%	30%	30%	30%

Shares earned	36,591	16,387	5,701	6,805	4,317	4,917

Any shares that are not earned by the named executive officer are forfeited.

Employment Agreements

For several years, the Company has maintained employment agreements with its executive officers, including the named executive officers. The Committee recognizes that retention of highly qualified leadership talent is critical to the Company’s performance and to successful succession planning. On a regular basis, the Board considers succession candidates for the chief executive officer and other senior leadership positions. In connection with this process, the Board considers the potential retention risk regarding identified succession candidates, the competitive landscape for executive talent and the extent of disruption likely caused by an unplanned exit of a senior executive. Where the Committee believes it is necessary, it will take appropriate actions to support the Company’s succession plan and to remain competitive in the marketplace.

The Committee believes that employment agreements are typical in healthcare companies and its peer group, and that they ease the consequences of an unexpected termination of employment. The Committee also believes that severance terms and benefits under the employment agreements with its named executive officers are generally competitive within the healthcare industry and its peer group, and are important factors in attracting and retaining executive talent. These agreements also support the retention of key employees during periods of uncertainty.

Each of the employment agreements described below provides for severance payments if employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 50. These agreements do not provide for any form of tax gross ups.

Mr. Diaz

Effective January 1, 2004, the Company entered into an employment agreement with Mr. Diaz in connection with his promotion to Chief Executive Officer that was revised in December 2008 to ensure documentary compliance with Section 409A of the Code and related regulations (“Section 409A”). The agreement has a three-year term, which is extended automatically each day by one day unless the Company notifies Mr. Diaz of its intent not to extend the term. Upon such notification, the employment agreement will terminate in three years. Mr. Diaz’s employment agreement provides for a base salary and the ability to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. Mr. Diaz may receive increases in his base salary as approved by the Committee.

Mr. Breier

In September 2012, the Company entered into an amended employment agreement with Mr. Breier that replaced and superseded his previous employment agreement. Mr. Breier’s agreement increased his annual base salary and provided for an award of restricted shares of the Company’s Common Stock which will vest in full on the third anniversary of the grant date. The agreement also imposes non-competition restrictions on Mr. Breier that will expire one year following the termination of his employment with the Company. In addition, the agreement contains a two-year non-solicitation provision following the termination of his employment with the Company.

Mr. Breier’s agreement provides for severance payments if he terminates his employment due to (a) the failure of the Company to publicly announce Mr. Breier as successor chief executive officer of the Company by August 31, 2014, (b) the failure to effectuate his transition to chief executive officer of the Company by August 31, 2015, or (c) the appointment or announcement of the appointment of another person other than Mr. Breier as interim, acting or successor chief executive officer of the Company. The amount and additional circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 50.

Mr. Lechleiter

On July 10, 2013, the Company entered into an amended employment agreement (the “Lechleiter Agreement”) with Mr. Lechleiter in connection with his planned retirement on January 15, 2014 (the “Effective Date”). The Lechleiter Agreement replaced and superseded his previous employment agreement with the Company. Other than as set forth below, the terms of the Lechleiter Agreement are the same in all material respects to those set forth in his prior agreement. The Lechleiter Agreement provided for certain benefits to Mr. Lechleiter if he remained employed through the Effective Date, including: (a) a cash severance payment equal to 1.5 times his base salary and target award under the Company’s short-term incentive plan (consistent with his prior agreement); (b) continued coverage under the Company’s employee benefit plans for a 30-month period following the Effective Date (instead of 18 months under his prior agreement); (c) immediate vesting on the Effective Date of restricted stock awards that would have vested within a 27-month period following the Effective Date (instead of 18 months under his prior agreement); and (d) continued vesting of stock options and performance shares (subject to achieving performance measures) for an 18-month period following the Effective Date (consistent with his prior agreement).

Mr. Lechleiter’s agreement also provided a full release of all potential claims against the Company as of the Effective Date and extended his existing non-solicitation provision by an additional year until January 15, 2016. In addition, the Lechleiter Agreement required Mr. Lechleiter to enter into a one year consulting agreement with the Company pursuant to which Mr. Lechleiter will work between 10 to15 hours per week for the Company to provide accounting, budgeting, investor relations and other services in exchange for a monthly fee of $20,833.

Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer on January 15, 2014.

Mr. Bowen and Ms. Henry

The Company also has employment agreements with Mr. Bowen and Ms. Henry. The agreements for Mr. Bowen and Ms. Henry contain substantially similar terms. These agreements have a one-year term, which is extended automatically each day by one day unless the Company notifies the named executive officer of its intent not to extend the term. Upon such notification, the employment agreement will terminate in one year.

The employment agreements provide a base salary and the ability of these named executive officers to participate in the Company’s short-term and long-term cash incentive plans, the Company’s equity-based plans and other employee benefit plans. The named executive officer may receive increases in his/her base salary as approved by the Committee. The agreements impose a one-year non-solicitation provision and for Ms. Henry, a one-year non-competition restriction.

The employment agreements also provide for severance payments if the named executive officer’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 50.

Mr.Winter

On October 1, 2013, in connection with his resignation as Executive Vice President and President of the Company’s Hospital Division, Mr. Winter entered into an amended Employment Agreement with the Company (the “Winter Agreement”). The Winter Agreement provides for Mr. Winter’s continued employment on a part-time basis as an executive consultant through December 31, 2014. Under the Winter Agreement, Mr. Winter is entitled to a base salary of $150,000 per year, participation in the Company’s short-term and long-term incentive plans for 2013 as if he remained President of the Company’s Hospital Division for the full calendar year, a commission plan to be agreed upon that would pay cash bonuses upon entry into new joint venture agreements and continued vesting of outstanding equity awards during the term. Mr. Winter also continues to participate in the Company’s health and benefit plans through December 31, 2014. The Winter Agreement also includes a non-solicitation covenant that continues for one-year after his employment.

Change in Control Severance Agreements

For several years, the Company has been party to change in control severance agreements with its executive officers, including each of the named executive officers, although the Lechleiter Agreement and the Winter Agreement preclude Messrs. Lechleiter and Winter from receiving payments under such change in control severance agreements. The agreements for the named executive officers generally contain substantially similar terms, and provide for the payment of severance benefits under certain circumstances. The amount and circumstances giving rise to these severance benefits are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 50. None of these agreements provide for any form of tax gross up. The Committee has provided change in control severance agreements to its named executive officers because it believes that these arrangements are typical in healthcare companies and to avoid the distraction and loss of key management personnel that may occur in connection with a rumored or actual change in control. The Committee believes that such agreements protect the Company and its shareholders by maintaining employee focus and alignment with shareholders during rumored or actual change in control activities and support the retention of key employees during periods of uncertainty.

Section 401(k) Plan and Other Perquisites and Benefits

The Company maintains a Section 401(k) plan (the “401(k) Plan”) that is a tax-qualified defined contribution retirement savings plan under which all eligible employees, including the named executive officers, are eligible to contribute the lesser of (1) 50% of their pay or (2) the limit prescribed by the Internal Revenue Service (“IRS”), on a pretax basis. Contributions to the 401(k) Plan by the named executive officers are usually significantly limited by IRS rules.

In addition, the named executive officers may participate in the Company’s Deferred Compensation Plan (the “DCP”), which is available to certain employees who are deemed “highly compensated” under the applicable IRS regulations. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The DCP provides for the Company to contribute to such participant’s account balance an amount equal to (1) the 401(k) Plan contribution that would be calculated using the contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. The DCP is discussed in further detail under the heading “Non-Qualified Deferred Compensation Table—Fiscal Year 2013” beginning on page 49.

The Company does not make matching contributions to the 401(k) plan or the DCP.

The Company and the Committee believe that, in order to attract and retain qualified executives and other key employees, the provision of certain perquisites and other personal benefits to such executives and other key employees is reasonable and consistent with the Company’s overall executive compensation program. Such benefits provided to the named executive officers include the payment of life insurance premiums, limited personal use of the Company’s aircraft and the ability to receive a discounted cash payment in lieu of accumulated paid time off benefits.

Recoupment Provisions

In order to further align management’s interests with the interest of shareholders and to support good governance practices, our Committee has implemented recoupment provision (“clawbacks”) into our short-term incentive plan, 2013 LTIP, and our 2011 Stock Incentive Plan. These recoupment provisions generally provide that the Company has the authority to recoup, and a participant in these plans has the obligation to repay, all or any portion of any award paid under such plans that may be required to be recouped under federal or state laws, Company policy or listing requirements of any applicable securities exchange.

Stock Ownership Guidelines

The Committee believes that the Company’s executive officers will more effectively pursue the long-term interests of the Company if their interests are strongly linked to those of shareholders. The Company’s stock ownership guidelines were developed after considering the stock ownership requirements of peer companies as well as the Company’s historic equity grant levels and its expected ability to grant equity in the future. The Committee believes that these guidelines ensure that the named executive officers hold a sufficient amount of the Company’s Common Stock to further strengthen the long-term link between the results achieved for the Company’s shareholders and the compensation provided to the named executive officers.

The stock ownership guidelines are determined as a multiple of the named executive officer’s base salary as follows:

Multiple of Base Salary
Mr. Diaz	3.0x
Mr. Breier	2.0x
Mr. Bowen	1.5x
Ms. Henry	1.5x

The minimum number of shares to be held by each named executive officer is calculated on June 30 of each year based upon the average of the high and low price of the Company’s Common Stock on the NYSE on that date. Messrs. Lechleiter and Winter are no longer executive officers of the Company and are therefore no longer subject to the Company’s stock ownership guidelines.

The named executive officer is required to retain an amount equal to 50% of net shares received under any equity awards until the guideline is met. If the applicable guideline has not been achieved in the required time period, then the named executive officer is required to retain 100% of net shares received under any subsequent equity awards. The Company’s Board of Directors may, at its discretion, waive the stock ownership guidelines if compliance would create a substantial hardship or prevent a named executive officer from complying with a court order.

In determining whether a named executive officer satisfies the required ownership requirement, the calculation includes stock held directly by the named executive officer or owned either jointly with, or separately by, his immediate family members residing in the same household, shares held in trust for the benefit of the named executive officer or his immediate family members and service-based restricted stock. Stock ownership does not include unexercised stock options, stock appreciation rights, or the non-vested portion of any performance-based restricted stock units.

Minimum Holding Period. Regardless of whether the applicable minimum ownership requirement has been met, each director and executive officer is prohibited from selling, assigning or otherwise transferring all net shares received upon the exercise of any stock option or vesting of a service-based or performance-based restricted stock award for a one year period beginning on the date the underlying stock option is exercised or the service-based or performance-based restricted stock award vests.

Stock Trading Restrictions

The Company maintains a securities trading policy which applies to all employees including the named executive officers. As part of the securities trading policy, the Company’s employees are prohibited from (1) buying or selling Common Stock at any time such employee is in possession of material non-public information, (2) short selling Common Stock, (3) purchasing Common Stock on margin, and (4) entering into hedging transactions involving Common Stock. Named executive officers who violate such prohibitions are subject to disciplinary proceedings including dismissal.

Executive Compensation Tax Deductibility

Section 162(m) of the Code limits the tax deductibility of annual individual compensation in excess of $1 million paid to named executive officers (other than the chief financial officer) unless the compensation is “performance-based,” as defined in Section 162(m) of the Code. The Committee generally intends, to the extent practicable, to preserve deductibility of compensation paid to its named executive officers while maintaining compensation programs that effectively attract, motivate and retain its executives. However, the Company reserves the discretion to pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code, in order to maintain the discretion and flexibility to design compensation plans and arrangements that appropriately achieve the Company’s objectives. Accordingly, the Committee determined to pay the special cash bonuses as discussed on page 33 in 2013 even though such amounts do not qualify for deductibility under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation for fiscal years 2013, 2012 and 2011 for the Company’s named executive officers. The Company identified six individuals as its named executive officers for 2013, comprised of those individuals who served as Chief Executive Officer and Chief Financial Officer during 2013, its three other most highly compensated executive officers serving at the end of 2013, and one additional individual (Mr. Jeffrey P. Winter) who stepped down as an executive officer of the Company on October 1, 2013 but otherwise qualified for inclusion.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Paul J. Diaz	2013	$922,501	$353,000	(6)	$2,013,594		—	$922,501	$5,233	$86,243	$4,303,072
Chief Executive Officer	2012	$942,213	—		$2,275,836		—	$1,290,954	$4,889	$118,490	$4,632,382
	2011	$1,024,130	—		$3,407,607		—	$1,878,830	$3,992	$111,561	$6,426,120

Benjamin A. Breier	2013	$750,006	$230,000	(6)	$905,277		—	$675,005	—	$206,507	$2,766,795
President and Chief	2012	$644,526	—		$4,351,071	(7)	—	$812,976	—	$151,765	$5,960,338	(7)
Operating Officer	2011	$598,094	—		$1,311,926		—	$890,665	—	$161,478	$2,962,163

Richard A. Lechleiter	2013	$446,514	$103,000	(6)	$60,716		—	$401,863	$1,047	$57,587	$1,070,727
Former Executive Vice	2012	$451,034	—		$622,567		—	$416,119	$1,042	$50,444	$1,541,206
President and	2011	$468,661	—		$790,664		—	$697,695	$938	$64,347	$2,022,305
Chief Financial Officer (8)

Lane M. Bowen	2013	$420,867	$77,000	(6)	$343,123		—	$378,782	$5,015	$21,505	$1,246,292
Executive Vice President	2012	$425,127	—		$464,786		—	$538,627	$5,347	$22,229	$1,456,116
and President, Nursing	2011	$442,366	—		$758,055		—	$620,736	$4,074	$30,241	$1,855,472
Center Division

Patricia M. Henry	2013	$394,264	$50,000	(9)	$251,670		—	$607,672	$847	$21,800	$1,326,253
Executive Vice President	2012	$407,564	—		$297,813		—	$305,631	$455	$55,769	$1,067,232
and President, RehabCare	2011	$388,404	$300,669	(10)	$389,660		—	$230,543	—	$6,920	$1,316,196

Jeffrey P. Winter	2013	$362,123	—		$323,016		—	$702,709	—	$1,706	$1,389,554
Former Executive Vice	2012	$441,432	—		$297,813		—	$415,322	—	$2,522	$1,157,089
President and President,	2011	$460,013	—		—		—	$707,684	—	$1,944	$1,169,641
Hospital Division (11)

(1)	Amounts in this column represent the aggregate grant date fair value for awards of service-based restricted stock and performance-based restricted stock units, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for awards of service-based restricted stock is calculated using the closing price of the Company’s Common Stock on the date of grant, without regard to when and how the service-based restricted stock vests. With respect to the performance-based restricted stock awards granted in 2013, 2012 and 2011, each award consists of three tranches and performance goals are established annually at the beginning of each tranche’s respective single-year performance period. The aggregate grant date fair value for performance-based restricted stock awards is calculated for purposes of FASB ASC Topic 718 using the closing price of the Company’s Common Stock on the date of grant for the first tranche of an award and using the closing price of the Company’s Common Stock on the date performance goals are established for each remaining tranche. During 2013, performance goals were established for the first tranche of the 2013 award, the second tranche of the 2012 award and the third tranche of the 2011 award. Accordingly, the amount in this column for fiscal 2013 includes the aggregate grant date fair value of the first tranche of the 2013 award, the second tranche of the 2012 award and the third tranche of the 2011 award, as follows:

Year/Tranche	Mr. Diaz	Mr. Breier	Mr. Lechleiter	Mr. Bowen	Ms. Henry	Mr. Winter
2013—Tranche 1	$162,150	$72,968	—	$27,014	$20,528	$27,014
2012—Tranche 2	$153,264	$69,779	$44,443	$29,905	$25,752	$25,752
2011—Tranche 3	$76,680	$32,855	$16,273	$15,954	—	—

The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2013, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant ($10.81), is as follows:

Year	Mr. Diaz	Mr. Breier	Mr. Lechleiter	Mr. Bowen	Ms. Henry	Mr. Winter
2013	$1,621,500	$729,675	—	$270,250	$205,390	$270,250

The aggregate grant date fair value for the third tranche of the 2012 award and the second and third tranches of the 2013 award will be calculable and reported in subsequent years, using the closing price of Common Stock on the date performance goals are established for each tranche. The assumptions used in calculating aggregate grant date fair value with respect to fiscal year 2013 are discussed in Note 14 of the 2013 Audited Financials.

(2)	No option awards were made to any of the named executive officers during 2013, 2012 or 2011.

(3)	These amounts represent amounts earned under the Company’s short-term incentive plan and the long-term incentive plan. The named executive officers earned the following amounts under the Company’s short-term incentive plan during 2013, 2012 and 2011:

Year	Mr. Diaz	Mr. Breier	Mr. Lechleiter	Mr. Bowen	Ms. Henry	Mr. Winter
2013	—	—	—	—	$252,834	$309,402
2012	$920,108	$541,624	$254,571	$386,357	$162,986	$257,212
2011	$1,129,553	$495,914	$388,470	$329,274	$123,825	$405,041

The named executive officers earned the following amounts under the Company’s long-term incentive plan during 2013, 2012 and 2011:

Year	Mr. Diaz	Mr. Breier	Mr. Lechleiter	Mr. Bowen	Ms. Henry	Mr. Winter
2013	$922,501	$675,005	$401,863	$378,782	$354,838	$393,307
2012	$370,846	$271,352	$161,548	$152,270	$142,645	$158,110
2011	$749,277	$394,751	$309,225	$291,462	$106,718	$302,643

Amounts earned under the long-term incentive plan are payable in three equal installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due.

(4)	These amounts represent the above-market interest earned in the DCP during the respective year. Above-market interest equals the amount of interest in excess of 120% of the federal long-term rate as of October 1 of the prior year. The federal long-term rate as of October 1, 2012, 2011, and 2010 was 2.36%, 2.95% and 3.32%, respectively.

(5)	The amounts in this column include the Company’s contributions for the respective periods for the benefit of the named executive officers to the Company’s 401(k) Plan, the taxable value of life insurance premiums paid by the Company, certain transportation-related benefits (which we refer to as “TRB”), and discounted cash payments in lieu of accumulated paid time off benefits (which we refer to as “PTO”). These amounts for 2013 were as follows:

	401(k)	Life	TRB (a)	PTO	Total
Mr. Diaz	$204	$2,409	$83,630	$—	$86,243
Mr. Breier	204	841	176,256	29,208	206,507
Mr. Lechleiter	204	2,049	55,334	—	57,587
Mr. Bowen	204	2,938	—	18,363	21,505
Ms. Henry	204	2,732	18,864	—	21,800
Mr. Winter	204	1,502	—	—	1,706

(a)	For purposes of determining the value of the TRB, the Company bases the calculation on the aggregate incremental cost to the Company for the use of the Company’s aircraft or chartered aircraft by each named executive officer and such named executive officer’s requested occupants. The aggregate incremental cost for the Company’s aircraft is based upon a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by the Company.

(6)	These amounts represent special cash bonuses paid to certain named executive officers in recognition of significant improvement in the Company’s stock price and the successful repositioning activities in 2013. See the “Special Cash Bonuses” portion of the Compensation Discussion and Analysis section beginning on page 33 for a description of these awards.

(7)	These amounts include special one-time grants to Mr. Breier of (1) 40,000 shares of restricted Common Stock in May 2012 (vesting in four equal annual installments) in connection with his promotion to President and Chief Operating Officer, and (2) 250,000 shares of restricted Common Stock in September 2012 (vesting in one lump-sum installment on the third anniversary of the date of grant) in connection with his amended employment agreement entered into with the Company in September 2012. These unique arrangements, which account for $3,383,300 of the total reflected in this column, were entered into for succession planning and retention purposes. Given the fact that these equity awards provide for delayed vesting over several years (particularly with respect to the grant of 250,000 shares which vest in one lump-sum in September 2015), the Company believes the total compensation reflected in the summary compensation table for Mr. Breier for 2012 does not reflect the compensation actually paid to Mr. Breier during such year.

(8)	Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer on January 15, 2014.

(9)	This amount represents a special cash bonus paid to Ms. Henry in recognition of her efforts to lead the rehabilitation division through regulatory changes, grow revenues per site and improve therapist productivity and retention. See the “Special Cash Bonuses” portion of the Compensation Discussion and Analysis section beginning on page 33 for a description of this award.

(10)	This amount represents the bonus paid to Ms. Henry under the short-term and long-term incentive plans of RehabCare, the payment of which was triggered upon completion of the Company’s acquisition of RehabCare in 2011.

(11)	Mr. Winter stepped down as Executive Vice President and President of the Company’s Hospital Division on October 1, 2013. Mr. Winter remains employed by the Company on a part-time basis in a non-executive capacity.

Grants of Plan-Based Awards Table—Fiscal Year 2013

The following table sets forth information regarding grants of awards under incentive compensation programs to the Company’s named executive officers during fiscal year 2013.

Name	Grant Date	Estimated Possible/Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (#)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Shares of Securities Underlying Options (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Minimum	Target	Maximum
Paul J. Diaz
Short-term incentive plan (5)	N/A	$184,500	$922,501	$1,556,720
Long-term incentive plan (6)	N/A	$92,250	$461,251	$922,501
Long-term incentive plan (7)		$0	—	$5,000,000
	3/27/13				150,000	(8)				$540,500	(9)
	3/27/13						150,000	(8)		$1,621,500
Benjamin A. Breier
Short-term incentive plan (5)	N/A	$120,001	$600,005	$1,012,508
Long-term incentive plan (6)	N/A	$67,501	$337,503	$675,005
	3/27/13				67,500	(8)				$243,225	(9)
	3/27/13						67,500	(8)		$729,675
Richard A. Lechleiter
Short-term incentive plan (5)	N/A	$107,163	$267,908	$452,095
Long-term incentive plan (6)	N/A	$40,186	$200,931	$401,863

Lane M. Bowen
Short-term incentive plan (5)	N/A	$101,008	$252,521	$426,129
Long-term incentive plan (6)	N/A	$37,878	$189,391	$378,782
	3/27/13				25,000	(8)				$90,080	(9)
	3/27/13						25,000	(8)		$270,250
Patricia M. Henry
Short-term incentive plan (5)	N/A	$75,699	$189,247	$319,354
Long-term incentive plan (6)	N/A	$35,484	$177,419	$354,838
	3/27/13				19,000	(8)				$68,460	(9)
	3/27/13						19,000	(8)		$205,390
Jeffrey P. Winter
Short-term incentive plan (5)	N/A	$104,882	$262,205	$442,471
Long-term incentive plan (6)	N/A	$39,331	$196,654	$393,307
	3/27/13				25,000	(8)				$90,080	(9)
	3/27/13						25,000	(8)		$270,250

(1)

These amounts reflect all performance-based restricted stock units granted during 2013 to the named executive officers, regardless of when, or if, such performance-based restricted stock units vest. These performance-based restricted stock unit grants are divided into three equal tranches corresponding to annual performance periods for 2013, 2014 and 2015. The Committee establishes performance goals annually for the current year’s tranche. If the performance goals are not satisfied in a given performance period, then some or all of the performance-based restricted stock units in the relevant performance period will be forfeited by the named executive officer. See the “Performance-Based Restricted Stock Units Earned in 2013” portion of the Compensation Discussion and Analysis section beginning on page 36 for a description of the minimum, target and maximum goals established for the 2013 performance period for the performance-based restricted stock units granted in 2013. With respect to the first and second tranches of the performance-based restricted stock units granted during 2013, performance above a minimum threshold in respect of one of either of the two relevant goals would result in an award percentage of 10% of such tranche. Further, because a 100% cap has been established as the maximum award level with respect to the first and second tranches of performance-based restricted stock units granted during 2013, the target award payout for the first and second tranches equals the maximum possible payout. In February 2014, based upon the Company’s performance with respect to the 2013 performance period, each named executive officer earned the following number of shares from the first tranche of the 2013 award: Mr. Diaz – 15,000 shares; Mr. Breier – 6,750 shares; Mr. Bowen – 2,499 shares; Ms. Henry 1,899 shares; and Mr. Winter – 2,499 shares. Threshold, target and maximum performance criteria have not yet been established for the third tranche of the 2013 performance-based restricted stock units.

(2)	These amounts reflect all shares of service-based restricted stock granted during 2013 to the named executive officers. All shares of service-based restricted stock granted in 2013 vest in three equal annual installments, beginning on the first anniversary of the date of grant, provided the named executive officer is employed by the Company on each such date. These restricted stock awards entitle each named executive officer to receive dividends if and when declared by the Board of Directors.

(3)	No option awards were granted during 2013.

(4)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.

(5)	These amounts reflect potential payouts under the Company’s short-term incentive plan. Actual awards for 2013 have been disclosed in the Summary Compensation Table beginning on page 42 under the column “Non-Equity Incentive Plan Compensation.”

(6)	These amounts reflect potential payouts under the Company’s long-term incentive plan. Actual awards for 2013 have been disclosed in the Summary Compensation Table beginning on page 42 under the column “Non-Equity Incentive Plan Compensation.” Awards under the long-term incentive plan are payable in three equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period for which the award was earned, provided generally that the participant is employed by the Company at the time the payments are due.

(7)	These amounts reflect the range of the potential payouts to Mr. Diaz under the Diaz LTIP Award. See the “Cash Incentives – Diaz LTIP Award” portion of the Compensation Discussion and Analysis section beginning on page 32 for a description of the Diaz LTIP Award.

(8)	These amounts reflect awards under the Kindred Healthcare, Inc. 2011 Stock Incentive Plan (which we refer to as the “2011 Stock Incentive Plan”).

(9)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the first tranche of performance-based restricted stock units granted in 2013. As previously disclosed, the 2013 grants of performance-based restricted stock units are divided into three equal tranches corresponding to annual performance periods for 2013, 2014 and 2015. Because performance goals for the second and third tranches of performance-based restricted stock units granted in 2013 were not established during 2013, the grant date fair value for these tranches is not included in these amounts. For purposes of FASB ASC Topic 718, a grant date fair value for the second and third tranches cannot be determined until the date performance goals are established for each tranche. The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2013, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant, is set forth in footnote 1 to the Summary Compensation Table beginning on page 42.

Outstanding Equity Awards at End of Fiscal Year 2013

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Grant Date	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Paul J. Diaz	82,484	0	7/26/04	$18.26	7/26/14	(4)	318,933	$6,295,737	269,940	$5,328,616
	62,889	0	2/19/08	$25.83	2/19/15	(4)
	65,742	0	3/20/09	$15.06	3/20/16	(4)

Benjamin A. Breier	13,668	0	2/19/08	$25.83	2/19/15	(4)	423,089	$8,351.777	121,464	$2,397,699
	18,320	0	3/20/09	$15.06	3/20/16	(4)

Richard A. Lechleiter	19,897	0	7/26/04	$18.26	7/26/14	(4)	44,396	$876,377	32,915	$649,742
	13,085	0	2/23/05	$23.25	2/23/15	(5)
	10,874	0	2/19/08	$25.83	2/19/15	(4)

Lane M. Bowen	13,085	0	2/23/05	$23.25	2/23/15	(5)	61,215	$1,208,384	48,713	$961,595
	16,945	0	2/19/08	$25.83	2/19/15	(4)
	17,500	0	3/20/09	$15.06	3/20/16	(4)

Patricia M. Henry	—	—	—	—	—		48,135	$950,185	35,120	$693,269

Jeffrey P. Winter	—	—	—	—	—		48,135	$950,185	41,120	$811,709

(1)	These shares represent unvested service-based restricted stock. The unvested service-based restricted stock held by each of the named executive officers as of December 31, 2013 will vest as follows:

Vesting Date	Mr. Diaz (# of shares)	Mr. Breier (# of shares)	Mr. Lechleiter (# of shares)	Mr. Bowen (# of shares)	Ms. Henry (# of shares)	Mr. Winter (# of shares)
2/16/14	18,000	7,712	3,821	3,744	—	—
2/17/14	25,000	6,024	5,456	7,666	—	—
3/26/14	35,978	16,380	10,433	7,020	6,045	6,045
3/27/14	50,000	22,500	—	8,334	6,334	8,334
3/30/14	—	5,000	—	—	—	—
5/16/14	—	10,000	—	—	—	—
6/7/14	—	—	—	—	3,000	—
12/15/14	—	—	—	—	—	5,000
12/19/14	—	—	—	—	2,500	—
2/16/15	18,000	7,713	3,821	3,745	—	—
3/26/15	35,977	16,380	10,432	7,020	6,045	6,045
3/27/15	50,000	22,500	—	8,333	6,333	8,333
5/16/15	—	10,000	—	—	—	—
6/7/15	—	—	—	—	3,000	—
9/20/15	—	250,000	—	—	—	—
12/19/15	—	—	—	—	2,500	—
3/26/16	35,978	16,380	10,433	7,020	6,045	6,045
3/27/16	50,000	22,500	—	8,333	6,333	8,333
5/16/16	—	10,000	—	—	—	—

Total	318,933	423,089	44,396	61,215	48,135	48,135

(2)	Market value is calculated by multiplying the total number of shares of Common Stock that have not vested as of December 31, 2013 by $19.74, which was the closing price of Common Stock on the NYSE on such date.

(3)	These shares represent all unvested performance-based restricted stock units that may be earned under the third tranche of the 2011 performance-based restricted stock unit award, the second and third tranches of the 2012 performance-based restricted stock unit award, and all three tranches of the 2013 performance-based restricted stock unit award. Each award of performance-based restricted stock units is divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Committee establishes the performance goals for the applicable tranche. If the performance goals are not satisfied in a given year, some or all of the performance-based restricted stock units in such year’s tranche will be forfeited by the named executive officer. In February 2014, based upon the Company’s performance with respect to the 2013 performance period, each named executive officer was awarded a portion of performance-based restricted stock units from the third tranche of the 2011 grant, the second tranche of the 2012 grant, and the first tranche of the 2013 grant. A description of these awards is set forth under the “Performance-Based Restricted Stock Units Earned in 2013” section of the Compensation Discussion and Analysis section beginning on page 36.

(4)	These options vested in three equal annual installments beginning on the first anniversary of the date of grant.

(5)	As initially granted, these options were to vest in three equal annual installments beginning on the first anniversary of the date of grant. On December 14, 2005, the Committee accelerated the vesting of all unvested stock options under the 2001 Stock Incentive Plan which had exercise prices greater than the closing price of the Company’s Common Stock on December 14, 2005 of $26.48 per share. Prior to the adjustments associated with the spin-off of the Company’s former pharmacy division, each of these stock options had an exercise price greater than $26.48.

Options Exercised and Stock Vested Table—Fiscal Year 2013

The following table sets forth information regarding each exercise of stock options and vesting of service-based restricted stock and performance-based restricted stock units during the year ended December 31, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Paul J. Diaz	—	—	184,749	$2,096,201
Benjamin A. Breier	—	—	85,949	$976,912
Richard A. Lechleiter	19,911	$58,937	47,745	$540,342
Lane M. Bowen	—	—	41,661	$473,532
Patricia M. Henry	—	—	19,081	$239,915
Jeffrey P. Winter	—	—	18,581	$248,850

(1)	These amounts include the following performance-based restricted stock units awarded in February 2013 from the third tranche of the 2010 grant, the second tranche of the 2011 grant, and the first tranche of the 2012 grant based upon the Company’s performance with respect to the 2012 performance period:

	Mr. Diaz	Mr. Breier	Mr. Lechleiter	Mr. Bowen	Ms. Henry	Mr. Winter
Shares awarded from 2010 grant	31,167	7,510	6,803	7,999	—	—
Shares awarded from 2011 grant	22,440	9,614	4,763	4,668	—	—
Shares awarded from 2012 grant	44,851	20,420	13,005	8,751	7,536	7,536

Total	98,458	37,544	24,571	21,418	7,536	7,536

See the “Performance-Based Restricted Stock Units Earned in 2013” portion of the Compensation Discussion and Analysis section beginning on page 36 for a description of the performance-based restricted stock units awarded in February 2014 based upon the Company’s performance with respect to the 2013 performance period.

Non-Qualified Deferred Compensation Table—Fiscal Year 2013

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul J. Diaz	$18,450	(2)	—	$13,695	—	$315,556	(3)
Benjamin A. Breier (4)	—		—	—	—	—
Richard A. Lechleiter	—		—	$2,741	—	$61,356	(5)
Lane M. Bowen	$21,043	(2)	—	$13,125	—	$322,133	(6)
Patricia M. Henry	—		—	$2,216	—	$49,653	(7)
Jeffrey P. Winter (4)	—		—	—	—	—

(1)	The amounts reported in this column include above-market interest earned in the DCP during 2013 as reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table beginning on page 42 for 2013 for such named executive officer.

(2)	These amounts are included in the 2013 “Salary” column of the Summary Compensation Table beginning on page 42 for Messrs. Diaz and Bowen.

(3)	This amount includes $235,517 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(4)	Messrs. Breier and Winter have elected not to participate in the DCP.

(5)	This amount includes $42,488 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(6)	This amount includes $220,979 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(7)	This amount does not include any items previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

The Company maintains the DCP for certain highly compensated employees, including the named executive officers. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The Company did not make any contribution to the DCP in 2013. Amounts credited to a participant’s account will accrue interest at a fixed rate equal to the interest rate published in Moody’s Bond Record under the heading “Moody’s Seasoned Corporate Bond Yield Baa Average” for the month of October immediately preceding each plan year. The effective interest rate for 2013 was 4.58%.

A participant under the DCP is generally entitled to a distribution from such participant’s account upon (1) the participant’s retirement (defined as any termination of employment on or after a participant attains age 55) or termination of employment (other than as a result of death) prior to retirement, (2) the participant’s death, or (3) the occurrence of an unforeseen financial emergency (but only to the extent such distribution is necessary to relieve the unforeseen financial emergency). Upon retirement, or in the event a participant’s employment is terminated other than as a result of death, a participant will receive 100% of such participant’s account balance, payable in a lump sum or in equal monthly installments over a 5, 10 or 15 year period as selected by the participant when the participant initially enters the DCP. Each of the participating named executive officers other than Ms. Henry has elected to receive a lump sum payment equal to his account balance upon retirement or termination of employment. Ms. Henry has elected to receive her account balance in equal monthly installments over a 5 year period. In the event a participant dies before retirement or a termination of employment, such participant’s beneficiary will receive 100% of the participant’s account balance in a lump sum payment.

Potential Payments upon Termination or Change in Control

As more fully described below, the following contracts provide for payments and other benefits to the named executive officers upon the occurrence of various employment termination or change in control events:

•	Employment Agreements—in the event of death, Disability, or an Involuntary Termination;

•	Change in Control Severance Agreements—in connection with a termination of employment following a Change in Control;

•	Equity Plans—in the event of death, Disability, or a Change in Control; and

•

Long-term incentive plan—in the event of death, Disability, Retirement, termination of employment without Cause, or following a Qualified Change in Control, or, as provided in connection with the Diaz LTIP Award, an Involuntary Termination, death, Disability or a Change in Control.

In addition to the foregoing, termination and change in control payments are payable under the DCP in certain circumstances. See the “Non-Qualified Deferred Compensation Table—Fiscal Year 2013” beginning on page 49 for details regarding the triggering events and amounts payable under the DCP.

In lieu of any payment each named executive officer would otherwise be entitled to under the terms and conditions of the short-term incentive plan, each named executive officer’s employment and change in control severance agreement expressly provides for a payment under the short-term incentive plan following an Involuntary Termination or Change in Control, respectively.

Definitions

Unless otherwise noted, the term “Disability” means the named executive officer shall be unable, or fail, to perform the essential functions of such named executive officer’s position for any period of 90 days or more.

Unless otherwise noted, the term “Cause” means such named executive officer’s (1) conviction of or plea of nolo contendere to a crime involving moral turpitude or (2) willful and material breach of such named executive officer’s duties and responsibilities, which is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company and its affiliates.

Unless otherwise noted, for purposes of each named executive officer’s employment agreement, “Good Reason” means, without the named executive officer’s written consent, (1) a material adverse change in the named executive officer’s authority, duties or responsibilities, (2) a material reduction in the base salary or the annual bonus opportunity of the named executive officer (materiality is set at 5% or greater for Mr. Breier), (3) the Company requiring the named executive officer to relocate such named executive officer’s principal business office more than 30 miles from its current location, or (4) a material breach of the Company’s obligation to (i) allow the named executive officer to participate in the Company’s employee benefit plans, (ii) require any successor to all or substantially all of the business and/or assets of the Company to assume the named executive officer’s employment agreement, (iii) with respect to Mr. Breier, allow Mr. Breier to participate in the bonus, stock option or other compensation plans of the Company, and (iv) with respect to Messrs. Diaz and Breier, provide liability, life and disability insurance. Mr. Breier’s employment agreement further provides that “Good Reason” means, without Mr. Breier’s written consent, (1) the failure to publicly announce Mr. Breier as successor chief executive officer of the Company by August 31, 2014, (2) the failure to effectuate Mr. Breier’s transition to chief executive officer of the Company by August 31, 2015, or (3) the appointment or announcement of the appointment of any person other than Mr. Breier as interim, acting or successor chief executive officer of the Company.

Unless otherwise noted, for purposes of each named executive officer’s change in control severance agreement, “Good Reason” means (1) the named executive officer’s title, duties, responsibilities or authority is reduced or diminished without such named executive officer’s written consent, (2) the named executive officer’s compensation is reduced, (3) the named executive officer’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of the Company, or (4) the named executive officer is asked to relocate such named executive officer’s office to a place more than 30 miles from its current location.

Unless otherwise noted, the term “Involuntary Termination” means the named executive officer terminates such named executive officer’s employment for Good Reason or the Company terminates such named executive officer’s employment other than for Cause.

Unless otherwise noted, the term “Retirement” means the voluntary termination of a named executive officer’s employment after the age of 55.

The term “Qualified Change in Control” means a Change in Control (as defined below) that qualifies under Section 409A of the Code as either a change in the (i) ownership of the Company, (ii) effective control of the Company, or (iii) ownership of a substantial portion of the assets of the Company.

Unless otherwise noted, the term “Change in Control” means any of the following events:

(1) an acquisition (other than directly from the Company) of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities (excluding acquisitions of voting securities by the Company or any of its subsidiaries, or an employee benefit plan maintained by the Company or any of its subsidiaries);

(2) the individuals who constituted the Board of Directors at the start of any two-year period cease for any reason to constitute over 50% of the Board of Directors by the end of such period; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of over 50% of the Board of Directors, such new director shall be treated as a member of the original Board of Directors, unless such individual initially assumed office as a result of either an actual or threatened election or proxy contest;

(3) consummation of a merger, consolidation or reorganization involving the Company, unless (a) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger, consolidation or reorganization over which any person has beneficial ownership in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (b) the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the surviving company; and (c) no person (other than the Company, any of its subsidiaries, any employee benefit plan maintained by the Company, the surviving company or any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 20% or more of the then outstanding voting securities) has beneficial ownership of 20% or more of the combined voting power of the surviving company’s then outstanding voting securities;

(4) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company;

(5) approval by the Company’s shareholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company); or

(6) any other event that the Board of Directors shall determine constitutes an effective change in control of the Company.

Employment Agreement—Mr. Diaz

Mr. Diaz’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Diaz is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company (except in the event of death or Disability), Mr. Diaz is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Diaz is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). In the event of an Involuntary Termination, Mr. Diaz’s agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) plus three times his base salary and short-term incentive target award in the year of termination. In addition, for a three-year period following his termination date, Mr. Diaz would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). Also, until the end of the second taxable year following the year of termination, Mr. Diaz would be entitled to substantially similar office space and the services of an administrative assistant. If Mr. Diaz’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement.

Employment Agreement—Mr. Breier

Mr. Breier’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Breier is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company (except in the event of death or Disability), Mr. Breier is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Breier is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). In the event of an Involuntary Termination, Mr. Breier’s employment agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) plus two times his base salary and short-term incentive target award in the year of termination. Mr. Breier would also receive the prorated portion of the long-term incentive award earned in the year of termination (based upon actual performance), payable on such dates and in such manner as if he continued to be employed by the Company. In addition, for a two-year period following his termination date, Mr. Breier would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If Mr. Breier’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement.

Employment Agreement—Mr. Lechleiter

On July 10, 2013, the Company entered into the Lechleiter Agreement in connection with Mr. Lechleiter’s planned retirement on the Effective Date. The Lechleiter Agreement replaced and superseded his previous employment agreement with the Company. Other than as set forth below, the terms of the Lechleiter Agreement are the same in all material respects to those set forth in his prior agreement. The Lechleiter Agreement provided for certain benefits to Mr. Lechleiter if he remained employed through the Effective Date, including: (a) a cash severance payment equal to 1.5 times his base salary and actual award under the Company’s short-term incentive plan (consistent with his prior agreement); (b) continued coverage under the Company’s employee benefit plans for a 30-month period following the Effective Date (instead of 18 months under his prior agreement); (c) immediate vesting on the Effective Date of restricted stock awards that would have vested within a 27-month period following the Effective Date (instead of 18 months under his prior agreement); and (d) continued vesting of stock options and performance shares (subject to achieving performance measures) for an 18-month period following the Effective Date (consistent with his prior agreement).

Mr. Lechleiter’s agreement also provided a full release of all potential claims against the Company as of the Effective Date and extended his existing non-solicitation provision by an additional year until January 15, 2016. In addition, the Lechleiter Agreement required Mr. Lechleiter to enter into a one year consulting agreement with the Company pursuant to which Mr. Lechleiter will work between 10 to15 hours per week for the Company to provide accounting, budgeting, investor relations and other services in exchange for a monthly fee of $20,833.

Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer on January 15, 2014.

Employment Agreement—Mr. Winter

On October 1, 2013, in connection with his resignation as Executive Vice President and President of the Company’s Hospital Division, Mr. Jeffrey P. Winter entered into the Winter Agreement. The Winter Agreement provides for Mr. Winter’s continued employment on a part-time basis as an executive consultant through December 31, 2014, at which time Mr. Winter’s employment with the Company shall terminate, unless such employment is terminated beforehand as provided therein. Under the Winter Agreement, Mr. Winter is entitled to a base salary of $150,000 per year, participation in the Company’s short-term and long-term incentive plans for 2013 as if he remained President of the Company’s Hospital Division for the full calendar year, a commission plan to be agreed upon that would pay cash bonuses upon entry into new joint venture agreements and continued vesting of outstanding equity awards during the term. Mr. Winter also continues to participate in the Company’s health and benefit plans through December 31, 2014. The Winter Agreement also includes a non-solicitation covenant that provides that during the term and for a one-year period thereafter, Mr. Winter will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with Mr. Winter or any other person or entity. The Winter Agreement replaces the prior employment and change in control severance agreement between Mr. Winter and the Company. In exchange for the payments to be received under the Winter Agreement, Mr. Winter waived the right to any and all payments under the Company’s other severance plans or agreements, other than amounts earned under the Company’s long term incentive plan.

Employment Agreements—Other Named Executive Officers

Each of the other named executive officers’ employment agreements provides for severance payments under certain circumstances. Following termination for any reason, such other named executive officer is entitled to receive accrued wages through the date of termination, as well as any amounts owed to such named executive officer pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company (except in the event of death or Disability), such named executive officer is entitled to the following additional payments. If employment is terminated by reason of death or Disability, such named executive officer is entitled to a prorated portion of such named executive officer’s short-term incentive target award (based upon actual performance) in the year of termination. If such named executive officer’s employment is subject to an Involuntary Termination, such named executive officer’s employment agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned (based upon actual performance) in the year of termination plus one and one-half times base salary and short-term incentive target award in the year of termination. In addition, for an 18-month period following such named executive officer’s termination date, such named executive officer would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If such named executive officer’s employment is terminated by the Company for Cause, no additional payments are made under such named executive officer’s employment agreement.

Change in Control Severance Agreements

The Company has also entered into a change in control severance agreement with each of the named executive officers, although the Lechleiter Agreement and Winter Agreement have since precluded Messrs. Lechleiter or Winter, respectively, from receiving payments thereunder. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a Change in Control of the Company if (a) the Company terminates the executive’s employment without Cause or (b) the executive terminates employment with the Company for Good Reason. The benefits to be afforded the named executive officers include: (i) a lump sum cash severance payment equal to three times base salary and short-term incentive target award as of the termination of employment or Change in Control date, whichever is greater; (ii) continuation of health, dental, life and disability insurance coverage for three years; and (iii) reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the Change in Control.

Non-Solicitation and Non-Competition Covenants

Each of the named executive officers is subject to a non-solicitation covenant set forth in such named executive officer’s employment agreement and, other than Mr. Winter, such named executive officer’s change in control severance agreement. These non-solicitation covenants provide that during the term and for a one-year period thereafter (or for a two-year period with respect to Mr. Breier or until January 15, 2016 with respect to Mr. Lechleiter), the named executive officer will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with the named executive officer or any other person or entity.

Mr. Diaz, Mr. Breier and Ms. Henry are also subject to non-compete covenants (Mr. Diaz in connection with the Diaz LTIP Award described below, Mr. Breier under his employment agreement and Ms. Henry under her employment and change in control severance agreement). These non-compete covenants provide that during the term and for a one-year period thereafter, such named executive officer will not, without the prior written approval of the Board of Directors (with respect to Mr. Diaz) or the chief executive officer of the Company (with respect to Mr. Breier or Ms. Henry), (1) become an officer, employee, agent, partner or director of, or otherwise provide services to any other business in direct competition with the Company, or (2) solicit or attempt to take away any customer of the Company.

Stock Incentive Plans

Pursuant to the 2001 Stock Incentive Plan and the 2011 Stock Incentive Plan, upon death, Disability or a Change in Control, any service-based restricted stock and performance-based restricted stock units outstanding as of such date immediately vest, regardless of any other time or performance-related requirement and all outstanding options immediately become fully vested and exercisable until otherwise terminated, exercised or cancelled.

Long-Term Incentive Plan

Pursuant to the long-term incentive plan, if a participating named executive officer is terminated without Cause, or upon Retirement, such named executive officer will receive the prorated portion of such named executive officer’s award for such year, calculated based upon actual achievement of performance goals, payable in three equal installments, one in each calendar year in which the first, second and third anniversary of Retirement or termination without Cause occurs. Upon death or Disability, such named executive officer (or such named executive officer’s beneficiary) shall be entitled to receive such named executive officer’s target award under the long-term incentive plan, payable within thirty days of death or Disability. Also pursuant to the long-term incentive plan, in the event of a Qualified Change in Control, a participating named executive officer will receive, within fifteen days of the Qualified Change in Control, a lump sum payment equal to the maximum award available for such named executive officer for the period in which the Qualified Change in Control occurs, without proration.

Diaz LTIP Award

The Committee granted the Diaz LTIP Award on March 25, 2013 under the 2013 LTIP, which was subsequently approved by shareholders on May 21, 2013. The award was granted as part of the Company’s goal to ensure successful succession planning and to further enhance Mr. Diaz’s compensation if there is a significant increase in the Company’s stock price during the relevant period. Pursuant to the Diaz LTIP Award, Mr. Diaz may receive an award of between $0 and $5,000,000, based upon the Company’s total shareholder return during the performance period, where total shareholder return is defined as the annualized rate of return reflecting the appreciation of Company common stock plus reinvestment of dividends and the compounding effects of dividends paid on reinvested dividends, and rounded to the nearest whole percentage point. The starting stock price for purposes of measuring total shareholder return is $10.82, the closing price of a share of Company common stock on December 31, 2012, and the ending stock price is the average closing price of a share of Company common stock during normal trading hours on the NYSE for the sixty (60) consecutive trading days ending on August 31, 2015.

In the event of an Involuntary Termination during the performance period, the award will remain outstanding and will be paid following the end of the performance period based upon the Company’s total shareholder return as if Mr. Diaz had remained employed with the Company throughout the performance period. In the event that Mr. Diaz’s employment is terminated by reason of his death or Disability during the performance period, the award will be paid based upon the Company’s total shareholder return as of the date of his termination of employment. If Mr. Diaz’s employment is terminated during the performance period for any other reason, the award will be forfeited. In the event that a Change in Control of the Company occurs during the performance period, Mr. Diaz will receive the award calculated based upon the Company’s total shareholder return as of the date of the Change in Control.

Under the terms of the Diaz LTIP Award, Mr. Diaz will be subject to non-solicitation and non-competition covenants for one year following the termination of his employment. In the event that he violates either of those covenants, he will be required to repay the award in full.

Summary of Potential Payments upon Termination or Change in Control

The following table sets forth the dollar amount of payments and benefits that each named executive officer (other than Messrs. Lechleiter and Winter) would receive in various circumstances triggering payments under such named executive officer’s employment agreement or change in control severance agreement, as well as the Company’s 2001 Stock Incentive Plan, 2011 Stock Incentive Plan and long-term incentive plan (including for Mr. Diaz, the Diaz LTIP Award) as of December 31, 2013. For purposes of the following tables, all disclosures under the “Involuntary Termination,” “Change in Control,” “Death/Disability,” and “Retirement” columns assume an eligible triggering event, as described above, has occurred as of December 31, 2013. Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer as planned on January 15, 2014. The expiration of the Lechleiter Agreement triggered payments described below under the “Retirement” column. The amounts set forth below for Mr. Winter are payable under the Winter Agreement. Mr. Winter entered into the Winter Agreement on October 1, 2013 in connection with his resignation as Executive Vice President and President of the Company’s hospital division.

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Paul J. Diaz
Cash payments	$5,535,006	(1)	$5,535,006	(2)	$922,501	(3)	—
Extended employee benefits	27,009	(4)	27,009	(4)	—		—
Equity awards	12,054,102	(5)	12,054,102	(6)	12,054,102	(6)	—
Office space and administrative assistant	226,000	(7)	—		—		—
Long-term incentive plan	922,501	(8)	5,922,501	(9)	5,461,251	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$18,764,618		$23,543,618		$18,437,854		—

Benjamin A. Breier
Cash payments	$2,700,022	(12)	$4,050,033	(2)	$600,005	(3)	—
Extended employee benefits	14,978	(13)	22,467	(4)	—		—
Equity awards	9,870,323	(14)	10,835,214	(6)	10,835,214	(6)	—
Long-term incentive plan	675,005	(8)	675,005	(9)	337,503	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$13,260,328		$15,587,719		$11,772,722		—

Richard A. Lechleiter
Cash payments	—		—		—		$1,072,800	(15)
Extended employee benefits	—		—		—		64,887	(16)
Equity awards	—		—		—		1,663,468	(17)
Long-term incentive plan	—		—		—		—
Reimbursement of legal/accounting fees	—		—		—		—

Total	—		—		—		$2,801,155

Lane M. Bowen
Cash payments	$1,010,083	(18)	$2,020,164	(2)	$252,521	(3)	—
Extended employee benefits	10,496	(19)	20,991	(4)	—		—
Equity awards	1,784,297	(20)	2,251,879	(6)	2,251,879	(6)	—
Long-term incentive plan	378,782	(8)	378,782	(9)	189,391	(10)	$378,782	(8)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$3,183,658		$4,676,816		$2,693,791		$378,782

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Patricia M. Henry
Cash payments	$1,128,101	(21)	$1,750,533	(2)	$189,247	(3)	—
Extended employee benefits	10,454	(19)	20,907	(4)	—		—
Equity awards	1,224,729	(20)	1,643,454	(6)	1,643,454	(6)	—
Long-term incentive plan	354,838	(8)	354,838	(9)	177,419	(10)	$354,838	(8)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,718,122		$3,774,732		$2,010,120		$354,838

Jeffrey P. Winter
Cash payments	$702,709	(22)	—		—		—
Extended employee benefits	—		—		—		—
Equity awards	—		—		—		—
Long-term incentive plan	—		—		—		—	(11)
Reimbursement of legal/accounting fees	—		—		—		—

Total	$702,709		—		—		—

(1)	This amount represents three times the sum of Mr. Diaz’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination. This amount would also typically include the prorated award earned under the short-term incentive plan in the year of termination, payable on such date as if Mr. Diaz was still employed by the Company, but no award was made to Mr. Diaz for 2013 under such plan.

(2)	These amounts represent three times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination.

(3)	These amounts represent a prorated portion of such named executive officer’s target award under the short-term incentive plan in the year of death or Disability, payable on the same date as if such named executive officer was still employed by the Company.

(4)	These amounts represent the Company’s cost to provide health, dental, life and long-term disability benefits for a three-year period based upon the named executive officer’s coverage as of December 31, 2013.

(5)	This amount represents the fair value of three years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2013 closing price of the Company’s Common Stock on the NYSE of $19.74.

(6)	These amounts represent the fair value of full vesting for all outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2013 closing price of the Company’s Common Stock on the NYSE of $19.74.

(7)	This amount represents the estimated cost to provide appropriate office space and an administrative assistant’s salary and benefits for a two-year period based upon the 2013 cost for these items.

(8)	These amounts represent the prorated portion of the actual award such named executive officer would have received under the long-term incentive plan in the year of termination without Cause or Retirement (if applicable), payable on the same dates as if such named executive officer was still employed by the Company. Because the Company has assumed for purposes of this table the eligible triggering event occurred as of December 31, 2013, these amounts represent the actual awards earned by the named executive officers for 2013 under the long-term incentive plan.

(9)	These amounts, payable under the long-term incentive plan within 15 days of a Qualified Change in Control, represent such named executive officer’s maximum award under the long-term incentive plan in the year of termination. In addition, for Mr. Diaz, this amount includes the amount of the Diaz LTIP Award that would be payable based on total shareholder return between December 31, 2012 ($10.82) and the average closing price of a share of Company Common Stock for the sixty (60) consecutive trading days ending December 31, 2013. See the “Cash Incentives – Diaz LTIP Award” portion of the Compensation Discussion and Analysis section beginning on page 32 for a description of the Diaz LTIP Award.

(10)	These amounts represent such named executive officer’s target award under the long-term incentive plan in the year of death or Disability, payable within 30 days of death or Disability. In addition, for Mr. Diaz, this amount includes the amount of the Diaz LTIP Award that would be payable based on total shareholder return between December 31, 2012 ($10.82) and the average closing price of a share of Company Common Stock for the sixty (60) consecutive trading days ending December 31, 2013. See the “Cash Incentives – Diaz LTIP Award” portion of the Compensation Discussion and Analysis section beginning on page 32 for a description of the Diaz LTIP Award.

(11)	Retirement awards are not payable under the long-term incentive plan until age 55. As such, Messrs. Diaz and Breier would not be eligible to receive a retirement benefit under the long-term incentive plan if they retired as of December 31, 2013. Mr. Winter is not eligible for any such award per the Winter Agreement.

(12)	This amount represents two times the sum of Mr. Breier’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination. This amount would also typically include the prorated award earned under the short-term incentive plan in the year of termination, payable on such date as if Mr. Breier was still employed by the Company, but no award was made to Mr. Breier for 2013 under such plan.

(13)	This amount represents the Company’s cost to provide health, dental, life and long-term disability benefits for a two-year period based upon Mr. Breier’s coverage as of December 31, 2013.

(14)	This amount represents the fair value of two years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2013 closing price of the Company’s Common Stock on the NYSE of $19.74

(15)	This amount reflects a lump sum payment of $1,072,800, payable within 14 days of retirement. This amount would also typically include the actual award earned by Mr. Lechleiter under the short-term incentive plan for 2013, payable on such date as if Mr. Lechleiter was still employed by the Company, but no award was made to Mr. Lechleiter for 2013 under such plan.

(16)	This amount represents the Company’s cost to provide health, dental, life and long-term disability benefits for a 30-month period based upon Mr. Lechleiter’s coverage as of December 31, 2013.

(17)	This amount represents the fair value of 27 months of additional vesting of service-based restricted stock and 18 months of additional vesting of outstanding stock options and performance-based restricted stock units calculated using the December 31, 2013 closing price of the Company’s Common Stock on the NYSE of $19.74.

(18)	This amount represents one and one-half times the sum of Mr. Bowen’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of such termination. This amount would also typically include the prorated award earned under the short-term incentive plan in the year of termination, payable on such date as if Mr. Bowen was still employed by the Company, but no award was made to Mr. Bowen for 2013 under such plan.

(19)	These amounts represent the Company’s cost to provide health, dental, life and long-term disability benefits for an 18-month period based upon such named executive officer’s coverage as of December 31, 2013.

(20)	These amounts represent the fair value of 18 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2013 closing price of the Company’s Common Stock on the NYSE of $19.74.

(21)	This amount represents (i) the prorated award earned by Ms. Henry under the short-term incentive plan in the year of termination, payable on such date as if Ms. Henry was still employed by the Company, plus (ii) one and one-half times the sum of her base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of such termination.

(22)	This amount represents the full award earned for 2013 under the short-term incentive plan and long-term incentive plan for 2013, assuming Mr. Winter was still employed as the Company’s Executive Vice President and President, Hospital Division.

Director Compensation

For 2013, the quarterly cash retainer for each non-employee director was reduced by 10% from $24,000 to $21,600 in connection with the Company’s overall cost-savings plan. During 2013, non-employee directors received: (1) the quarterly cash retainer referenced above; (2) an additional $4,000 quarterly retainer for the Audit Committee chair; and (3) an additional $2,500 quarterly retainer for the other committee chairs. In addition, the lead independent director received an additional quarterly retainer of $2,500.

On March 25, 2013, the Company issued to Mr. Kuntz and each non-employee director (other than Mr. Eddy J. Rogers, who had notified the Company that he did not intend to stand for re-election to the Board of Directors at the 2013 annual meeting) 11,737 shares of restricted Common Stock. These shares vest in full on the first anniversary of their grant date. These shares were issued under the 2001 Equity Plan for Non-Employee Directors, as amended and restated (the “2001 Directors Plan”) for Messrs. Ackerman, Blum and Cooper, and under the 2012 Equity Plan for Non-Employee Directors (the “2012 Directors Plan”) for Ms. Yale and Messrs. Hjelm, Kaufman, Kleisner and Short.

Under both the 2001 Directors Plan and the 2012 Directors Plan, the Committee has the authority to grant stock options or restricted shares at its discretion to non-employee directors of the Company. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under either plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all shares subject to the stock option shall immediately vest, and will have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The 2001 Directors Plan and the 2012 Directors Plan expressly prohibit the Company from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under such plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure. The 2001 Plan also permits stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Board of Directors to remain exercisable for the original life of the option.

Pursuant to the Company’s Stock Ownership Guidelines that apply to its non-employee directors, each non-employee director is required to own shares of the Company’s Common Stock valued at three times his or her annual cash retainer. The Company’s annual cash retainer for its non-employee directors was $86,400 in 2013. If the applicable ownership guideline is not achieved in any year following an annual calculation, the director is required to retain an amount equal to one hundred percent of net shares received under any equity award subsequently issued to such director until the ownership guideline is met.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the fiscal 2013 compensation for all persons who served as a director of the Company during 2013. Ms. Donigan and Mr. Goodman were appointed to the Board of Directors in March 2014 and did not receive compensation from the Company in 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation		Total
Edward L. Kuntz (4)	—	$124,999	—	$318,372	(5)	$443,371
Paul J. Diaz (6)	—	—	—	—		—
Joel Ackerman	$96,400	$124,999	—	—		$221,399
Jonathan D. Blum	$86,400	$124,999	—	—		$211,399
Thomas P. Cooper, M.D.	$106,400	$124,999	—	—		$231,399
Christopher T. Hjelm	$86,400	$124,999	—	—		$211,399
Isaac Kaufman (7)	$102,400	$124,999	—	—		$227,399
Frederick J. Kleisner	$93,900	$124,999	—	—		$218,899
Eddy J. Rogers, Jr. (8)	$48,200	—	—	—		$48,200
John H. Short, Ph.D.	$86,400	$124,999	—	—		$211,399
Phyllis R. Yale	$93,900	$124,999	—	—		$218,899

(1)	This amount represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 11,737 shares of restricted Common Stock granted on March 25, 2013, which shares vest in full on the first anniversary of their date of grant. Grant date fair value is calculated using the March 25, 2013 closing price of the Company’s Common Stock on the NYSE of $10.65.

(2)	As of December 31, 2013, each director held the following number of unvested shares of restricted stock: Mr. Kuntz – 11,737 shares; Mr. Ackerman – 11,737 shares; Mr. Blum – 11,737 shares; Dr. Cooper – 11,737 shares; Mr. Hjelm – 13,204 shares; Mr. Kleisner – 11,737 shares; Dr. Short – 13,204 shares; and Ms. Yale – 11,737 shares.

(3)	There were no option awards granted during 2013. As of December 31, 2013, each director held the following number of outstanding, unexercised stock options: Mr. Kuntz – 78,087; Mr. Ackerman – 15,000; Mr. Blum – 15,000; Dr. Cooper – 19,626; and Mr. Kleisner – 15,000.

(4)	Mr. Kuntz is compensated as an employee of the Company and does not receive any additional compensation for serving as a director of the Company. Additional details about Mr. Kuntz’s compensation arrangement are set forth below.

(5)	This amount includes compensation awarded to Mr. Kuntz pursuant to the terms of his 2009 Agreement and 2013 Agreement with the Company, both of which are discussed below, and includes base salary, contributions for the benefit of Mr. Kuntz to the Company’s 401(k) Plan, the taxable value of life insurance premiums paid by the Company, and a miscellaneous bonus, as follows:

Base Salary	401(k)	Life	Bonus	Total
$315,000	$204	$2,368	$800	$318,372

(6)	Mr. Diaz is compensated as an executive officer of the Company and does not receive any additional compensation for serving as a director of the Company. See the Summary Compensation Table beginning on page 42.

(7)	Mr. Kaufman passed away on December 24, 2013. As of December 31, 2013, Mr. Kaufman’s estate held 19,626 outstanding unexercised options.

(8)	Mr. Rogers notified the Company on March 27, 2013 that he did not intend to stand for re-election to the Board of Directors at the 2013 annual meeting. Mr. Rogers’ term as a member of the Board of Directors expired on May 21, 2013 upon conclusion of the 2013 annual meeting. As of December 31, 2013, Mr. Rogers held 19,626 outstanding unexercised options.

On March 20, 2009, the Company entered into an employment agreement with Mr. Kuntz, effective as of May 20, 2009 (the “2009 Agreement”), pursuant to which Mr. Kuntz stepped down as Executive Chair of the Board of Directors and now serves as Chair of the Board of Directors. As Chair, Mr. Kuntz coordinates all matters and committee activities of the Board of Directors, acts as the principal liaison between the Board of Directors and senior management and provides information and guidance to the Board of Directors and the Company’s Chief Executive Officer. In addition, the 2009 Agreement terminated his prior change in control severance agreement with the Company effective May 20, 2009.

Pursuant to the 2009 Agreement, Mr. Kuntz’s base salary was $350,000. In 2012, Mr. Kuntz’s base salary was reduced by 10% in connection with the Company’s overall cost-savings plan. This 10% reduction was continued during 2013. Also pursuant to the 2009 Agreement, Mr. Kuntz was able to (1) participate in certain employee benefit plans of the Company, but was not eligible to participate in any cash incentive plan of the Company, (2) have outstanding equity awards vest in accordance with their original terms and conditions, and (3) participate in the Company’s equity incentive plan for employees, provided that any equity awards granted to Mr. Kuntz were substantially comparable to equity awards granted to the Company’s non-employee directors.

On December 12, 2013, Mr. Kuntz notified the Company that he did not intend to stand for re-election to the Board of Directors at the 2014 Annual Meeting. Also on December 12, 2013, the Company entered into an amended employment agreement with Mr. Kuntz (the “2013 Agreement”), as well as a consulting agreement (described below). Pursuant to the 2013 Agreement, Mr. Kuntz will continue to serve as Chair of the Board of Directors until the expiration of the 2014 Annual Meeting, unless his employment is terminated before such date as set forth therein. Pursuant to the 2013 Agreement, Mr. Kuntz will earn the same salary and have the same duties as set forth in the 2009 Agreement. Also pursuant to the 2013 Agreement, during Mr. Kuntz’s service as Chair, he will (1) participate in certain employee benefit plans of the Company, (2) be ineligible to participate in any cash incentive plans of the Company or future equity grants unless otherwise re-elected to the Board of Directors, (3) be reimbursed for reasonable business expenses, and (4) receive an office and an administrative assistant. Should Mr. Kuntz serve as Chair through the expiration of the 2014 Annual Meeting, he shall also be entitled to 24 months of continued coverage under the Company’s employee benefit plans. The 2013 Agreement also includes a non-solicitation covenant that provides that during Mr. Kuntz’s service as Chair and for a one-year period thereafter, Mr. Kuntz will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with Mr. Kuntz or any other person or entity. In exchange for the payments to be received under the 2013 Agreement, Mr. Kuntz waived the right to any and all severance or termination payments under the Company’s other severance plans or agreements.

The Company also entered into a consulting agreement with Mr. Kuntz on December 12, 2013 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Kuntz will serve as senior advisor to the Company’s chief executive officer, the Chair of the Board of Directors and the Board of Directors generally, and provide such other services as may be requested by the Company. The Consulting Agreement shall be effective from June 1, 2014 through June 1, 2016. Mr. Kuntz will be paid a consulting fee of $10,000 per month, as well as reimbursement of reasonable and pre-approved expenses. The Consulting Agreement contains a non-compete covenant that provides that during the term of the Consulting Agreement, Mr. Kuntz will not, without the prior written approval of the chief executive officer of the Company, (1) become an officer, employee, agent, partner or director of, or otherwise provide services to any other business in direct competition with the Company, or (2) solicit or attempt to take away any customer of the Company. The Consulting Agreement also includes a non-solicitation covenant that provides that during the term of the Consulting Agreement, Mr. Kuntz will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with Mr. Kuntz or any other person or entity.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board is composed entirely of independent directors satisfying the requirements of the NYSE listing standards. The Executive Compensation Committee is composed of Mr. Frederick J. Kleisner (Chair), Mr. Joel Ackerman, Mr. Jonathan D. Blum and Ms. Phyllis R. Yale. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and equity-based incentive compensation plans for the executive officers of the Company.

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based upon the foregoing review and discussion with management, the Executive Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

Frederick J. Kleisner, Chair
Joel Ackerman
Jonathan D. Blum
Phyllis R. Yale

Executive Compensation Committee Interlocks and Insider Participation

Mr. Joel Ackerman, Mr. Jonathan Blum and Ms. Phyllis R. Yale served on the Executive Compensation Committee of the Board of Directors for all of 2013. Mr. Eddy J. Rogers, Jr. served as a member and Chair of the Executive Compensation Committee until May 21, 2013, at which time he was replaced as a member and Chair by Mr. Frederick J. Kleisner. None of the persons who served on the Executive Compensation Committee during the last completed fiscal year is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has, or has had, one or more of its executive officers serving as a member of the Company’s Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three directors. Each member of the Audit Committee is independent and financially literate as defined in the NYSE listing standards. Thomas P. Cooper, M.D. and Mr. Christopher T. Hjelm served on the Audit Committee for all of 2013. Mr. Frederick J. Kleisner served on the Audit Committee from January 1, 2013 until May 21, 2013. Mr. Ackerman began serving on the Audit Committee on September 29, 2013. Mr. Isaac Kaufman served as a member and Chair of the Audit Committee until December 24, 2013, at which time he was replaced as Chair by Mr. Joel Ackerman.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. PricewaterhouseCoopers LLP is responsible for auditing the Company’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America (“GAAP”), and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Management has represented to PricewaterhouseCoopers LLP and the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP.

The Audit Committee held five meetings during 2013. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Audit Committee also discussed with the Company’s internal auditors and with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent registered public accounting firm with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE

Joel Ackerman, Chair
Thomas P. Cooper, M.D.
Christopher T. Hjelm

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2013 with respect to (1) equity plans that were approved by the Company’s shareholders, and (2) equity plans that have been subsequently approved by the Company’s shareholders but had not been approved by the Company’s shareholders at the time of certain equity grants.

Equity Compensation Plan Information

(as of December 31, 2013)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	991,197	(2)	$19.77	1,033,186	(3)
Equity compensation plans not approved by security holders	31,404	(4)	$19.87	—

Total	1,022,601		$19.77	1,033,186

(1)	The 2001 Stock Incentive Plan, 2011 Stock Incentive Plan and 2012 Directors Plan have each been approved by the Company’s shareholders and are included in these totals. The 2001 Directors Plan was approved by the Company’s shareholders on May 18, 2004 (with certain amendments thereto approved by the Company’s shareholders on May 31, 2007).

(2)	Represents 846,429 shares of Common Stock underlying outstanding stock options granted pursuant to the 2001 Stock Incentive Plan and 144,768 shares of Common Stock underlying stock options granted to non-employee directors pursuant to the 2001 Directors Plan after the date on which the 2001 Directors Plan was approved by the shareholders. No option awards had been granted under the 2011 Stock Incentive Plan or the 2012 Directors Plan as of December 31, 2013.

(3)	Restricted Common Stock and other forms of equity awards may be issued pursuant to the 2011 Stock Incentive Plan, the 2001 Directors Plan and the 2012 Directors Plan. Pursuant to its terms, no equity awards remain available for issuance after March 26, 2012 under the 2001 Stock Incentive Plan.

(4)	This amount includes shares of Common Stock underlying stock options granted to non-employee directors pursuant to the 2001 Directors Plan prior to May 18, 2004, the date on which the Directors Plan was approved by the Company’s shareholders. Set forth below is additional information with respect to the 2001 Directors Plan.

The Company maintains the 2001 Directors Plan to promote the Company’s interests and the interests of its shareholders by allowing the Company to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company. The Board of Directors initially adopted the 2001 Directors Plan on May 21, 2001. The Board of Directors amended and restated the 2001 Directors Plan on March 19, 2004, subject to shareholder approval, which was obtained at the Company’s annual meeting on May 18, 2004. On May 31, 2007, the Company’s shareholders approved additional amendments to the 2001 Directors Plan.

Currently, the 2001 Directors Plan provides the Executive Compensation Committee with the authority to grant stock options or restricted shares at its discretion to non-employee directors of the Company. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under the 2001 Directors

Plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all shares subject to the stock option shall immediately vest, and will have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The 2001 Directors Plan expressly prohibits the Company from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under the 2001 Directors Plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure. The 2001 Directors Plan also permits stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Board of Directors to remain exercisable for the original life of the option.

PROPOSAL 2.    ADVISORY VOTE ON THE

COMPANY’S EXECUTIVE COMPENSATION PROGRAM

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s rules.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis” beginning on page 16, the Company’s executive compensation programs are designed to attract, motivate, and retain the Company’s executive officers, who are critical to the Company’s success. Under these programs, the Company’s executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please see “Compensation Discussion and Analysis” beginning on page 16 for additional details about the Company’s executive compensation program, including information about the fiscal year 2013 compensation of the Company’s named executive officers.

The Executive Compensation Committee continually reviews the compensation program for the Company’s executive officers to ensure they achieve the desired goals of aligning the Company’s executive compensation program with its shareholders’ interests and current market practices. The Company also has several governance policies in place to align executive compensation with shareholder interests and mitigate risks in its compensation plans, including stock ownership guidelines, limited perquisites, and a prohibition against hedging.

The Company is asking its shareholders to indicate their support for the named executive officer compensation as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the Company’s executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company will ask its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider its shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the approval, on an advisory basis, of the Company’s executive compensation program

PROPOSAL 3.    PROPOSAL TO APPROVE

THE KINDRED HEALTHCARE, INC. 2011

STOCK INCENTIVE PLAN, AMENDED AND RESTATED

The Board of Directors has approved, subject to shareholder approval, an amendment and restatement of the Kindred Healthcare, Inc. 2011 Stock Incentive Plan (the “Amended & Restated Plan”) which would (i) increase the number of shares of our common stock reserved for issuance under the plan by an additional 2,700,000 shares, (ii) add additional performance measures available for awards designed to qualify as “performance-based” compensation as discussed further below, (iii) revise the share counting provisions relating to the availability of shares granted pursuant to Incentive Awards which are not retained by plan participants, (iv) eliminate single trigger vesting for all grants of Options (as defined below) and restricted stock made after the effective date of the amendment, and, in lieu thereof, provide that such awards would be subject to double-trigger vesting following a change in control, as further described below, and (v) provide for certain other administrative amendments.

You are being asked to approve the Amended & Restated Plan. The Board adopted the Amended & Restated Plan on March 26, 2014, and directed that the Amended & Restated Plan be submitted to the shareholders of the Company for their approval. If shareholders approve the Amended & Restated Plan, it will become effective, on its amended and restated terms, as of the date of such shareholder approval (the “Amendment Date”). If shareholders do not approve the Amended & Restated Plan, we will continue to grant equity awards under the terms of the Kindred Healthcare, Inc. 2011 Stock Incentive Plan as currently in effect and subject to existing terms and conditions, including existing authorized share limits (referred to herein as the “Current Plan”).

In addition, the Amended & Restated Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code, however, there can be no guarantee that amounts payable under the Amended & Restated Plan will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and shareholder approval of the Amended & Restated Plan will be deemed to constitute approval of each of these aspects of the Amended & Restated Plan for purposes of the approval requirements of Section 162(m).

Summary of Material Amendments

Increase in Shares Available for Incentive Awards

The Amended & Restated Plan promotes the interests of the Company by providing the Company’s employees, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in their employment and to improve the Company’s growth. The availability of an adequate number of shares available for issuance under the Amended & Restated Plan is an important factor in fulfilling these purposes. The Board of Directors believes that the current number of shares available for grants will not be sufficient to meet the Company’s anticipated need going forward. Therefore, with the purpose of providing the Company with sufficient equity incentive opportunities for its key employees, the Board of Directors approved, subject to stockholder approval, an increase in the number of shares of Common Stock available for issuance under the Amended & Restated Plan from 3,000,000 to 5,700,000. As of March 27, 2014, 2,711,865 shares of Common Stock have been issued or are subject to issuance in the future upon the exercise or vesting of outstanding incentive awards granted under the Current Plan. An additional 177,500 shares of Common Stock have been cancelled as of March 27, 2014 and are ineligible for future issuance under the Current Plan. As of March 27, 2014, only 110,635 shares of Common Stock remained available for issuance under the Current Plan in the form of new grants. The proposed amendment would increase the number of shares available for future issuance under the Amended & Restated Plan by 2,700,000. The Amended & Restated Plan also clarifies that all shares of Common Stock available for issuance under the Amended & Restated Plan may be granted in the form of incentive stock options.

Share Counting

The Current Plan provides that any Plan Shares (as defined below) covered by awards which terminate, expire, or are cancelled for any reason without having been exercised, vested or paid, are again available for issuance. In addition, the proposed amendment would also permit any Plan Shares that are withheld to pay tax withholding obligations relating to the vesting or settlement of full value awards (such as restricted shares or restricted stock units) to be available for future grants. The proposed amendment also clarifies that Plan Shares covered by awards which fail to vest in whole or in part due to the failure to achieve a related performance goal, and Plan Shares that are not delivered because the underlying award is settled in cash, will be available for future awards. The proposed amendment would prohibit the recycling of (1) any Plan Shares exchanged or withheld by the Company in payment or settlement of an exercise price or tax withholding obligation relating to an Option or a stock appreciation right, (2) Plan Shares not delivered pursuant to the net settlement of a stock appreciation right, or (3) shares purchased on the open market with the proceeds of an exercise price.

Performance Goals

Section 9(b) of the Current Plan sets forth certain objective performance measures that may apply to performance-based equity awards granted under the Current Plan which are intended to qualify as “performance-based” compensation pursuant to Section 162(m) of the Code. The Board has approved the addition of certain additional performance measures as set forth in Section 9(b) of the Amended & Restated Plan. As discussed above, under Section 162(m) of the Code, such performance measures need to be approved by the Company’s shareholders in order to so qualify. Therefore, in accordance with the requirements of Section 162(m) of the Code, the Board of Directors recommends, and this proposal also encompasses, approval of (or re-approval of, as applicable) all of the performance measures set forth in Section 9(b) of the Amended & Restated Plan attached hereto.

Conversion from Single Trigger to Double Trigger Change in Control Vesting

The Current Plan provides that the vesting of outstanding Options (as defined below) and restricted stock grants will accelerate upon the occurrence of a change of control (i.e. “single trigger” vesting). To further align the Company’s equity grants with “best practices” the Amended & Restated Plan provides that, with respect to grants of Options and restricted stock made after the Amendment Date, the vesting of such awards would only accelerate upon the termination of a participant’s employment without Cause or for Good Reason (each as defined in the Amended & Restated Plan) during the 18-month period immediately following a change in control (i.e., “double trigger” vesting). For the avoidance of doubt, Options and restricted stock awards outstanding as of the Amendment Date will continue to be subject to “single trigger” vesting.

Key Corporate Governance Features

The Amended & Restated Plan contains a number of provisions that the Board of Directors believes are consistent with the interests of shareholders and sound corporate governance practices. Some of the key features of the Amended & Restated Plan that reflect the Board of Director’s commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Description of Principal Features of the Amended & Restated Plan.”

•	Double Trigger Acceleration. As discussed above, Options and shares of restricted stock granted after the Amendment Date will no longer vest automatically upon a change in control of the Company.

Instead, these awards will remain outstanding subject to “double trigger” vesting in the event that the participant’s employment is terminated by the Company without Cause or by the participant for Good Reason, in either case within the 18 months following the change in control.

•

No Discount Stock Options. The Amended & Restated Plan generally prohibits the granting of stock options with an exercise price of less than the fair market value of the Company’s Common Stock at the time of the grant.

•	No Stock Option Repricing. The Amended & Restated Plan prohibits the repricing of stock options, stock appreciation rights or other purchase rights without the approval of shareholders.

•

No Liberal Share Recycling. The Amended & Restated Plan prohibits the recycling of shares withheld in connection with the exercise or settlement of a stock option or stock appreciation right, including shares withheld in respect of the exercise price or in satisfaction of tax withholding obligations.

•

Clawback. The Amended & Restated Plan provides that the Company may recoup any compensation paid to a participant under the Amended & Restated Plan to the extent permitted or required by applicable law, listing exchange policy, or Company policy.

•

Limitation on Short Vesting Periods. The Amended & Restated Plan provides that no more than 5% of the maximum aggregate number of shares authorized for issuance under the Amended & Restated Plan may be subject to service-based restricted stock grants that vest more rapidly than annual pro rata over a three-year period.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Executive Compensation Committee.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Amended & Restated Plan can be automatically replenished.

•	No Automatic Grants. The Amended & Restated Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-Ups. The Amended & Restated Plan does not provide for any tax gross-ups.

Description of Principal Features of the Amended & Restated Plan

The following is a summary of the material features of the Amended & Restated Plan. This summary is subject in all respects to the complete text of the Amended & Restated Plan, which is attached as Appendix A.

In General

The Amended & Restated Plan provides for the grant of several specific types of stock-based awards to the Company’s employees and to employees of its affiliates: incentive stock options (which we refer to as “ISOs”) and non-qualified stock options (which we refer to as “NQSOs” and together with ISOs, as “Options”); restricted shares; and other equity-based or equity-related awards, each of which is described in detail below. The Amended & Restated Plan allows the Company’s Executive Compensation Committee to determine the terms and conditions of various types of equity awards on a case-by-case basis.

The Amended & Restated Plan will be administered by a committee of the Company’s Board of Directors, typically the Executive Compensation Committee, which is comprised of two or more non-employee directors, each of whom must be an “independent” director as required by the listing standards of the NYSE or any other exchange on which the Company’s Common Stock is listed. Under the Amended & Restated Plan, the Executive Compensation Committee has the authority to select the employees who may be granted incentive awards (“participants”), the number and type(s) of such awards granted, and, within certain limitations contained in the Plan, all other terms and conditions of the awards (which are to be contained in and evidenced by a “grant agreement”), as described in more detail below. The Executive Compensation Committee may also delegate this authority to a subcommittee, or to one or more employees of the Company (including the Chief Executive Officer) who may grant awards to persons who are not “executive officers” within the meaning of Rule 16a-1 of the Exchange Act. Employees eligible to receive awards are those who are largely responsible for the management, growth or protection of the Company, which is, as of the date of this filing, approximately 170 employees.

Subject to adjustment as described below, awards under the Amended & Restated Plan may be granted with respect to no more than 5,700,000 shares of Common Stock (“Plan Shares”) in the aggregate. As of March 27, 2014, of this 5,700,000 shares, 2,711,865 shares of Common Stock have been issued or are subject to issuance in the future upon the exercise or vesting of outstanding incentive awards. In any calendar year, no participant may be granted awards with respect to more than 500,000 shares. All shares of Common Stock available for issuance under the Amended & Restated Plan may be granted in the form of ISOs. The Amended & Restated Plan does not restrict the number of Plan Shares with respect to specific types of awards.

Adjustments in the Number of Shares Subject to the Amended & Restated Plan

Any Plan Shares that are withheld to pay tax withholding obligations relating to the vesting or settlement of full value awards (such as restricted shares or restricted stock units) will again be available for issuance in connection with awards under the Amended & Restated Plan. In addition, awards which, by their terms, may be settled only in cash, or awards which are in fact paid or settled in cash, will not reduce the number of Plan Shares with respect to which awards may be issued. However, any shares which are (1) exchanged or withheld by the Company in payment or settlement of an exercise price or tax withholding obligation relating to an Option or a stock appreciation right, (2) not delivered pursuant to the net settlement of a stock appreciation right, or (3) purchased on the open market with the proceeds of an exercise price, may not be again available for issuance under the Amended & Restated Plan. Plan Shares related to awards that are assumed, replaced, converted or adjusted in the context of a corporate acquisition or merger will not reduce the number available for award under the Amended & Restated Plan.

In other events in which an outstanding award under the Amended & Restated Plan expires, terminates or is cancelled for any reason, including awards which fail to vest in whole or in part as a result of a failure to achieve any applicable performance goal, the Plan Shares subject to the unexercised, unvested or unpaid portion of such award will again be available for award under the Amended & Restated Plan.

The Amended & Restated Plan provides for an appropriate adjustment in the number of Plan Shares available to be issued under the Amended & Restated Plan and under outstanding awards, in the related exercise price for outstanding awards, upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of Plan Shares and certain other similar events, in a manner deemed equitable by the Executive Compensation Committee.

Options

Each Option will entitle the holder to purchase a specified number of Plan Shares. The exercise price and vesting schedule of each Option will be determined by the Executive Compensation Committee or an officer of the Company with appropriate authority on the date of grant of such Option and will be set forth in the grant agreement. No Option will be exercisable after the expiration of ten years from the date such Option is granted or provide for rights to dividends or dividend equivalents. The exercise price will not be less than the fair market value of a Plan Share on the date of grant, provided that an NQSO may be granted with an exercise price lower than such fair market value if granted pursuant to an assumption or substitution for another option in a manner satisfying Section 409A of the Code. The exercise price will be paid in cash or in shares of the Company’s common stock (owned for at least six months) valued at their fair market value on the date of exercise, or a combination of the two. In addition, Options may be exercised through a registered broker-dealer pursuant to cashless exercise, through the Company pursuant to net settlement, in either case pursuant to procedures which are, from time to time, deemed acceptable by the Company, or pursuant to any other procedure approved by the Executive Compensation Committee from time to time.

Unless otherwise specified by the terms of the individual grant agreement, in the event that the employment of a participant terminates (1) for any reason other than disability, retirement, cause (as such terms are defined in the Amended & Restated Plan) or death, Options granted to such participant, to the extent that they were exercisable at the time of termination, will remain exercisable for 90 days after such termination, and those not exercisable at such time will expire at such time; (2) on account of the retirement of the participant, Options granted to such participant, to the extent that they were exercisable at the time of termination, will remain exercisable for two years from termination (in the case of NQSOs) or for 90 days after termination (in the case of ISOs), and those not exercisable at such time will expire at such time; (3) on account of the disability or death of the participant, Options granted to such participant will become immediately exercisable and will remain exercisable by such participant or his designated beneficiary, respectively, for two years after termination (in the case of NQSOs) or for one year after termination (in the case of ISOs); and (4) for cause, all outstanding Options granted to such participant (whether or not then exercisable) will expire at the commencement of business on the date of such termination. However, no Option may be exercised after the expiration of its term.

Unless otherwise specified by the terms of the individual grant agreement, upon the occurrence of a change in control of the Company (as defined in the Amended & Restated Plan), each Option granted under the Amended & Restated Plan prior to the Amendment Date and outstanding at such time will become fully and immediately exercisable and will remain exercisable until its expiration or cancellation under the Amended & Restated Plan. With respect to each Option granted under the Amended & Restated Plan following the Amendment Date, unless otherwise specified by the terms of the individual grant agreement, such Option will become fully and immediately exercisable, in the event that the participant’s employment is terminated by the Company without cause, or by the participant for good reason (as such terms are defined in the Amended & Restated Plan), in each case within the 18 month period immediately following such change in control.

Restricted Shares

Restricted shares granted under the Amended & Restated Plan may not be transferred, pledged, assigned or otherwise encumbered by the participant and will be subject to forfeiture until they vest and become fully transferable without restriction according to the vesting schedule set forth in the individual grant agreement. Vesting is not limited under the Amended & Restated Plan, to a minimum three-year period, and the Amended & Restated Plan specifically allows vesting based on the achievement of specific performance goals (over a performance period of at least 12 months), in addition to or in lieu of vesting based on continued service for the Company. Such individual grant agreements will also provide for any other conditions or limitations deemed advisable by the Executive Compensation Committee. However, no more than 5% of the maximum aggregate Plan Shares authorized for issuance under the Amended & Restated Plan may be covered by service-vested restricted share grants that vest more quickly than pro rata over a service period of at least three years.

Unless otherwise specified by the terms of the individual grant agreement, if a participant’s employment terminates prior to the service-based vesting dates of restricted shares for any reason other than death or disability, restricted shares awarded to such participant that have not yet vested will be forfeited on the date of termination without payment of any consideration therefore. If employment of a participant ends on account of death or disability prior to the expiration of any service-based vesting period, restricted shares awarded to such participant will immediately vest. If such a participant held performance-based vesting restricted shares at death or disability, a portion of the Plan Shares will vest, pro rata, based on the portion of the performance period that has elapsed before employment terminated, assuming target performance was achieved.

Unless otherwise specified by the terms of the individual grant agreement, upon the occurrence of a change in control of the Company (as defined in the Amended & Restated Plan), each restricted share granted under the Amended & Restated Plan prior to the Amendment Date and outstanding at such time will immediately vest as if the service or performance required for vesting were achieved, and will become fully transferable. With respect to each restricted share granted under the Amended & Restated Plan following the Amendment Date, unless otherwise specified by the terms of the individual grant agreement, such restricted share will vest and become freely transferable as if the service or target performance required for vesting were achieved in the event that the participant’s employment is terminated by the Company without cause, or by the participant for good reason (as such terms are defined in the Amended & Restated Plan), in each case within the 18-month period immediately following such change in control.

Other Stock-Based Awards

Other equity-based or equity-related incentive awards, such as stock appreciation rights, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses or share-denominated performance units may be granted by the Executive Compensation Committee under the Amended & Restated Plan and will be evidenced by individual grant agreements specifying the terms of the award. Such awards may provide for the transfer of actual Plan Shares to the participant or the payment of cash amounts that are based on the value of Plan Shares. Any awards that provide for payment strictly in cash and in no event may result in the transfer of actual Plan Shares to the participant do not reduce the number of Plan Shares available for issuance under the Amended & Restated Plan.

Equity-based or equity-related awards may, in the discretion of the Executive Compensation Committee, provide for an immediate transfer or payment to the participant or be subject to performance-based or service-based vesting conditions.

Performance-Based Awards; Approval of Performance Measures

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based” compensation are exempt from Section 162(m), thus allowing the Company the full federal tax deduction for such compensation. The Amended & Restated Plan allows, but does not require, the Executive Compensation Committee to grant awards that will be exempt from the deduction limits of Section 162(m) based on performance criteria approved by shareholders. All stock options issued under the Amended & Restated Plan will generally be exempt because the exercise price will typically never be less than the fair market value on the date of grant. However, there can be no guarantee that amounts payable under the Amended & Restated Plan intended to qualify as “performance-based” compensation will be treated as qualified “performance-based” compensation under Section 162(m) of the Code.

If the Executive Compensation Committee desires that an award be exempt from Section 162(m) of the Code, the performance goals must relate to one of the following performance measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) pre-tax profit, gross profit or operating gross profit, (v) cash flow measures, (vi) productivity or efficiency ratios, (vii) share price or total stockholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) account receivable collection days, (xiv) EBIT, EBITDA, EBITM, EBITDAR, EBITDARM (each as defined in the Amended & Restated Plan) and any derivative thereof, (xv) economic value added or other value added measurements, (xvi) individual management, performance or quality objectives or (xvii) any combination of the foregoing. Any performance measure(s) may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Executive Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Executive Compensation Committee, in its sole discretion, deems appropriate.

To satisfy the requirements that apply to performance-based compensation, these performance goals must be approved by the Company’s shareholders.

The Executive Compensation Committee generally retains the discretion to reduce or eliminate the amount payable to any participant with respect to an award that is intended to qualify as “performance-based” compensation, although for any award which is to be settled in shares, this right must be explicitly reserved in the relevant grant agreement. In no event may the Executive Compensation Committee increase the amount of any such award as calculated in accordance with the pre-established performance targets and schedule.

General Plan Provisions

The Executive Compensation Committee may accelerate the date on which an award becomes vested, exercisable, or transferrable; extend the term of an award (but not beyond 10 years in the case of Options); waive conditions related to vesting, exercisability, or transferability of an award, or provide for the payment of dividends or dividend equivalents with respect to awards (other than Options and unvested performance-based awards).

During the lifetime of a participant, each incentive award granted to a participant is only exercisable by or payable to the participant. No award is transferable or assignable other than by will or the laws of descent and distribution.

By accepting an award under the Amended & Restated Plan, each participant agrees that the Company may request or demand repayment by the participant of compensation paid under the Amended & Restated Plan (in kind, as paid by the Company under the Amended & Restated Plan) to the extent permitted or required by applicable law, the Company’s policy, or an exchange on which Plan Shares are traded.

Change in control is defined under the Amended & Restated Plan to include the acquisition of a 50% controlling interest in the Company, a change in the majority of the Company’s board of directors members over a two-year period (unless replacements were elected by or at the recommendation of 2/3rd of the prior directors), or the consummation of a corporate transaction which results in liquidation of the Company, sale of all or substantially all of its assets or other transaction in which the prior shareholders no longer own at least 50% of the Company.

Amendment or Termination of the Amended & Restated Plan

The Board of Directors may amend the provisions of the Amended & Restated Plan at any time and from time to time, but no amendment may be made that would impair the rights of a participant under a previously granted award without the participant’s consent, or that, without the approval of the Company’s shareholders, would increase the total number of Plan Shares reserved for the purpose of the Amended & Restated Plan or would reduce the exercise price for Options or other purchase rights by repricing or cancelling and replacing such awards.

Benefits to Named Executive Officers and Others

Since the incentive awards granted under the Amended & Restated Plan are discretionary, no data can be provided regarding planned future grants. Therefore, the following table sets forth information pertaining to shares of restricted Common Stock and share performance units which were granted in 2013 pursuant to the Current Plan to the persons or groups named below. The closing trading price of the Common Stock as reported on the NYSE on March 27, 2014 was $22.63 per share.

Kindred Healthcare, Inc. 2011 Stock Incentive Plan

Name and Position	Total Number of Restricted Shares	Dollar Value (1)	Total Number of Performance Units	Dollar Value (1)
Paul J. Diaz, Chief Executive Officer	150,000	$2,961,000	150,000	$2,961,000
Benjamin A. Breier, President and Chief Operating Officer	67,500	$1,332,450	67,500	$1,332,450
Richard A. Lechleiter, Former Executive Vice President and Chief Financial Officer	—	—	—	—
Lane M. Bowen, Vice President and President, Nursing Center Division	25,000	$493,500	25,000	$493,500
Patricia M. Henry, Executive Vice President and President, RehabCare	19,000	$375,060	19,000	$375,060
Jeffrey P. Winter, Former Executive Vice President and President, Hospital Division	25,000	$493,500	25,000	$493,500
All current executive officers as a group (2)	400,500	$7,905,870	335,500	$6,622,770
All employees, including all current officers who are not executive officers, as a group	328,237	$6,479,398	207,000	$4,086,180

(1)	These values are calculated by multiplying the closing price of $19.74 reported on the NYSE for the Common Stock on December 31, 2013, and multiplying that figure by the number of restricted shares and performance units granted in 2013.

(2)	These amounts include awards made to the Named Executive Officers.

Tax Treatment of Awards

The following is a summary of the principal U.S. federal income tax consequences generally applicable to the Company and to participants upon the grant and exercise of the most common types of awards expected to be issued under the Amended & Restated Plan under the now applicable provisions of the Code and the regulations thereunder.

Incentive Stock Options. A participant is not deemed to have received regular taxable income upon grant or exercise of any ISO. Upon exercise of an ISO, the spread between the fair market value of the Plan Shares received and the exercise price will be an item of adjustment for purposes of the alternative minimum tax, unless the participant disposes of the Plan Shares in the same tax year as the ISO is exercised. If a participant disposes of such Plan Shares within one year after the date of exercise and two years after the date of grant (which we refer to as the “ISO holding period”) (such disposition we refer to as a “disqualifying disposition”), any gain on such disqualifying disposition, up to the amount of the spread on exercise, will be ordinary income, with the balance being capital gain. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the recipient. All other gains upon dispositions of Plan Shares received upon exercise of an ISO will be capital gain in an amount equal to the excess of the proceeds received over the exercise price, and the Company will not get a tax deduction either upon grant nor for any spread between the exercise price and fair market value at exercise.

If the participant surrenders previously-owned Plan Shares acquired upon the exercise of an ISO which have not satisfied the ISO holding period in payment of any or all of the exercise price of an ISO, such surrender is a disqualifying disposition of the surrendered Plan Shares that will result in the recognition of ordinary income (although not of capital gain) as described in the immediately preceding paragraph. The number of Plan Shares received upon exercise of the ISO equal in number to the previously-owned shares of the Company’s Common Stock so surrendered would have the tax basis, increased by the amount of ordinary income recognized upon the disqualifying disposition, and capital gain holding period applicable to such surrendered Plan Shares. The additional Plan Shares received upon exercise of the ISO would have a tax basis equal to the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise. The ISO holding period with respect to all the Plan Shares acquired pursuant to the ISO would start on the date of exercise.

If the participant surrenders previously-owned Plan Shares (other than any Plan Shares acquired upon the exercise of an ISO which has not satisfied the ISO holding period) in payment of any or all of the exercise price of an ISO, the Plan Shares received upon exercise of the ISO equal in number to the previously-owned Plan Shares so surrendered would have the tax basis and capital gain holding period applicable to such surrendered Plan Shares. The additional Plan Shares received upon exercise of the ISO would have a tax basis equal to the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise. The ISO holding period with respect to all the Plan Shares acquired pursuant to the ISO would start on the date of exercise.

Non-Qualified Stock Options. A participant is not taxed upon grant of an NQSO. Generally, a participant will have ordinary income upon exercise of an NQSO in an amount equal to the excess of the fair market value on the date of exercise of the Plan Shares purchased over the exercise price paid upon exercise. Such excess is also subject to applicable income and employment tax withholding. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the participant upon the participant’s exercise of the option.

If the participant surrenders previously-owned shares of Common Stock in payment of any or all of the exercise price of an NQSO, the Plan Shares received upon exercise of such NQSO equal in number to the previously-owned Plan Shares so surrendered would have the tax basis and capital gain holding period applicable to such surrendered Plan Shares. The additional Plan Shares received upon exercise would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.

In addition, according to proposed regulations issued by the U.S. Treasury Department, the surrender of previously-owned shares of Common Stock acquired upon the exercise of an ISO which have not satisfied the ISO holding period in payment of any or all of the exercise price of an NQSO would not be a disqualifying disposition of the surrendered Plan Shares that would result in the recognition of ordinary income. Rather, if the participant surrenders previously-owned shares of Common Stock acquired upon the exercise of an ISO in payment of any or all of the exercise price of an NQSO, a number of Plan Shares received upon exercise of the NQSO equal to the number of previously-owned shares of Common Stock surrendered would be treated as Plan Shares received upon the exercise of the ISO and only the additional Plan Shares received upon exercise of the NQSO would be treated as such.

Restricted Stock. A participant will recognize ordinary income, and the Company will be allowed a tax deduction, at the time unrestricted stock is granted. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time stock that is subject to a “substantial risk of forfeiture” within the meaning of the Code is granted, unless the participant makes an election to accelerate recognition of the income to the date of grant as described below. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time. Any appreciation in the stock after the tax date will be taxable to the participant upon disposition at capital gains rates if the holding period for such rates is met.

Other Stock-Based Awards. The tax consequences of other stock-based awards will depend on the awards’ terms. In general, stock appreciation rights are taxed like NQSOs and restricted stock unit or performance shares are taxed much like Restricted Stock, except that, if there is no transfer of property at grant, an election to accelerate gain to the date of grant under Section 83(b) of the Code is not available.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the approval of the Kindred 2011 Stock Incentive Plan, amended and restated

PROPOSAL 4.    PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

The firm of PricewaterhouseCoopers LLP has been retained as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2014 fiscal year and to audit the Company’s internal control over financial reporting as of December 31, 2014.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012. The Audit Committee approved all services required to be so approved during 2013.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the Company’s internal control over financial reporting as of December 31, 2013 and 2012, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for each of the referenced years were $2,994,000 and $3,019,526, for the years ended December 31, 2013 and 2012, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the audit fees listed above were $73,000 and $70,000, for the years ended December 31, 2013 and 2012, respectively. For 2013 and 2012, these fees were primarily related to employee benefit plan audits.

Tax Fees

There were no fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2013 or December 31, 2012 for tax compliance, tax advice or tax planning services.

All Other Fees

PricewaterhouseCoopers LLP billed the Company $260,840 for the year ended December 31, 2013 in connection with survey matters involving the Company’s employees, $237,794 for the year ended December 31, 2012 in connection with survey matters involving the Company’s employees, and $1,800 for each of the years ended December 31, 2013 and December 31, 2012 for the license of research software used by the Company. Such fees are not otherwise included in the sections captioned “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” set forth above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, evaluating and replacing the independent registered public accounting firm, setting compensation and overseeing the services rendered by the independent registered public accounting firm. The Audit Committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent registered public accounting firm. Such services may be approved at a meeting of the Audit Committee or the Audit Committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings. All of the services described in the sections captioned “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with this policy.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014

PROPOSAL 5.    SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the 2014 Annual Meeting only if properly presented by or on behalf of the shareholder proponent.

The Firefighters’ Pension System of the City of Kansas City, Missouri Trust (the “Pension System”) has advised the Company that it intends to submit the proposal set forth below for consideration at the Annual Meeting. As of December 2, 2013, Pension System owned 200 shares of Common Stock. Provided below in the section captioned “Supporting Statement” is the Pension System’s statement in support of its proposal.

RESOLVED: that the shareholders of Kindred Healthcare, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times an executive’s base salary plus bonus will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

According to the Summary of Potential Payments Upon Termination or Change in Control on page 49 of the Company’s 2013 Proxy Statement, if there is a change of control and a named executive officer is terminated, that terminated executive officer will receive three times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination. According to the Company’s 2013 Proxy Statement, if there had been a change of control and termination on December 31, 2012, the Company’s five named executive officers would have received payments of $4.9 million, $4.0 million, $2.1 million, $2.0 million and $1.9 million per that provision. Those payments are in addition to amounts they would have received for extended employee benefits, equity awards, long-term incentive plan, and reimbursement of legal/accounting fees.

If you agree with us that the Company should seek shareholder ratification of severance packages with a total cost exceeding 2.99 times an executive’s base salary plus bonus, then please VOTE FOR this proposal.

The Board of Directors unanimously recommends that the Company’s shareholders vote AGAINST this shareholder proposal

Our Board believes that it needs the flexibility to provide competitive compensation programs, including severance agreements, which are often essential to attracting and retaining key executive talent. We believe this proposal would hinder our ability to recruit, motivate and reward qualified executives by restricting the use of an important compensation tool.

The Executive Compensation Committee, which is responsible for oversight of the Company’s executive compensation programs, reviews the Company’s severance agreements with executive officers. This Committee is comprised solely of independent, non-employee directors, who are well versed in executive compensation issues generally, as well as the issues faced by the Company specifically, and who devote considerable time and attention to these matters. The Committee also retains an independent compensation consultant to help it evaluate the Company’s executive compensation programs and policies, including severance arrangements. In evaluating these arrangements, the Committee gives due consideration to the Company’s business needs, market developments, peer companies and emerging best practices.

The Committee has approved compensation programs that are consistent with industry standards and competitive in the healthcare marketplace for executive talent. The Committee believes that the use of employment and severance agreements for a limited group of key executives is reasonable, appropriate and necessary.

The Committee believes implementation of this proposal would be costly and disruptive. Calling a special meeting of shareholders to approve an agreement prior to signing with an executive would be expensive and is clearly impractical. Alternatively, the Company would be required under this proposal to obtain shareholder approval of an employment agreement after the Company and an executive had reached an agreement on material terms. Outstanding candidates would be unlikely to leave their current employment to join the Company if the terms of their employment were contingent on obtaining shareholder approval. Delay and uncertainty would be injected into the hiring process, disadvantaging the Company in its efforts to recruit and retain the best available executive talent.

During mergers, reorganizations and other change in control transactions, it is important for management to remain focused on protecting shareholders’ interest, and not be distracted by concerns about the security of their employment. Thus, during a change in control transaction, having contractual provisions regarding severance benefits for key executives can provide a means of insuring the stability of the executive management team. This stability is in the best interest of all shareholders.

The Board believes that the responsibility for decisions for executive severance should be vested in the independent Executive Compensation Committee. The rigid and arbitrary limitations that this proposal calls for would be of no benefit to our shareholders. Based on the foregoing, the Board believes that adopting the proposed policy is unnecessary and not in the best interests of the Company and its shareholders.

The Board of Directors therefore unanimously recommends that the Company’s shareholders vote AGAINST this shareholder proposal

Shareholder Proposals and Director Nominations

The Company must receive any shareholder proposal intended to be presented at the Company’s 2015 Annual Meeting of shareholders by December 8, 2014 in order to be considered for inclusion in the Company’s proxy materials for such meeting, unless the date of our 2015 annual meeting is changed by more than 30 days from May 22, 2015, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials.

Under the Company’s advance notice provisions in its bylaws, if a shareholder wants to submit a proposal for the Company’s 2015 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy materials), or intends to nominate a person as a candidate for election to the Board directly, the shareholder can submit the proposal or nomination between February 21, 2015 and the close of business on March 23, 2015, which is between 60 days and 90 days before the anniversary of the date of the 2014 Annual Meeting. In the event the date of the 2015 Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2014 Annual Meeting, the shareholder can submit the proposal or nomination by the close of business on the date that is the later of the 60th day prior to the Company’s 2015 Annual Meeting or the 10th day following the day on which the date for the Company’s 2015 Annual Meeting is first announced or disclosed.

Shareholder and Other Communications

The Company welcomes communications to the Board of Directors and/or individual directors including the Company’s lead independent director. Shareholders or other interested parties who wish to communicate with the Board of Directors or an individual director, including the Company’s lead independent director, should send their communications to the Board of Directors or an individual director, care of the Corporate Secretary, at the Company’s principal office. All such communications will be forwarded to the Board of Directors or the individual director as appropriate.

Additional Information

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Paul J. Diaz

Chief Executive Officer

APPENDIX A

KINDRED 2011 STOCK INCENTIVE PLAN, AMENDED AND RESTATED

1.	Purpose of the Plan

This Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated (the “Plan”) is intended to promote the interests of the Company by providing the employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ of the Company.

2.	Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a)	“Affiliates” shall mean with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

(b)	“Board of Directors” shall mean the Board of Directors of Kindred.

(c)	“Cause,” when used in connection with the termination of a Participant’s employment, shall mean (i) dishonesty; (ii) deliberate and continual refusal to perform employment duties on substantially a full-time basis; (iii) failure to act in accordance with any specific lawful instructions given to the Participant in connection with the performance of his duties for the Company, unless the Participant has an existing Disability; (iv) deliberate misconduct that is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Participant that such conduct was in the best interests of the Company; or (v) conviction of or plea of nolo contendere to a crime involving moral turpitude.

(d)	“Change in Control” shall mean any one of the following events:

(i) any Person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1)(i) thereunder) (an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a director who was not an Incumbent Director shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors; or

(iii) The consummation of:

(A)	A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of Voting Securities immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such event;

(B)	A complete liquidation or dissolution of the Company; or

(C)	The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” shall have the meaning given to such term in Section 4.

(g)	“Common Stock” shall mean Kindred’s common stock, $.25 par value per share.

(h)	“Company” shall mean Kindred together with its Affiliates.

(i)	“Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

(j)	“Disability” shall mean a physical or mental condition that entitles the Participant to benefits under the Company’s long-term disability plan. For purposes of this Plan, a Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy.

(k)	“EBIT” shall mean earnings before interest and taxes.

(l)	“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

(m)	“EBITM” shall mean earnings before interest, taxes and corporate overhead or management fees.

(n)	“EBITDAR” shall mean earnings before interest, taxes, depreciation, amortization and rent.

(o)	“EBITDARM” shall mean earnings before interest, taxes, depreciation, amortization, rent and corporate overhead or management fees.

(p)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q)	the “Fair Market Value” of a Share with respect to any day shall be (i) the closing sales price on such day of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its absolute discretion.

(r)

“Good Reason” shall exist upon the occurrence, without the Participant’s express written consent, of any of the following events: (i) a material adverse change in the Participant’s authority, duties or responsibilities (other than any such change directly attributable to the fact that the Company is no longer publicly owned); (ii) the Company shall materially reduce the Base Salary or annual target bonus opportunity of the Participant; (iii) the Company shall require the Participant to relocate the Participant’s principal business office more than 30 miles, or (iv) if applicable, a material breach by the Company of the terms of a Participant’s employment agreement, where such breach constitutes “Good Reason” under such employment agreement. For purposes of this Plan, “Good Reason” as defined above shall not exist until after the Participant has given the Company notice of the applicable event within 90 days of the initial occurrence of such event and which is not remedied within 30 days after receipt of written notice from the Participant specifically delineating such claimed event and setting forth the Participant’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 60 days after receipt of such written notice. If the Company fails to cure such grounds within the applicable cure period, the Participant may voluntarily cease to provide services to the Company for Good Reason at any time during the 30-day period following the end of the cure period, after which time the applicable event shall cease to constitute Good Reason.

(s)	“Incentive Award” shall mean any award granted pursuant to the terms of the Plan.

(t)	“Incentive Stock Option” shall mean an Option which is an “incentive stock option” within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

(u)	“Kindred” shall mean Kindred Healthcare, Inc., a Delaware corporation, and its successors.

(v)	“Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option and which is identified as a Non-Qualified Stock Option in the agreement by which it is evidenced.

(w)	“Option” shall mean an option to purchase Shares granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

(x)	“Other Stock-Based Award” means an award granted to a Participant pursuant to Section 8.

(y)	“Participant” shall mean an employee of the Company to whom an Incentive Award is granted pursuant to the Plan, and upon his death, his successors, heirs, executors and administrators, as the case may be.

(z)	“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(aa)	“Performance Measures” means such measures as are described in Section 10 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(bb)	“Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(cc)	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(dd)	“Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(ee)	“Performance Target” means performance goals and objectives with respect to a Performance Period.

(ff)	“Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(gg)	“Plan” shall mean this Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, as it may be further amended from time to time.

(hh)	“Plan Amendment Date” shall have the meaning given to such term in Section 20.

(ii)	“Post-Amendment Option” shall mean any Option granted after the Plan Amendment Date.

(jj)	“Post-Amendment Restricted Share” shall mean any Restricted Share granted after the Plan Amendment Date.

(kk)	“Pre-Amendment Option” shall mean any Option granted prior to the Plan Amendment Date.

(ll)	“Pre-Amendment Restricted Share” shall mean any Restricted Share granted prior to the Plan Amendment Date.

(mm)	“Restricted Share” shall mean a Share of restricted stock granted pursuant to Section 8 hereof.

(nn)	“Retirement” shall mean the termination of the employment of a Participant with the Company on or after (i) the first date on which the Participant has both attained age 55 and completed 5 years of service with the Company or (ii) the date on which the Participant attains age 65.

(oo)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(pp)	“Share” shall mean a share of Common Stock.

(qq)	“Target Award” means the target value (as expressed in any manner deemed appropriate by the Committee) of an Incentive Award intended to qualify as Performance-Based Compensation, determined by the Committee in accordance with Section 10.

(rr)	“Voting Securities” shall mean, at any time, Kindred’s then outstanding voting securities.

3.	Stock Subject to the Plan

Subject to adjustment as provided in Section 10 hereof, the Committee may grant Incentive Awards with respect to a number of Shares that in the aggregate does not exceed the sum of (i) 3,000,000 Shares (previously approved by the Company’s shareholders at its annual meeting of shareholders held on May 26, 2011), and, (ii) subject to approval by the Company’s shareholders at its annual meeting of shareholders held in calendar year 2014, an additional 2,700,000 shares. Shares issued under the Plan may be either newly issued shares or treasury shares, at the discretion of the Committee. All Shares issued under the Plan may be available to be granted as Incentive Stock Options.

To the extent that any Shares subject to an Incentive Award are forfeited, cancelled, exchanged or surrendered or if an Incentive Award otherwise terminates or expires without a distribution of Shares to the Participant, including, without limitation, Incentive Awards that fail to vest in whole or in part as a result of a failure to achieve any performance goals applicable to such Incentive Awards, the Shares with respect to such Incentive Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Incentive Awards under the Plan. Notwithstanding the foregoing, (i) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of an Option or stock appreciation right granted under the Plan, including the satisfaction of the tax withholding obligations related to such exercise or settlement of any Option or stock appreciation right, shall not be available for subsequent Incentive Awards under the Plan, (ii) notwithstanding that a stock appreciation right is settled by the delivery of a net number of Shares, the full number of Shares underlying such stock appreciation right shall not be available for subsequent Incentive Awards under the Plan, and (iii) Shares repurchased on the open market with the proceeds of an exercise price shall not again be made available for issuance under the Plan. In addition, (x) Shares withheld by the Company to satisfy the tax withholding obligations related to the vesting or settlement of any restricted shares, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses, share-denominated performance units or other full value award shall again be available for grants of Incentive Awards pursuant to the Plan, (y) to the extent an Incentive Award is paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Incentive Awards pursuant to the Plan and (z) Shares underlying Incentive Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Incentive Awards under the Plan. Shares covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) as provided in the Plan shall not count as used under the Plan for purposes of this Section 3.

Subject to adjustment as provided in Section 10, the maximum number of Shares that may be covered by Incentive Awards granted under the Plan to any single Participant in any calendar year shall not exceed 500,000 Shares. To the extent that Incentive Awards terminate, expire or are cancelled without having been exercised, vested or paid, the Shares covered thereby shall continue to count against the annual maximum number of Shares with respect to which Incentive Awards may be granted to a Participant.

4.	Administration of the Plan

The Plan shall be administered by a committee of the Board (the “Committee”) consisting of two or more persons, each of whom shall be a (i) “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act (ii) an “outside director” within the meaning of Treasury Regulation section 1.162-27(e)(3) promulgated under Section 162(m) of the Code and (iii) an “independent” director as required by NYSE or any security exchange on which the Common Stock is listed. The Committee shall from time to time designate the employees of the Company who shall be granted Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Section 157 of the Delaware General Corporation Law.

The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties.

The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Incentive Awards, to maintain records relating to Incentive Awards, to process or oversee the issuance of Shares under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4), (ii) to take any action that would cause Incentive Awards intended to qualify as Performance-Based Compensation to fail to so qualify, (iii) to take any action inconsistent with Section 409A of the Code or Section 16 of the Securities Exchange Act of 1934, or (iv) to take any action inconsistent with applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) subject to Sections 6(c)(i), extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award (other than with respect to Options or unvested performance-based

Incentive Awards); provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code in respect of any Incentive Award. In addition, the Committee may modify, any Incentive Award to make it consistent with other agreements approved by the Committee, provided, however, that if such modification would impair the rights of a Participant under an outstanding Incentive Award, such modification may not be made without the consent of such Participant.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee; provided that, no payment shall be made with respect to any Incentive Award that is subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

Neither the Committee nor any member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company who are largely responsible for the management, growth and protection of the business of the Company (including officers of the Company, whether or not they are directors of the Company) as the Committee shall select from time to time.

6.	Options

The Committee may grant Options pursuant to the Plan which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

(a)	Identification of Options

All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or Non-Qualified Stock Options.

(b)	Exercise Price

The exercise price of any Option granted under the Plan shall be not less than 100% of the Fair Market Value of a Share on the date on which such Option is granted. Notwithstanding the foregoing, a Non-Qualified Stock Option may be granted with an exercise price lower than set forth in the preceding sentence, provided that such Non-Qualified Stock Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

(c)	Term and Exercise of Options

(i) Each Option shall be exercisable on such date or dates, during such period and for such number of Shares as shall be determined by the Committee on the day on which such Option is granted and set forth in the agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option was granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. No Option shall provide for rights to dividends or dividend equivalents.

(ii) Each Option shall be exercisable in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Corporate Secretary, no less than three business days in advance of the effective date of the proposed exercise (or such longer or shorter period as determined by the Committee in its sole discretion from time to time). Such notice shall specify the number of Shares with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for Shares purchased upon the exercise of an Option shall be made on the effective date of such exercise (i) in cash, by certified check, bank cashier’s check or wire transfer, (ii) in Shares previously owned by the Participant for at least six months and valued at their Fair Market Value on the effective date of such exercise, or (iii) partly in Shares described in clause (ii) with the balance in cash, by certified check, bank cashier’s check or wire transfer. In addition, Options may be exercised (a) through a registered broker-dealer or (b) through the Company, in each case pursuant to cashless exercise or net settlement procedures which are, from time to time, deemed acceptable by the Company, or (c) through any other procedure approved by the Committee from time to time. Any payment in Shares shall be effected by the delivery of such Shares to the Corporate Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Corporate Secretary of the Company shall require from time to time.

(iv) Certificates for Shares purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised.

(v) During the lifetime of a Participant, each Option granted to him shall be exercisable only by him. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

(d)	Limitations on Grant of Incentive Stock Options

(i) The aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” of the Company as such term is defined in Section 424(f) of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of Shares with respect to such incentive stock options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Kindred or any of its “subsidiaries” (within the meaning of Section 424(f) of the Code), unless (i) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a Share at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e)	Effect of Termination of Employment

(i) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate for any reason other than Disability, Retirement, Cause or death (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for 90 days after such termination, at which time they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(ii) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Retirement of the Participant, (A) such Participant shall be entitled to exercise Options granted to him hereunder to the extent that such Options were exercisable at the time of such termination (x) in the case of Non-Qualified Stock Options, for two years after the date of Retirement and (y) in the case of Incentive Stock Options, for 90 days after Retirement, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(iii) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant, all then outstanding Options of such Participant shall become immediately exercisable and such Participant shall be entitled to exercise Options granted to him hereunder (x) in the case of Non-Qualified Stock Options, at any time within two years after the date of death or the determination of Disability, and (y) in the case of Incentive Stock Options, at any time within one year after the date of death or determination of Disability; provided, however, that no Option shall be exercisable after the expiration of its term.

(iv) Unless otherwise specified in an individual grant agreement, in the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant (whether or not then exercisable) shall expire at the commencement of business on the date of such termination.

(f)	Consequences of a Change in Control

(i) Pre-Amendment Options. Unless otherwise specified in an individual grant agreement, upon the occurrence of a Change in Control, each Pre-Amendment Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

(ii) Post-Amendment Options. Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Participant’s termination by the Company other than for Cause, or by the Participant for Good Reason, in either case within the 18-month period immediately following a Change in Control, each outstanding Post-Amendment Option granted to such Participant shall become fully vested and immediately exercisable as of the date of such termination.

7.	Restricted Shares

The Committee may grant Restricted Shares pursuant to the Plan, which Restricted Shares shall be evidenced by agreements in such form as the Committee shall from time to time approve. Restricted Shares shall comply with and be subject to the following terms and conditions:

(a)	Vesting

Subject to the provisions of Section 7(b) hereof, the Restricted Shares granted to a Participant shall not be transferred, pledged, assigned or otherwise encumbered and shall be subject to forfeiture until such Restricted Shares vest and become fully transferable without restriction according to the vesting schedule set forth in the agreement evidencing such Restricted Shares. The Committee shall impose such other conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, service-based restrictions on vesting following the attainment of the performance goals, service-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Notwithstanding the foregoing, no more than five percent (5%) of the maximum aggregate number of Shares authorized for issuance under Section 3 shall be subject to service-based Restricted Share grants that vest more rapidly than annual pro rata vesting over a three (3) year period. Any Awards of Restricted Shares providing for vesting upon the attainment of performance goals shall also provide for a performance period of at least twelve (12) months.

(b)	Effect of Termination of Employment

(i) Unless otherwise specified in an individual grant agreement, if employment of a Participant with the Company shall terminate prior to the scheduled vesting dates of any Restricted Shares (whether service-based or performance-based) for any reason other than death or Disability, all Restricted Shares awarded to such Participant that have not vested shall be forfeited on the date of such termination without payment of any consideration therefor.

(ii) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant prior to the expiration of any applicable service or performance-based vesting period, (i) with respect to Restricted Shares subject to service-based vesting requirements, all such Restricted Shares awarded to such Participant shall immediately vest and (ii) with respect to Restricted Shares subject to performance-based vesting, such Restricted Shares shall vest on a prorated basis to reflect the portion of the applicable performance period during which the Participant was actually employed, assuming target performance was achieved.

(c)	Consequences of a Change in Control

(i) Pre-Amendment Restricted Shares. Unless otherwise specified in an individual grant agreement, upon a Change in Control, each Pre-Amendment Restricted Share granted under the Plan and outstanding at such time shall vest and become fully transferable; provided that any Pre-Amendment Restricted Shares subject to performance-based vesting shall be deemed to vest as if target performance was achieved.

(ii) Post-Amendment Restricted Shares. Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Participant’s termination by the Company other than for Cause, or by the Participant for Good Reason, in either case within the 18-month period immediately following a Change in Control, each outstanding Post-Amendment Restricted Share granted to such Participant shall vest and become fully transferable as of the date of such termination, provided, any Post-Amendment Restricted Shares subject to performance-based vesting shall be deemed to vest as if target performance was achieved.

8.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine (“Other Stock-Based Awards”), which such Other Stock-Based Awards shall be evidenced by agreements in such form as the Committee shall from time to time approve. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses or share-denominated performance units, and (iv) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of Shares that is specified at the time of the grant of such award; provided further that to the extent that any such Other Stock-Based Award is subject to Section 409A of the Code, the agreement evidencing the grant of such Other Stock-Based Award shall contain terms and conditions (including, without limitation, deferral and payment provisions), that comply with Section 409A of the Code and the regulations promulgated thereunder.

9.	Performance-Based Compensation

The Committee may grant Incentive Awards intended to qualify as Performance-Based Compensation pursuant to the Plan which shall comply with and be subject to the following terms and conditions:

(a)	Establishment of Certain Conditions

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period. The Committee shall also determine the length of the Performance Period with respect to each Incentive Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than twelve (12) months.

(b)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b) relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) pre-tax profit, gross profit or operating gross profit, (v) cash flow measures, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) account receivable collection days, (xiv) EBIT, EBITDA, EBITM, EBITDAR, EBITDARM and any derivative thereof, (xv) economic value added or other value added measurements, (xvi) individual management, performance or quality objectives or (xvii) any combination of the foregoing. Any Performance Measure(s) may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

The measurement of any Performance Measure(s) may exclude the impact of charges for asset write-downs, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(c)	Calculation and Written Determinations

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code. Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of performance goals, and the amount payable with respect to an Incentive Award intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Incentive Award granted to a Covered Employee, that the performance goals and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.

(d)	Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. The foregoing notwithstanding, with respect to any Incentive Award intended to qualify as Performance-Based Compensation that is to be settled in Shares, the Committee shall not have the discretion to reduce or eliminate the amount payable to any Participant with respect to such Incentive Award unless the Committee expressly reserves the right to exercise such discretion in the agreement evidencing the grant of such Incentive Award.

(e)	General

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation. In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10.	Adjustment Upon Changes in Common Stock

(a)	Shares Available for Grants

In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number and classes of Shares and limits on Incentive Awards with respect to which the Committee may grant Incentive Awards shall be appropriately adjusted by the Committee. In the event of any change in the number of Shares outstanding by reason of any other similar event or transaction, the Committee shall make equitable adjustments in the number and class of Shares with respect to which Incentive Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the number of Shares subject to each outstanding Incentive Award and the exercise price per Share of each such Incentive Award.

(c)	Adjustments to Outstanding Incentive Awards

(i) In the event of any change in the capitalization of the Company or other corporate change or transaction involving the Company or its securities, the Committee shall, to the extent it deems appropriate, make equitable adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in the exercise price of any such Incentive Awards. In the event of the occurrence of any transaction or event that has a substantial impact on the achievement of performance goals, the Committee shall, to the extent it deems appropriate, make equitable adjustments it deems appropriate to any such performance goals with respect to any then-current performance period.

(ii) In the event of (w) a dissolution or liquidation of the Company, (x) a sale of all or substantially all of the Company’s assets, (y) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (z) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, subject to Section 409A of the Code to the extent applicable, either:

(A)	cancel each Incentive Award outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, in respect of each Share subject to such Incentive Award, equal to (x) the value of the property (including cash), as determined by the Committee in its reasonable discretion, received by the holder of a Share as a result of such event over (y) to the extent applicable, the per Share exercise price of such Incentive Award; or

(B)	provide for the exchange of each Incentive Award outstanding immediately prior to such event (whether or not then vested or exercisable) for an option, a stock appreciation right or a share of restricted stock with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment, in accordance with U.S. Department of Treasury Regulation §1.409A-1(b)(5)(v)(D), in the exercise price of the option or stock appreciation right, and/or the number of shares or amount of property subject to the option, stock appreciation right or share of restricted stock, or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of such Incentive Award.

(d)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Incentive Award or the exercise price, as applicable, of any Incentive Award.

11.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any Shares covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12.	No Special Employment Rights; No Right to Incentive Award; Sale of a Division or Affiliate

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

(c) For all purposes of this Plan, the employment of a Participant with the Company shall be deemed to have terminated without Cause upon a sale or other disposition by Kindred, directly or indirectly, of an Affiliate or any division or business unit of the Company to which such Participant is allocated by the Committee, unless the Committee, in its sole discretion, determines otherwise.

13.	Securities Matters

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The exercise of any Incentive Award (including, without limitation, any Option) granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Incentive Award granted hereunder in order to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes

(a)	Cash Remittance

When Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant prior to the delivery of any certificate or certificates for such Shares. In addition, the Company shall have the right to withhold from any cash payment made in settlement of an Incentive Award an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such settlement.

(b)	Stock Remittance

At the prior written election of the Participant, when Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Participant may tender to the Company a number of Shares previously held by such Participant for at least six months determined by such Participant, the Fair Market Value of which at the tender date the Company determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant and not greater than the Participant’s required federal, state and local tax obligations associated with such exercise, vesting, payment or grant. Such election shall satisfy the Participant’s obligations under Paragraph 14(a) hereof, if any.

(c)	Stock Withholding

At the prior written election of the Participant, when Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Company shall withhold a number of such Shares determined by such Participant, the Fair Market Value of which at the exercise, vesting, payment or grant date the Company determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant and is not greater than the Participant’s statutory minimum required federal, state and local tax obligations associated with such exercise or grant. Such election shall satisfy the Participant’s obligations under Paragraph 14(a) hereof, if any.

15.	Amendment of the Plan

The Board of Directors may amend, alter or discontinue the Plan or any Award granted thereunder, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent. In addition, except as otherwise provided in Section 10 of the Plan, (i) increasing the total number of Shares reserved for the purpose of the Plan, and (ii) repricing of Options, stock appreciation rights and other purchase rights, such that the exercise price of any such award is reduced, whether through amendment, cancellation or replacement in exchange for another Incentive Award or cash payment, is prohibited unless such increase or repricing is approved by the Company’s stockholders.

16.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award, as applicable.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised or paid only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

20.	Effective Date and Term of Plan

The Plan was initially adopted by the Board of Directors on March 21, 2011; no grants may be made under the Plan after the tenth anniversary of such date. The Plan was amended and restated in its entirety effective as of the date of its approval by shareholders at Kindred’s 2014 annual shareholders’ meeting (the “Plan Amendment Date”).

21.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Kentucky without regard to its conflict of law principles.

22.	Code Section 409A

The Company intends that the Plan and each Incentive Award granted hereunder shall comply with, or be exempt from, Section 409A of the Code and any regulations thereunder and that the Plan shall be interpreted, operated and administered accordingly. Any reservation of rights by the Company (including, without limitation, the rights of the Committee under Section 10(c)(ii) hereof) affecting the timing of payment of any Incentive Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

23.	Clawback Policies

Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under this Plan and each Participant, by accepting an Incentive Award pursuant to this Plan, agrees to comply with any Company request or demand for such recoupment.

KINDRED HEALTHCARE, INC.680 SOUTH FOURTH STREETLOUISVILLE, KY 40202-2412VOTE BY INTERNET—www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 P.M. Eastern Time the day before the meeting date. Have your proxy cardin hand when you call and then follow the instructions. VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kindred Healthcare, Inc.,c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Kindred Healthcare, Inc. inmailing proxy materials, you can consent to receiving all future proxy statements,proxy cards and annual reports electronically via e-mail or the Internet. To signup for electronic delivery, please follow the instructions above to vote usingthe Internet and, when prompted, indicate that you agree to receive or accessshareholder communications electronically in future years.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M70729-P50360KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KINDRED HEALTHCARE, INC.The Board of Directors recommends you vote FOR thefollowing nominees:1. Election of DirectorsNominees:1a. Joel Ackerman1b. Jonathan D. Blum1c. Thomas P. Cooper, M.D.1d. Paul J. Diaz1e. Heyward R. Donigan1f. Richard Goodman1i. John H. Short, Ph.D.1g. Christopher T. Hjelm1j. Phyllis R. Yale1h. Frederick J. Kleisner The Board of Directors recommends you vote FOR the following proposals: For Against Abstain2. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THECOMPANY’S EXECUTIVE COMPENSATION PROGRAM.3. PROPOSAL TO APPROVE THE KINDRED HEALTHCARE,INC. 2011 STOCK INCENTIVE PLAN, AMENDED ANDRESTATED.4. PROPOSAL TO RATIFY THE APPOINTMENT OFPRICEWATERHOUSECOOPERS LLP AS THE COMPANY’SINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM! ! ! FOR FISCAL YEAR 2014.The Board of Directors recommends you vote AGAINSTthe following proposal:5. SHAREHOLDER PROPOSAL TO REQUEST THE BOARDOF DIRECTORS TO TAKE THOSE ACTIONS DESCRIBEDIN “PROPOSAL 5. SHAREHOLDER PROPOSAL” IN THEACCOMPANYING PROXY STATEMENT.For Against AbstainPlease sign exactly as your name(s) appear(s). When signing as attorney, executor,administrator, or other fi duciary, please give full title as such. Joint owners should eachsign personally. If a corporation or partnership, please sign in full corporate or partnershipname by authorized offi cer.Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

KINDRED HEALTHCARE, INC.680 SOUTH FOURTH STREETLOUISVILLE, KENTUCKY 40202NOTICE OF ANNUAL MEETING OF SHAREHOLDERSTO BE HELD ON MAY 22, 2014The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”)will be held at 9:00 a.m., local time on Thursday, May 22, 2014, at the New York Palace,455 Madison Avenue, New York, New York 10022.IT IS IMPORTANT THAT YOU VOTE THESE SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING ORNOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONALSOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTEIN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Proxy Card and Annual Report/Form 10-K are available at www.proxyvote.com. M70730-P50360PROXYKINDRED HEALTHCARE, INC.680 SOUTH FOURTH STREETLOUISVILLE, KENTUCKY 40202PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 22, 2014The undersigned hereby appoints Stephen D. Farber, Executive Vice President, Chief Financial Offi cer, and Stephen R. Cunanan,Chief People Offi cer, or either of them, with full power of substitution, as the true and lawful attorneys and proxies tovote, as indicated on the reverse hereof, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation(the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the New York Palace,455 Madison Avenue, New York, New York 10022, on Thursday, May 22, 2014 at 9:00 a.m., local time, or at any adjournmentsor postponements thereof, with all the powers the undersigned would possess if then and there personally present, upon thematters described in the notice of Annual Meeting of Shareholders and proxy statement, dated April 3, 2014, receipt of which ishereby acknowledged, and upon any other business that may come before the Meeting or any such adjournment or postponementthereof, including without limitation to vote for the election of such substitute nominee(s) for director in the event any of thenominee(s) named on the reverse side become(s) unable to serve.PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.